                                                                    Exhibit 10.2


                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated as of March 24, 2004 (the "EFFECTIVE DATE"), is by and between ADAMS LABORATORIES, INC., a Texas corporation d/b/a Adams Respiratory Therapeutics ("SELLER"), and CARDINAL HEALTH PTS, LLC, a Delaware limited liability company ("PURCHASER").

      A. Seller leases and operates a manufacturing plant located at 14801 Sovereign Road, Fort Worth, Texas 76155-2645 (as further defined in Section 1.1.1(a), the "PLANT"; an index of defined terms is set forth in Section 8.16). At the Plant, Seller is engaged in, among other things, developing, manufacturing and selling Adams Products. "ADAMS PRODUCTS" means all products for which Seller now has or prior to Closing obtains the rights to market or sell and specifically includes without limitation products currently marketed or planned to be marketed under the Mucinex(R) brand, the ALLERx(R) brand, the Aquatab(R) brand or any replacement or successor brand of such brands and also includes any experimental (pre-commercial) product. Seller desires to divest that portion of its business (the "TRANSFERRED BUSINESS") that relates solely or primarily to the manufacture of Adams Products.

      B. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Seller desires to sell, and Purchaser desires to purchase, Seller's assets relating to the Transferred Business.

      NOW, THEREFORE, in consideration of the foregoing recitals and of the respective covenants, agreements, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                          ARTICLE I - PURCHASE AND SALE

      1.1 Agreement to Sell. At the Closing and except as otherwise specifically provided in Section 2.3 hereof, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to the Purchased Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever except Permitted Liens.

            1.1.1 Purchased Assets. The term "PURCHASED ASSETS" shall mean the following business operations, assets, properties and rights of Seller existing as of the date of the Closing, except as otherwise expressly provided in Section
1.1.2 or 2.3 hereof:

                  (a) All of Seller's interests in certain real property leased by Seller and used in connection with the Transferred Business and located at 14801 Sovereign Road Fort Worth, Texas 76155-2645, which interests, together with the lease relating thereto (the "REAL PROPERTY LEASE") are more particularly described on SCHEDULE 1.1.1(a) (the property described in this Section 1.1.1(a) referred to as the "PLANT");

                  (b) All fixtures, installations, machinery, equipment and spare parts, to the extent not constituting real property under applicable law, vehicles, furniture, tools, office and laboratory equipment and other personal property located at the Plant, including but not limited to those identified in SCHEDULE 1.1.1(b) of the Disclosure Schedule (the personal property transferred under this paragraph collectively referred to as the "TANGIBLE PERSONAL PROPERTY");
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                  (c) Seller's inventories of work in process (including bulk
      (unpackaged) tablets), raw materials, packaging materials, other materials and supplies held for use in the ordinary course of operating the Plant and operating the Tangible Personal Property, including without limitation all inventory (other than finished goods) at the Plant and in the possession of contractors providing outsourcing services with respect to that inventory, but excluding in each case obsolete goods, materials and supplies and excluding inventories of Adams Products packaged or shipped prior to Closing (collectively, the "INVENTORY");

                  (d) All prepaid expenses and deposits relating to the Transferred Business or the Plant other than the prepaid expenses and deposits listed on SCHEDULE 1.1.2(g);

                  (e) Copies of all files, books, records, data, plans and other information relating to the Purchased Assets or the Transferred Business, including without limitation all manufacturing processes and procedures, analytical procedures, quality assurance and control procedures, sampling procedures, controlled documents, operational and environmental systems and records, standard operating procedures, policies or other documents relating to environmental, health and safety matters, customer and supplier lists, equipment manuals and maintenance records, building and equipment blueprints and specifications, drawings and designs, real estate surveys and reports, abstracts of title, computer software, documentation and related object and source code (to the extent owned or assignable by Seller), and other data used or held for use in connection with the operation of the Transferred Business (all of the foregoing items shall collectively be referred to as the "BOOKS AND RECORDS"). The Seller shall have a right to retain originals of all Books and Records. The parties acknowledge and agree that they may determine additional items constitute Books and Records pursuant to the foregoing definition, and each party agrees to promptly inform the other party of any additional items that such party believes constitute additional Books and Records;

                  (f) All of Seller's rights under each written or oral contract, agreement, warranty relating to any Tangible Personal Property or other Purchased Asset, lease, plan, instrument, registration, license, permit or approval, or other document, commitment, arrangement, undertaking, practice or authorization entered into primarily or exclusively in connection with the Transferred Business or the Purchased Assets, identified on SCHEDULE 3.1.17;

                  (g) All rights under express or implied warranties relating to the Transferred Business or the Purchased Assets;

                  (h) All rights to use the information included in the Books and Records and the right to use manufacturing processes, know how and similar information or intellectual property whether included in the Books and Records, transferred as a result of employment by Purchaser of Transferring Employees or otherwise relating to the other Purchased Assets and properly obtained by Purchaser, excluding only Seller's Proprietary Rights as defined in 1.1.2(b) (such non-excluded rights are referred to as "TRANSFERRED KNOW HOW"); and


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                  (i) All other properties and assets of every kind and nature, real or personal, tangible or intangible, located at the Plant and owned by Seller or its Affiliates and used or held for use exclusively or primarily in connection with the Transferred Business and not otherwise specifically excluded under Section 1.1.2. An "AFFILIATE" of a person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

            1.1.2 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any of the following (the "EXCLUDED ASSETS"):

                  (a) Those certain fixtures, installations, machinery, equipment and spare parts, to the extent not constituting real property under applicable law, vehicles, furniture, tools, office and laboratory equipment and other personal property located at the Plant and identified in SCHEDULE 1.1.2(a) of the Disclosure Schedule (Seller shall provide an updated SCHEDULE 1.1.2(a) to Purchaser no less than five (5) business days prior to the Closing Date which may identify additional excluded items, provided however that such updated schedule shall not include assets that are not on SCHEDULE 1.1.2(a) attached hereto which (x) relate to the Transferred Business or (y) would cause the representation in clause (e) of Section 3.1.13 to be inaccurate or (z) that were included on Schedule 1.1.1(a) as of the Effective Date and have a replacement cost in excess of $5,000 with respect to any item or $15,000 in the aggregate unless Seller can demonstrate to Purchaser's reasonable satisfaction that such assets were purchased after the Balance Sheet Date for use by Seller at a location other than the Plant);

                  (b) The patents and trademarks of Seller including those set forth on SCHEDULE 1.1.2(b) of the Disclosure Schedule, Seller's rights to market and sell Adams Products, Seller Confidential Information that relates solely to the Adams Products ("SELLER'S PROPRIETARY RIGHTS");

                  (c) The contract rights relating to the Transferred Business or the Plant and set forth on SCHEDULE 1.1.2(c) of the Disclosure Schedule;

                  (d) The originals of the Books and Records;

                  (e) All tangible properties of Seller located at any location other than the Plant that are not set forth on SCHEDULE 1.1.1(b) of the Disclosure Schedule;

                  (f) All cash on hand and on deposit in banks, cash equivalents and investments, and all accounts, notes and royalties receivable, and other rights accruing before the Closing Date to receive cash including contingent rights such as tax refunds;

                  (g) The prepaid expenses and deposits listed on SCHEDULE 1.1.2(g), which Seller shall update at least three business days prior to Closing with the consent of Purchaser not to be unreasonably withheld;

                  (h) All tangible personal property disposed of or consumed in the ordinary course of business between the Effective Date and the Closing Date;

                  (i) The corporate seals, certificates of incorporation, bylaws, qualifications to conduct business as a foreign corporation, taxpayer and other identification numbers, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller;


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                  (j) All insurance policies relating to the Transferred
      Business, including policies relating to property, liability, business interruption, health and workers' compensation and lives of officers of Seller;

                  (k) Pension, profit sharing or savings plans and trusts and the assets thereof and any other benefit plan set forth on SCHEDULE 3.1.19 of the Disclosure Schedule;

                  (l) Any contracts entered into by Seller or by which Seller or any of the Purchased Assets is bound, other than the Assumed Contracts;

                  (m) Rights to enforce covenants and warranties not included in the Purchased Assets;

                  (n) Insurance policies; and

                  (o) Seller's finished goods inventory as of the Closing Date.

      1.2 Agreement to Purchase. At the Closing, Purchaser shall purchase the Purchased Assets from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties, covenants and agreements of Seller contained herein, in exchange for the Purchase Price. In addition, Purchaser shall assume at the Closing and agree to pay, discharge or perform, as appropriate, the Assumed Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume or be responsible for any liabilities or obligations of Seller or otherwise relating to any of the Purchased Assets.

      1.3   The Purchase Price.

            1.3.1 Payment of Purchase Price. The Cash Payment, the Inventory Cost and the Upgrade Savings are hereinafter sometimes referred to, collectively, as the "PURCHASE PRICE" and shall be paid as follows:

                  (a) Cash Payment. At the Closing, Purchaser shall pay to Seller an aggregate amount equal to: (i) $5,000,000, (ii) plus amounts incurred as of the Closing by Seller in connection with the purchase and installation of the Thomas Engineering, Inc. tablet press that have been approved by Purchaser in advance of incurring such amounts, (iii) plus $152,000 paid by Seller as satisfaction in full of the indebtedness set forth on SCHEDULE 1.3.1(a) and (iv) less the accrued but unpaid vacation liability as of the Closing assumed by the Purchaser for the Transferring Employees, an estimate of which as of the Effective Date is set forth on
      SCHEDULE 1.3.1(a) which Seller shall update at least three business days prior to Closing (the "CASH PAYMENT").

                  (b) Inventory Cost. At Closing, Purchaser and Seller shall agree upon the ending inventory set forth on SCHEDULE 1.3.1(b), which shall be based upon a physical inspection of all the inventory in the Plant that shall be performed by the parties hereto, no more than five (5) days prior to Closing and updated after the close of business on the day before the Closing (the "CLOSING INVENTORY BALANCE"). Purchaser shall adjust the line items on the Closing Inventory Balance at the end of each month to reflect the inventory on hand at the end of each month. Purchaser will pay Seller for inventory included in the Closing Inventory Balance that is consumed each month after the Closing, until the entire Closing Inventory Balance is consumed. Such payment shall be made


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      within 30 days of the end of such month. For purposes of this Section
      1.3.1(b), "consumed" means the monthly reduction in the Closing Inventory Balance.

            For example, but not by means of limitation, if at the beginning of any month after the Closing, the Closing Inventory Balance for bulk Guaifenesin is $80,000, work-in-process is $50,000, and Guifenesin held as raw materials is $100,000, and the Closing Inventory Balance at the end of such month, as adjusted for that month's usage, is $10,000 of bulk Guaifenesin, $0 work-in-process and $20,000 for Guifenesin held as raw materials, the Purchaser will be deemed to have consumed $70,000 of bulk Guaifenesin, $50,000 work-in-process and $80,000 Guifenesin held as raw materials. For the avoidance of doubt, once Purchaser has paid to Seller an amount to reflect a reduction in a line item in the Closing Inventory Balance, such item shall be fully paid for and Purchaser shall have no further obligation to Seller with respect to the same (i.e., Purchaser will not make additional payments to Seller for the same item that moves from raw materials, to work-in-process and then to bulk product). Purchaser shall use commercially reasonable efforts to use the inventory included in the Purchased Assets prior to the use of any inventory acquired after the Closing Date. The aggregate amount payable pursuant to this Section 1.3.1(b) is referred to as "INVENTORY COST". Upon reasonable notice the Seller shall have the right to review the Purchaser's records related to the inventory and, at its expense, conduct an investigation of the inventory records. If after such investigation the Seller disputes the Purchaser's determination of the consumption of the inventory, the Seller may invoke the provisions of Section 6.5 of this Agreement.

                  (c) Savings on Plant Upgrades. Within ninety (90) days after the third anniversary of the Closing Date, Purchaser shall pay Seller an amount equal to 50% of the excess, if any, of (i) $* over (ii) reasonable actual out-of-pocket costs incurred by Purchaser and its Affiliates from the Closing Date through the third anniversary of the Closing Date to upgrade the Plant to provide for manufacturing in accordance with cGMP. Any amount paid pursuant to subsection (a) above relating to the satisfaction of indebtedness relating to the Thomas Press shall be treated as a cost incurred by Purchaser under clause (ii) above. Any amount payable pursuant to this Section 1.3.1(c) is referred to as the "Upgrade Savings". For example, if Purchaser incurs $* of qualified costs to upgrade the Plant, then Purchaser would owe Seller $* pursuant to this
      Section 1.3.1(c), and if Purchaser incurred $* of qualified costs to upgrade the Plant, then Purchaser would not owe Seller any amount pursuant to this Section 1.3.1(c).

                  (d) Payment Method. All payments under this Agreement shall be payable by wire transfer of immediately available funds to such account as the receiving party shall designate in writing to the paying party.

            1.3.2 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets acquired hereunder in a manner to be determined by Purchaser prior to Closing in its reasonable discretion with the consent of Seller, which consent shall not be unreasonably withheld. Seller and Purchaser shall file all applicable federal, state, local and foreign tax returns and forms, including, Form 8594, consistent with such allocation.



                                       5



----------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

      1.4   Liabilities and Obligations of Seller.

            1.4.1 Assumed Liabilities. At the Closing, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following, and only the following, liabilities and obligations of Seller (the "ASSUMED LIABILITIES"):

                  (a) all liabilities and obligations of Seller in respect of the Assumed Contracts that are disclosed in the text of the Assumed Contracts (including any exhibits or other attachments) as delivered to Purchaser prior to the Effective Date and accrue subsequent to the effective time of the Closing; provided, that, without limiting the generality of the foregoing, Purchaser shall not, and does not, assume or agree to pay, discharge or perform (i) any liabilities or obligations required to be performed by Seller prior to the Closing Date, (ii) any liabilities or obligations arising out of any breach by Seller of any provision of any Assumed Contract prior to the Closing Date, or the date of assignment if later, or (iii) amounts owed by Seller for goods purchased by Seller, or services provided to Seller, prior to the Closing Date;

                  (b) all liabilities and obligations of Seller in respect of the Real Property Lease that are disclosed in the text of the Real Property Lease (including any exhibits or other attachments) as delivered to Purchaser prior to the Effective Date and accrue subsequent to the effective time of the Closing; provided, that, without limiting the generality of the foregoing, Purchaser shall not, and does not, assume or agree to pay, discharge or perform (i) any liabilities or obligations required to be performed by Seller prior to the Closing Date, or (ii) any liabilities or obligations arising out of any breach by Seller of any provision of the Real Property Lease prior to the Closing Date;

                  (c) all liabilities relating to the Transferred Business accruing after the Closing;

                  (d) as set forth in Section 8.3, one-half of any federal, state or local tax incident to or arising as a consequence of the negotiation or consummation of this Agreement and the transactions contemplated hereby by Seller;

                  (e) any liability or obligation arising after the Closing with respect to any Plant Employees employed or engaged by Purchaser after the Closing, including any liability for salaries, wages, payroll taxes, severance pay entitlements, health, medical, retirement, vacation or deferred compensation benefits or any other obligations or expenses arising out of or relating to the employment by Purchaser of the Plant Employees or Purchaser's termination of such employees. Purchaser shall retain and shall assume and discharge all liabilities and costs under the Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA") (including liabilities for violations thereof) as to those employees Plant Employees that commence employment with Purchaser immediately following the Closing for all "qualifying events" (as defined in COBRA) occurring with respect to those Plant Employees that commence employment with Purchaser and their dependents after the Closing;

                  (f) all accrued but unpaid vacation determined as of the Closing Date for the Transferring Employees (for clarification purposes, Purchaser shall not incorporate such vacation expense for the Transferring Employees into the cost of goods under the Supply Agreement);


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
                  (g) any liability and obligation, including open purchase orders that relate to the new Thomas Engineering, Inc. tablet press, approved by Purchaser in writing prior to the Closing Date, that are not incurred or paid as of the Closing Date; or

                  (h) those certain liabilities and obligations for inventory in transit at Closing that are (x) set forth on SCHEDULE 1.4.1(h) as amended no less than three business days prior to the Closing Date with the consent (not to be unreasonably withheld) of the Purchaser and (y) not included in the Closing Inventory Balance.

            1.4.2 Liabilities and Obligations Retained by Seller. In no event, however, shall Purchaser assume or incur, nor does Purchaser assume or incur, any liability or obligation of Seller, under this Section 1.4 or otherwise, in respect of any of the following:

                  (a) any malpractice, product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product licensed, sold, distributed, leased or manufactured by or on behalf of Seller on or prior to the Closing Date, in each case including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for special, incidental or consequential damages, including without limitation lost revenues or income;

                  (b) any federal, state or local income or other tax (i) payable with respect to operation of the Purchased Assets or the Transferred Business on or prior to the Closing, or the other business, assets, properties or operations of Seller or any of its subsidiaries, or
      (ii) except as provided in Section 8.3, incident to or arising as a consequence of the negotiation or consummation of this Agreement and the transactions contemplated hereby by Seller;

                  (c) any liability or obligation under or in connection with Excluded Assets;

                  (d) any liability or obligation relating to any present or former employees, agents, independent contractors or consultants of Seller, including any liability for accrued salaries, wages, payroll taxes, severance pay entitlements, health, medical (including COBRA), retirement, vacation or deferred compensation benefits or any other obligations or expenses arising out of or relating to the employment by Seller of its employees or Seller's termination of such employees except in each case, as expressly provided for in Section 1.4.1 (e);

                  (e) any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and the fees and expenses of counsel, accountants and other experts;

                  (f) any liability or obligation with respect to the return of goods manufactured on or prior to the Closing Date by Seller and in the possession of suppliers, distributors, resellers or customers; or


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                  (g) any other liability or obligation of Seller other than as expressly set forth in this Section 1.4.1.



      1.5 Proration of Certain Items. Payments in respect of the Real Property Lease or equipment leases included in the Assumed Contracts in respect of the month in which the Closing occurs and utility, water and sewer use charges shall be apportioned and adjusted as of the Closing Date. Appropriate cash payments by Seller or Purchaser, as the case may require, shall be made from time to time, as soon as practicable after the facts giving rise to the obligation for such payments are known, to give effect to the prorations provided for in this
Section 1.5.

                  ARTICLE II - CLOSING AND THIRD PARTY CONSENTS

      2.1 Time and Place of Closing. Subject to the provisions of Section 8.1 hereof, the closing (the "CLOSING") of the transactions contemplated by this Agreement shall be coordinated by Hutchison & Mason PLLC, counsel to the Purchaser, and shall be effected by fax, courier, or other means, with or without a physical meeting of the parties and shall take place at 10:00 A.M., local time, on April 1, 2004, or such other time or date as the parties may mutually agree in writing. The date of the Closing is sometimes herein referred to as the "CLOSING DATE." At the Closing, possession and operating control of the Purchased Assets shall be delivered and/or tendered by Seller to Purchaser and title to the Purchased Assets shall pass to Purchaser upon such delivery or tender of the Purchased Assets.

      2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

            (a) Seller shall deliver to Purchaser the following:

                  (i) a duly executed Lease Assignment and Assumption Agreement
            (approved in writing by the owner of the Plant), Bill of Sale and Assignment and Assumption Agreement in substantially the forms attached hereto as EXHIBITS A-1, A-2, and A-3 respectively;

                  (ii) actual possession and operating control of all of the
            Purchased Assets;

                  (iii) a Commercial Services Agreement in substantially the form of EXHIBIT B hereto (the "SERVICES AGREEMENT") duly executed by Seller;

                  (iv) a Supply Agreement in substantially the form of EXHIBIT C hereto (the "SUPPLY AGREEMENT") duly executed by Seller;

                  (v) a Quality Agreement in substantially the form of EXHIBIT D hereto (the "QUALITY AGREEMENT") duly executed by Seller;

                  (vi) a Sublease Agreement in substantially the form of EXHIBIT
            E hereto (the "SUBLEASE AGREEMENT") duly executed by Seller; and

                  (vii) a Transition Services Agreement in substantially the form of EXHIBIT F hereto (the "TRANSITION AGREEMENT") duly executed by Seller.


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
            The parties acknowledge that the terms of the Quality Agreement, Sublease Agreement and Transition Agreement have not been fully negotiated and remain subject to reasonable and customary changes prior to Closing.

            (b) Purchaser shall deliver to Seller the following:

                  (i)   the Cash Payment in accordance with Section
                        1.3.1(a) hereof;

                  (ii)  a duly executed Services Agreement;

                  (iii) a duly executed Supply Agreement and Quality
                        Agreement;

                  (iv)  a duly executed Assignment and Assumption
                        Agreement and Lease Assignment and Assumption
                        Agreement;

                  (v)   a duly executed Sublease Agreement;

                  (vi)  a duly executed Transition Agreement; and

                  (vii) updated SCHEDULES 1.1.2(a) and 3.1.18.

            (c) At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in Article V hereof.

      2.3 Third Party Consents. To the extent that Seller's rights under any Assumed Contract or other Purchased Asset may not be assigned without the approval, consent or waiver of another person, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its reasonable commercial efforts to obtain any such required approval(s), consent(s) and waiver(s) as promptly as possible. SCHEDULE 2.3 of the Disclosure Schedule sets forth and describes all of such approvals, consents or waivers. If any such approval, consent or waiver shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Assumed Contract or other Purchased Asset in question so that Purchaser would not acquire the benefit of all such rights and if Purchaser shall elect to effect the Closing notwithstanding its rights under 5.1.6 to the contrary, Seller, to the maximum extent permitted by law and the Assumed Contract or other Purchased Asset, shall act after the Closing as Purchaser's agent in order to obtain for it the benefit of all such rights thereunder and shall cooperate with Purchaser in any other mutually agreeable arrangements to provide the benefit of all such rights to Purchaser.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

      3.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that, except as set forth on a Disclosure Schedule delivered to Purchaser with this Agreement, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder (the "DISCLOSURE SCHEDULE"):

            3.1.1 Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller is duly qualified to do business and is in good standing as a foreign corporation in New Jersey.


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
            3.1.2 Corporate Power; Authorization; Enforceable Obligations. Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement and the other agreements, documents and instruments required to be delivered by Seller in connection with this Agreement. All agreements, documents, and instruments required to be delivered by Seller pursuant to this Agreement are sometimes collectively referred to hereinafter as the "SELLER'S DOCUMENTS". The execution, delivery and performance by Seller of this Agreement and of the Seller's Documents have been duly authorized by all necessary corporate action on the part of Seller and its directors and stockholders. The approval or authorization of this Agreement and the transactions contemplated hereby by the shareholders of Seller is not required. This Agreement has been, and the Seller's Documents will be, duly executed and delivered on behalf of Seller by duly authorized officers of Seller, and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

            3.1.3 Validity of Contemplated Transactions, Etc. The execution, delivery and performance of this Agreement and each of Seller's Documents by Seller does not and will not violate, conflict with or result in the breach (or would result in a breach but for any requirement of notice or lapse of time or both) of any term, condition or provision of, or require the consent (except as set forth on SCHEDULE 3.1.3) of any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which Seller or any of the Purchased Assets is subject, (b) any existing judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller or any of the Purchased Assets,
(c) the certificate of incorporation and bylaws, as amended, of, or any securities issued by, Seller, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, Authorization, or other instrument, document or understanding, oral or written, by which any of the Transferred Business, the Purchased Assets or the Purchaser may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder. Except as aforesaid, no Authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement or any of the Seller's Documents by Seller.

            3.1.4 No Third Party Rights. Except for this Agreement or agreements disclosed on SCHEDULE 3.1.4, there are no existing agreements, options, commitments or rights with, of or to any person to acquire any of Seller's assets, properties or rights included in the Purchased Assets or any interest therein.

            3.1.5 [reserved]

            3.1.6 Financial Information. All financial information provided by the Seller to the Purchaser, including without limitation the balance sheet dated December 31, 2003 (such balance sheet, the "BALANCE SHEET" and such date, the "BALANCE SHEET DATE") and the other information listed on SCHEDULE 3.1.6 (collectively, the "FINANCIAL INFORMATION"):

                  (a) is in all material respects true, complete and correct;

                  (b) in the case of historical information, is in accordance with the books and records of Seller;

                  (c) in the case of historical information, presents fairly the results of operations for the periods then ending and other information concerning the condition of the Plant and the other Purchased Assets as of the respective dates thereof; and

                  (d) in the case of forecasts, represents the Seller's current belief of the information for the periods covered thereby and is based upon reasonable assumptions.

            3.1.7 Title to Property; Absence of Encumbrances, etc.

                  (a) SCHEDULE 1.1.1(a) of the Disclosure Schedule sets forth a complete and accurate description of the leased real property that includes the Plant. A true and correct copy of the Real Property Lease has been delivered to Purchaser. The Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, and there are no offsets or defenses by either landlord or tenant thereunder. There are no existing defaults, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute defaults, under the Real Property Lease. The assignment of the Real Property Lease by Seller to Purchaser will not (i) permit the landlord to accelerate the rent or cause the lease terms to be renegotiated; (ii) constitute a default thereunder; (iii) require the consent of the landlord or any third party; or (iv) affect the continuation, validity, or effectiveness thereof or the terms thereof.

                  (b) All water, sewer, gas, electric, telecommunications lines and drainage facilities and all other utilities (the "UTILITIES") necessary for the operation of the Plant are installed to supply the Plant, are of adequate size and capacity for the operation of the Plant as currently conducted by Seller and, to the knowledge of Seller, as intended to be conducted by Purchaser (assuming Purchaser intends to use the Plant at up to full capacity and full employment and assuming substantially the same product mix as conducted by Seller), and all such Utilities are validly connected and in use in the operation of the Plant.

                  (c) To the knowledge of Seller, the Plant has been constructed and operated in compliance in all material respects with all applicable federal, state and local laws, regulations, ordinances, standards and orders, including, without limitation, all zoning laws, building codes, regulations, ordinances, standards and orders.

                  (d) There is no pending or to the knowledge of Seller, contemplated condemnation action with respect to the Plant, or any part thereof. Seller has not received written notice of, and, to the Seller's knowledge, there is no pending or contemplated change in any governmental regulation or private restriction applicable to the Plant; any pending or threatened judicial or administrative action or proceedings in any court or before any governmental authority or arbitration board or tribunal; or any such action or proceeding pending or threatened by adjacent landowners or other persons, any of which would result in any material change in the condition of the Plant, or any part thereof, or to the access to the Plant. Seller has not received written notice of, nor, to

      Seller's knowledge are there, any contemplated improvements to the Plant by any public authority, the costs of which are to be assessed, as special taxes or otherwise, against the Plant or the owner or operator thereof in the future.

            3.1.8 Inventory. The Inventory included on the Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of business; is of good and merchantable quality; is not obsolete; is valued at an amount not in excess of the lower of cost or net realizable value; is not subject to any writedown or write-off other than reserves and allowances set forth on the Balance Sheet or, with respect to Inventory acquired or produced since the date thereof, reserves and allowances proportionate to the reserves and allowances for Inventory set forth on the Balance Sheet; and is located at the Plant. As of the Closing, the Inventory shall be of a type and quality useable by Purchaser in the ordinary course of performing its obligations under the Supply Agreement. All items included in the Inventory, (x) to the extent they constitute raw materials or packaging materials, shall have been inspected and accepted by Seller in accordance with the applicable specifications in effect as of the Closing Date, and (y) to the extent they constitute work in process, shall have been manufactured in accordance with the applicable specifications in effect as of the Closing Date.

            3.1.9 Taxes and Tax Returns. Except as set forth on SCHEDULE 3.1.9, all material federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Seller (the "TAX RETURNS") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or political subdivision thereof or any foreign country or political subdivision thereof) (the "TAXES"), have been timely filed (taking extensions into account) with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed and all such Tax Returns materially reflect the liabilities of Seller for Taxes for the periods, property or events covered thereby. All Taxes, including without limitation those which are called for by the Tax Returns or heretofore or hereafter claimed to be due by any taxing authority from Seller, have been properly accrued or paid (or, in the case of any contested taxes, Seller has established an adequate reserve) and the amount of accruals for Taxes recorded by Seller on its books is adequate to cover the Tax liabilities of Seller. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and to the Seller's knowledge there are no pending tax examinations of or tax claims asserted against Seller or any of the Purchased Assets. Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no tax liens (other than any lien for current Taxes not yet due and payable) on any of the Purchased Assets. Seller has no knowledge of any basis for any additional assessment of any Taxes. Seller has made all deposits required by law to be made by it with respect to employees' withholding and other employment Taxes, including without limitation the portion of such deposits relating to Taxes imposed upon Seller. Except as set forth on Schedule 3.1.9, no sales, transfer or similar taxes are payable to the State of Texas or, to Seller's knowledge, in any other jurisdiction in connection with the sale of the Purchased Assets.

            3.1.10 Books and Records. The Books and Records and the accounts of Seller accurately and fairly reflect, in reasonable detail, all of the transactions regarding the Plant, the

Transferred Business and the Purchased Assets. Seller has not engaged in any transaction with respect to the Transferred Business, maintained any bank account for the Transferred Business or used any of the funds of Seller in the conduct of the Transferred Business except for transactions, bank accounts and funds which have been and are reflected in Financial Information.

            3.1.11 Existing Condition. Since the Balance Sheet Date, Seller has not:

                  (a) incurred any liabilities in connection with the Transferred Business, other than liabilities incurred in the ordinary course of the Transferred Business consistent with past practice, or discharged or satisfied any lien or encumbrance liabilities in connection with the Transferred Business, or paid any liabilities, other than in the ordinary course of the Transferred Business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or the Purchased Assets or the Transferred Business;

                  (b) sold, encumbered, assigned or transferred any material assets or properties which would have been included in the Purchased Assets if the Closing had been held on the Balance Sheet Date or on any date since then, except for the sale of inventory in the ordinary course of business consistent with past practice and the grant of licenses that are in the ordinary course of business;

                  (c) mortgaged, pledged or subjected any of the Purchased Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens that are in the ordinary course of business;

                  (d) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan relating to the Purchased Assets or the Transferred Business to which Seller is a party or by which Seller is bound, or canceled, modified or waived any substantial debts or claims relating to the Purchased Assets or the Transferred Business held by Seller or waived any rights relating to the Purchased Assets or the Transferred Business of substantial value, whether or not in the ordinary course of business, except as set forth on SCHEDULE 3.1.11(d);
                  (e) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting the Transferred Business or the prospects or condition (financial or otherwise) of the Purchased Assets or the Transferred Business or (ii) of any item or items carried on its books of account individually or in the aggregate at more than $100,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or Utilities or other services required to conduct the Transferred Business or operate the Purchased Assets;

                  (f) suffered any material adverse change in the Transferred Business, the Purchased Assets, or the prospects or condition (financial or otherwise) of the Transferred Business or the Purchased Assets;

                  (g) received notice or had knowledge of any occurrence, event or condition which is reasonably likely to have a material adverse effect on the Transferred Business or the Purchased Assets or the prospects or condition (financial or otherwise) thereof;

                  (h) made commitments or agreements for capital expenditures or capital additions or betterments relating to the Transferred Business or the Purchased Assets exceeding in the aggregate $100,000;

                  (i) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of the Plant Employees or made any increase in, or any addition to, other benefits to which any such persons may be entitled, except for annual salary increases or bonus awards made in the ordinary course of business consistent with past practice; or

                  (j) changed any of the accounting principles followed by it or the methods of applying such principles.

            3.1.12 Title to Assets. Except as set forth on SCHEDULE 3.1.12 of the Disclosure Schedule, Seller has good, valid and marketable title to all of its properties and assets, real, personal and mixed, which would be included in the Purchased Assets if the Closing took place on the Effective Date, which it purports to own, and has good leasehold title to those properties and assets it purports to lease, including without limitation all Tangible Personal Property, all Inventory and, all Books and Records transferred hereunder or licensed to Purchaser, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for liens that are immaterial in character, amount, and extent, and which do not detract in any manner from the value or interfere with the present or proposed use of the Purchased Assets or conduct of the Transferred Business (collectively, "PERMITTED LIENS").

            3.1.13 Condition and Sufficiency of Assets. Except as set forth on
SCHEDULE 3.1.13, to Seller's knowledge, all equipment and other items of tangible property and assets which would be included in the Purchased Assets if the Closing took place on the Effective Date (a) are in good operating condition and repair, subject to normal wear and maintenance, (b) are usable in the regular and ordinary course of the Transferred Business, (c) are not in need of maintenance or repair other than ordinary, recurring maintenance or repair, (d) conform in all material respects to all applicable Regulations and Authorizations relating to their use and operation, and (e) together with intellectual property rights licensed to Purchaser under the Supply Agreement constitute all of the assets reasonably needed by Purchaser to perform its obligations under the Supply Agreement and for the continued conduct of the Transferred Business after the Closing Date. No person other than Seller owns any equipment or other items of tangible property or assets located at the Plant or necessary to the operation of the Transferred Business, except for leased items disclosed in SCHEDULE 3.1.17 of the Disclosure Schedule and items of immaterial value.

            3.1.14 Compliance with Regulations; Authorizations. Except as set forth on SCHEDULE 3.1.14 of the Disclosure Schedule, since its inception, to the knowledge of Seller, Seller has complied in all material respects with each, and is not in violation of any, law, ordinance, governmental or regulatory rule or regulation, judgment, decision or order, whether federal, state, local or foreign, to which Seller with respect to the Transferred Business, the Transferred Business, any of the Purchased Assets or any employees of Seller engaged in the Transferred Business are subject, including without limitation the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Sections 301 (collectively, "REGULATIONS"). Notwithstanding the foregoing, Seller has complied with each, and is not in violation of any, Regulations except where such failure to comply or violation would not have a materially adverse effect on the Transferred Business or any of the Purchased Assets. No notice has been received by the Seller and, to the Seller's knowledge, no review or investigation is pending or threatened for any alleged violation by Seller or any of its Affiliates of any Regulation. Seller owns, holds, possesses and lawfully uses in the operation of the Transferred Business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations (collectively, "AUTHORIZATIONS") which are necessary for the conduct of the Transferred Business as now or previously conducted or for the ownership and use of the Purchased Assets, all of which are listed and described in SCHEDULE
3.1.14 of the Disclosure Schedule, except where the failure to do so would not have a materially adverse effect on the Transferred Business. Seller is not in default, and Seller has not received any notice of any claim of default, and to the knowledge of the Seller, no event has occurred or circumstance exists that may reasonably give or serve as a basis for a default or the commencement of any investigation, with respect to any Authorization. Except as set forth on
SCHEDULE 3.1.14, all such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of the material Authorizations and, to the knowledge of Seller, none of the Authorizations will be adversely affected by consummation of the transactions contemplated by this Agreement. No person other than Seller owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which Seller owns, possesses or uses in the operation of the Transferred Business. To Seller's knowledge, no Plant Employee has been debarred, suspended or denied approval to participate in activities subject to regulation by the Federal Food and Drug Administration or any comparable agency of any foreign jurisdiction.

            3.1.15 Litigation. Except as set forth on SCHEDULE 3.1.15, no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending against Seller or, to the knowledge of Seller, is threatened against Seller which could reasonably be expected to have a materially adverse effect on the Transferred Business, the Purchased Assets or the transactions contemplated by this Agreement, nor to the knowledge of Seller is there any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could reasonably be expected to have a material adverse effect on Seller, the Transferred Business, the Purchased Assets or the transactions contemplated by this Agreement. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which would reasonably be expected to adversely affect Seller with respect to the Transferred Business, the Purchased Assets or the transactions contemplated by this Agreement.

            3.1.16 Insurance. The assets, properties and operations of Seller with respect to the Transferred Business and the Purchased Assets are insured under various policies of property and casualty insurance, all of which are described in SCHEDULE 3.1.16 of the Disclosure Schedule, which schedule discloses (a) any and all policies covering general liability, excess liability, product liability, workers' compensation, auto liability, foreign liability, property damage, directors and officers liability, fiduciary liability, employment practices liability, professional liability, errors and omissions liability, or environmental liability of Seller or its employees, officers, directors, property, or business, and (b) for each such policy the risks insured against, insurer name, policy number, policy dates, occurrence and aggregate coverage limits, retentions and deductible amounts, premium, broker name, and whether the terms of such policy provide for retrospective premium adjustments. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. All premiums to date have been paid in full. Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years. SCHEDULE 3.1.16 of the Disclosure Statement also contains a true and complete list of all outstanding bonds and other surety arrangements issued or entered into by Seller in connection with the Transferred Business or the Purchased Assets.

            3.1.17 Agreements, Contracts and Commitments. SCHEDULE 3.1.17 of the Disclosure Schedule contains accurate lists of the following agreements, contracts, leases and other documents and understandings (whether written or oral) to which Seller is a party or has rights with respect to the Transferred Business or by which any of the Purchased Assets may be bound or affected:

                  (a) any agreement, contract or commitment with any Plant Employee or consultant or advisor who provides services relating to the Transferred Business or the Purchased Assets involving greater than $50,000 per year or that includes severance or similar benefits;

                  (b) any agreement, contract or commitment for the future purchase by Seller of products or services relating to the Transferred Business which involves $50,000 or more;

                  (c) any agreement, contract or commitment by Seller to sell or supply products or to perform services relating to the Transferred Business which involves $50,000 or more or which relates to any warranty provided by Seller;

                  (d) any partnership, joint venture, sales agency or similar agreement, contract or commitment relating to the Transferred Business;

                  (e) any lease under which Seller is either a lessor or lessee or relating to any property at which any of the Purchased Assets are located;

                  (f) any deed of trust, mortgage, lien or other encumbrance affecting any of the Purchased Assets;

                  (g) any agreement, contract or commitment for any capital expenditure or leasehold improvement for the Transferred Business or the Purchased Assets in excess of $50,000;

                  (h) any agreement, contract or commitment limiting or restraining any Plant Employee from engaging or competing in any manner or in any business, from disclosing any confidential information, from misappropriating any trade secrets or from employing or soliciting the employment of any person;

                  (i) any license, franchise, computer service, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of third parties used by Seller in the conduct of the Transferred Business;

                  (j) any license or other agreement relating in whole or in part to any of Seller's patents, trademarks, copyrights, proprietary software, ideas, or know-how used in the conduct of the Transferred Business;

                  (k) any agreement containing covenants that in any way purport to restrict the operation of the Transferred Business or limit the freedom of the operator of the Transferred Business to engage in any line of business or to compete with any person, including without limitation any agreements containing any exclusive or semi-exclusive arrangements; and

                  (l) any other agreement, contract or commitment relating to the Transferred Business not otherwise listed on SCHEDULE 3.1.17 of the Disclosure Schedule and which either (w) continues over a period of more than six months from the Effective Date, (x) exceeds $50,000 in value, (y) is otherwise material to Seller, the Transferred Business or the Purchased Assets or (z) contains termination or other provisions triggered by the transactions contemplated by this Agreement.

                  Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed on SCHEDULE
      3.1.17 of the Disclosure Schedule, or not required to be listed thereon because of the amount thereof, under which Purchaser is acquiring rights or obligations hereunder, except for those listed on SCHEDULE 1.1.2 of the Disclosure Schedule or as otherwise set forth on the Disclosure Schedule, is referred to herein as an "ASSUMED CONTRACT." To Seller's knowledge, each Assumed Contract is valid and enforceable against the parties thereto in accordance with its terms, subject to, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other laws of general applicability relating to or affecting creditor's rights,
      (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law. With regard to each Assumed Contract to which Seller is a party, Seller is, and to the knowledge of Seller, all other parties thereto are, in compliance with the provisions thereof; Seller is not, and to the knowledge of Seller, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein; and to Seller's knowledge no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a material default thereunder. Except as set forth and described in SCHEDULE 2.3 of the Disclosure Schedule, no Assumed Contract requires a consent of any party to its assignment in connection with the transactions contemplated by this Agreement.

            3.1.18      Additional Information.

                  (a) SCHEDULE 3.1.18(a) of the Disclosure Schedule contains accurate lists of the following, all inventory, equipment, leasehold improvements, furniture and fixtures of Seller included in the Purchased Assets as of the Effective Date with a value of five thousand dollars ($5,000) or more, specifying such items as are owned and such as are leased and, with respect to the owned property, specifying its aggregate cost or original value and the net book value as of the Balance Sheet Date and, with respect to the leased personal property as to which Seller is lessee, specifying the identity of the lessor, the rental rate and the unexpired term of the lease. Seller shall provide an updated Schedule 3.1.18A to Purchaser no less than five (5) business days prior to the Closing Date; and

                  (b) SCHEDULE 3.1.18(b) of the Disclosure Schedule contains accurate lists of the following, the names and titles of and current (as of January 1, 2004) annual base salary or hourly rate for each person employed by Seller (directly or by way of an employee leasing or similar arrangement) at the Plant as of the Effective Date (the "PLANT EMPLOYEES"), and each temporary employee, leased employee, independent contractor or other person providing services at the Plant, and together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the most recent fiscal year or payable to each such person in the future, including the bonuses accrued for each such person and the vacation and severance benefits to which each such person is entitled.

            3.1.19      Employee Benefit Plans and Labor Matters.

                  (a) SCHEDULE 3.1.19 of the Disclosure Schedule contains a complete list of all employee benefit plans, whether formal or informal, whether or not set forth in writing, and whether covering one or more Plant Employee, sponsored or maintained by Seller. Seller has delivered to Purchaser accurate and complete copies of each such plan.

                  (b) With respect to any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred by Seller that remains unpaid or otherwise unsatisfied, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by Seller, which liability has not been paid or otherwise satisfied, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "CODE") has been incurred, (iv) all contributions (including installments) to any plan required by Section 302 of ERISA and Section 412 of the Code have been timely made, and no liability has been incurred under Code Section 4971; (v) each such plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either unfunded, or is funded through an insurance contract and is not a "welfare benefit fund" within the meaning of Code Section 419; (vi) no plan has two or more contributing sponsors, at least two of whom are not under common control, with the meaning of ERISA Section 4063 or Code
      Section 413(c) (a "MULTIPLE EMPLOYER PLAN"), and Seller at no time within the six years before the date hereof, has contributed to or been obligated to contribute to any Multiple Employer Plan; (vii) Seller has not incurred any liabilities under Code Sections 4980B or 9801, ET SEQ.; (viii) there is not now and there are not existing circumstances that would give rise to, any requirement for the posting of security with respect any such plan or the imposition of any lien on the assets of Seller under ERISA or the Code; and (ix) Seller has not announced or created any legally binding commitment to create any additional employee benefit plans or to amend or modify any existing employee benefit plan.

                  (c) Seller is not a party to any collective bargaining agreement or any other agreement which determines the terms and conditions of employment of any employee of Seller. No collective bargaining agent has been certified as a representative of any of the employees of Seller and to Seller's knowledge no representation campaign or election is now in progress with respect to any of the employees of Seller. Seller has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the business of Seller; and to the knowledge of Seller, there are no efforts underway or threats to effect any of same.

                  (d) Seller is in compliance in all material respects with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and there is no unfair labor practice complaint against Seller pending or, to the knowledge of Seller, threatened.

                  (e) No representations have been made by Seller or its employees or agents to employees of Seller with respect to Purchaser's intentions to employ, or not to employ, Seller's employees or with respect to the conditions of any such employment.

            3.1.20 Trade Relations. There exists no actual or, to the knowledge of Seller, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business or business relationship of Seller with any customer, reseller or distributor or any group of customers, reseller or distributors whose purchases are individually or in the aggregate material to the Transferred Business, or with any supplier relating to the Transferred Business, and there exists no present condition or state of facts or circumstances that would reasonably be expected to adversely affect the Transferred Business or prevent Purchaser from conducting such business or business relationships with any such customer, reseller or distributor, such group of customers, reseller or distributors or any supplier in the same manner as heretofore conducted by Seller. Seller has used reasonable efforts to keep available for Purchaser the services of the customers, suppliers, employees and contractors of Seller active in the conduct of the Transferred Business.

            3.1.21      Intellectual Property.

                  (a) The intellectual property included in the Books and Records and licensed to Purchaser under the Supply Agreement constitute all of the copyrights, patents, trademarks, trade names, fictitious business names, logos, service marks, mask works, computer software, customer lists, trade secrets, designs, plans, processes, know-how, inventions and other intellectual property rights that are required to perform under the Supply Agreement and that are otherwise material to the Transferred Business and Seller owns or has the right to use such intellectual property free and clear of all liens, claims, charges or encumbrances.

                  (b) Seller has not infringed upon or unlawfully or wrongfully used any copyright, patent, trademark, and, to Seller's knowledge, Seller has not infringed upon or unlawfully or wrongfully used any trade name, service mark, mask work, computer software or trade secret owned or claimed by another person, where such infringement or use would have a materially adverse effect on the Transferred Business, and Seller has not received any notice of any claim of infringement or any other claim or proceeding relating to any such copyright, patent, trademark, trade name, service mark, mask work, computer software or trade secret. Except as set forth on SCHEDULE 3.1.21(b), no litigation is pending and no claim has been made against Seller or, to the knowledge of Seller, is threatened, which contests the right of Seller to sell or license to any person or use intellectual property. To the knowledge of Seller, no employee or consultant of

      Seller is in violation of any requirement of law applicable to such employee or consultant, or any term of any employment or consulting agreement, any patent or invention disclosure agreement, any non-competition or non-disclosure agreement, or any other contract or agreement relating to the relationship of such employee or consultant with Seller.

                  (c) Except as disclosed to potential acquirors covered by non-disclosure agreements, none of the designs, plans, trade secrets, source codes, inventions, processes, procedures, research records, know-how and formulae of Seller with respect to the Transferred Business, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed, or is required to be disclosed, to any person other than employees, consultants, representatives and agents of Seller, all of whom are bound by confidentiality or non-disclosure agreements.

                  (d) To the knowledge of Seller, the computer software of Seller included in the Books and Records (the "SOFTWARE") performs in all material respects in accordance with the documentation and other written materials used in connection with the Software, is in machine-readable form, contains all current revisions of the Software, and includes all object code and source code forms of the Software and all computer programs, materials, processes, tapes and know-how related to the Software.

                  (e) Seller is the sole owner of the Software and Seller has obtained assignments of all rights in and to the Software from any developers or other parties who held any rights in the Software. Seller has no obligation to compensate any person for the development, use, sale or exploitation of the Software nor has Seller granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software, whether requiring the payment of royalties or not.

            3.1.22 Environmental Matters.

                  (a) Seller has obtained and holds all permits, licenses and other Authorizations under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (collectively, "ENVIRONMENTAL REGULATIONS").

                  (b) Seller is in compliance with all Environmental Regulations and all terms and conditions of the permits, licenses and other Authorizations issued under Environmental Regulations, and Seller also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Regulations or contained in any order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. There is no civil, criminal or administrative claim, action, demand, suit, proceeding, study or investigation pending or, to the knowledge of Seller, threatened against Seller relating to Environmental Regulations (an "ENVIRONMENTAL CLAIM").

                  (c) Except as set forth on SCHEDULE 3.1.22, as of the Closing Date, Seller has no knowledge of and has not received written notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by Seller or the Transferred Business with any Environmental Regulations or any order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste at the Plant or the land where the Plant is located.

                  (d) Seller represents and warrants as of the Closing Date that:

                        (i) Seller has not, and has no knowledge of any other person who has, caused any Release, threatened Release, or disposal of any Hazardous Material at the Plant; to Seller's knowledge the Plant is not adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property;

                        (ii) The Plant does not contain and has not contained any: (a) underground storage tank, (b) material amounts of asbestos-containing building material, (c) landfills or dumps, (d) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (e) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

                        (iii) Seller has no material liability involving the Plant or the land where the Plant is located for response or corrective action, natural resource damage, or other harm pursuant to CERCLA, RCRA, or any comparable state law; Seller is not subject to, has no notice or knowledge of, and is not required to give any notice of any Environmental Claim involving Seller or the land where the Plant is located; there are no conditions or occurrences at the Plant which could reasonably be expected to form the basis for an Environmental Claim against Seller or the land where the Plant is located;

                        (iv) The Plant is not subject to any, and Seller has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the land where the Plant is located in connection with any (a) Environmental Regulation or (b) Release or disposal of a Hazardous Material;

                        (v) To the knowledge of Seller, there are no conditions or circumstances at the land where the Plant is located which would reasonably be expected to pose a risk to the environment or the health or safety of persons; and

                        (vi) Seller has provided or otherwise made available to Purchaser any draft or final Phase I environmental site assessment or similar report and any other material Environmental Record concerning Seller and Plant which Seller possesses or which, to Seller's knowledge, has been prepared.

For purposes of this Section, the following terms shall have the following meanings:

      "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., and any future amendments that are made prior to the Closing.

      "ENVIRONMENTAL RECORD" shall mean any document, correspondence, pleading, report, assessment, analytical result, Authorization, or other record received from or submitted to a governmental agency concerning a Hazardous Material, compliance with an Environmental Regulation, or other environmental subject.

      "HAZARDOUS MATERIAL" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic and includes, without limitation, (a) asbestos, polychlorinated biphenyls, and petroleum (including crude oil or any fraction thereof) and (b) any such material classified or regulated as "hazardous" or "toxic" pursuant to any environmental law.

      "RCRA" shall mean the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., and any future amendments that are made prior to the Closing.

      "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing any Hazardous Material.

            3.1.23 Restrictions. Seller is not a party to any Assumed Contract, Authorization, judgment, order, writ, injunction, decree or award which materially and adversely affects or, so far as Seller can now reasonably foresee, may in the future be reasonably expected to materially and adversely affect, the business operations, assets, properties, prospects or condition (financial or otherwise) of the Transferred Business or the Purchased Assets after consummation of the transactions contemplated by this Agreement.

            3.1.24 Availability of Documents. Seller has made available to Purchaser copies of all documents, including without limitation all agreements, contracts, commitments, leases, plans, instruments, undertakings, Authorizations, permits, licenses, patents, trademarks, trade names, service marks, copyrights and applications therefor, listed in the Disclosure Schedule or referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

            3.1.25 Bulk Sales Laws. There is no bulk sales law or similar law in Texas or that otherwise applies to the transactions contemplated by this Agreement.

            3.1.26 Completeness of Disclosure. No representation or warranty by Seller in this Agreement nor in any Disclosure Schedule, certificate, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

      3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

            3.2.1 Corporate Existence. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and qualified to do business in Texas.

            3.2.2 Corporate Power and Authorization. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement, the Assignment and Assumption Agreement and the other agreements, documents and instruments required to be executed and delivered by Purchaser in accordance with the provisions hereof (collectively, the "PURCHASER'S DOCUMENTS"). The execution, delivery and performance of this Agreement and Purchaser's Documents by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes, and Purchaser's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

            3.2.3 Validity of Contemplated Transactions, Etc. The execution, delivery and performance of this Agreement and Purchaser's Documents by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator of governmental or regulatory official, body or authority which is applicable to Purchaser, (c) the certificate of incorporation or bylaws of, or any securities issued by, Purchaser, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound or affected. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement and Purchaser's Documents by Purchaser.

            3.2.4 Completeness of Disclosure. No representation or warranty by Purchaser in this Agreement nor in any Disclosure Schedule, certificate, statement, document or instrument furnished or to be furnished to Seller pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

      3.3 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any Disclosure Schedule, certificate, statement, document or instrument furnished hereunder or in connection with the negotiation, execution or performance of this Agreement shall survive the Closing for a period of two years except for (i) the representations and warranties set forth in Section 3.1.9, 3.1.19 and Section
3.1.22 hereof and the Disclosure Schedules thereto, which shall survive the Closing for a period which terminates upon the lapse of the applicable statute of limitations, and (ii) the representations and warranties set forth in Sections 3.1.1 through 3.1.4, inclusive, Section 3.1.7 and Section 3.1.12 hereof and the Disclosure Schedules thereto, which shall survive the Closing for five years. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein, provided, however, each party shall have an obligation to inform the other party if it has actual knowledge of any violation of a representation or warranty by the other party prior to Closing.

                     ARTICLE IV - AGREEMENTS PENDING CLOSING

      4.1 Agreements of Seller Pending the Closing. Seller covenants and agrees with Purchaser that, pending the Closing and except as otherwise agreed to in writing by Purchaser:

            4.1.1 Business in the Ordinary Course. Seller shall cause the Transferred Business to be conducted solely in the ordinary course consistent with past practice.

            4.1.2 Existing Condition. Seller shall not cause nor permit to occur any of the events or occurrences described in Section 3.1.11 hereof.

            4.1.3 Maintenance of Physical Assets and Business Relations. Seller shall continue to maintain and service the physical and intangible assets included in the Purchased Assets in the same manner as has been its past practice. Seller shall use its reasonable commercial efforts to maintain the relations and goodwill with suppliers, customers, the workforce and any others having business relations relating to the Transferred Business.

            4.1.4 Legal Compliance. Seller shall comply in all material respects with all Regulations and Authorizations and all other laws, regulations and ordinances applicable to the Transferred Business, the Purchased Assets or Seller.

            4.1.5 Updated Disclosure Schedules. Seller shall promptly disclose to Purchaser in writing any information contained in the representations and warranties or the Disclosure Schedules which, because of an event occurring after the Effective Date, is incomplete or is no longer correct as of all times after the Effective Date until the Closing Date and shall, three days before the Closing Date, document all such disclosures in an updated Disclosure Schedule. Such updated Disclosure Schedule shall not be deemed to amend or supplement the representations and warranties of Seller or the Disclosure Schedules thereto for the purposes of Article V of this Agreement unless Purchaser shall have consented thereto in writing.

            4.1.6 Conduct of Business. Seller shall use reasonable efforts to conduct the Transferred Business and operate the Purchased Assets in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true as though such representations and warranties were made on and as of such date. Furthermore, Seller shall cooperate with Purchaser and use its reasonable commercial efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date. In the event that Seller determines that a condition is not reasonably likely to be so satisfied, Seller shall promptly notify Purchaser of such determination.

            4.1.7 Exclusive Rights. From and after the Effective Date until the Closing or earlier termination of this Agreement pursuant to Section 8.1 hereof and except as permitted by Section 8.1, neither Seller nor any of its representatives will directly or indirectly solicit or engage in negotiations or discussions with, disclose any of the terms of this Agreement to, accept any offer from, furnish any information to, or otherwise cooperate, assist, or participate with, any person (other than Purchaser and its representatives) regarding any offer or proposal with respect to the acquisition by purchase, merger, lease or otherwise of all or any part of the Transferred Business, any of the Purchased Assets, or a material percentage of the capital stock of Seller, and Seller shall promptly notify Purchaser of any such discussion, offer or proposal.

            4.1.8 Access. At all reasonable times prior to Closing, Purchaser and its representatives shall have the right, upon reasonable advance notice, to: (a) examine, inspect, and review the Transferred Business and the Purchased Assets and all books, contracts, agreements, commitments, records and documents of every kind relating to the Transferred Business or the Purchased Assets, other than such information relating solely to Excluded Assets; and (b) interview Plant Employees, suppliers and customers (including prospective customers) of Seller relating to the Transferred Business or the sale of Adams Products. Seller shall cooperate with Purchaser and its representatives in conducting the reviews and other activities described in this Section 4.1.8.

            4.1.9 Press Releases. Except as required by applicable law, Seller shall not make any public statement or release concerning this Agreement or the transactions contemplated hereby except in accordance with Section 4.3. If Seller determines that it shall be required by law to make disclosure of any such information, Seller shall advise Purchaser as soon as reasonably practicable and in any event prior to the making of such disclosure.

            4.1.10 Pre-Closing Financial Statements. Seller shall cause to be prepared and submitted to Purchaser at least ten business days prior to the Closing Date (i) unaudited balance sheets of both the Seller and the Transferred Business as of the last day of the month which immediately precedes the Closing Date and (ii) detailed, unaudited income statements for both the Seller and the Transferred Business for the period from the Balance Sheet Date through the last day of the month which immediately precedes the Closing Date. Such statements shall be prepared in accordance with the requirements for the Financial Information described in Section 3.1.6 hereto and, to the extent reasonably practicable, in accordance with generally accepted accounting principles (excluding footnotes) consistently applied by Seller.

      4.2 Agreements of Purchaser Pending the Closing. Purchaser covenants and agrees with Seller that, pending the Closing and except as otherwise agreed to in writing by Seller:

            4.2.1 Actions of Purchaser. Purchaser shall cooperate with Seller and use its reasonable commercial efforts to cause all of the conditions to the obligations of Purchaser under this Agreement to be satisfied on or prior to the Closing Date. In the event that Purchaser determines that a condition is not reasonably likely to be so satisfied, Purchaser shall promptly notify Seller of such determination.

            4.2.2 Press Releases. Except as required by applicable law, Purchaser shall not make any public statement or release concerning this Agreement or the transactions contemplated hereby except in accordance with
Section 4.3. If Purchaser determines that it shall be required by law to make disclosure of any such information, Purchaser shall advise Seller as soon as reasonably practicable and in any event prior to the making of such disclosure.

      4.3 Publicity. From time to time after the execution of this Agreement, Purchaser and Seller may issue mutually acceptable joint or coordinated press releases and shall reasonably cooperate with each other to coordinate and approve any press release or employee briefings.

                 ARTICLE V - CONDITIONS PRECEDENT TO THE CLOSING

      5.1 Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser under this Agreement to effect the Closing is subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent (unless waived in writing by Purchaser):

            5.1.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Seller contained in this Agreement or in any Disclosure Schedule, certificate, statement, document or instrument furnished to Purchaser hereunder or in connection with the negotiation, execution or performance of this Agreement shall have been true in all material respects on the Effective Date without regard to any updated Disclosure Schedule furnished to Purchaser after the Effective Date and prior to the Closing, and shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date.

            5.1.2 Compliance with this Agreement. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

            5.1.3 Closing Certificate. Purchaser shall have received a certificate from Seller dated the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 5.1.1 and 5.1.2 hereof have been fulfilled in all material respects and certifying that Seller has obtained all approvals, consents and waivers required with respect to Seller or the Transferred Business by Section 5.1.7 hereof.

            5.1.4 Opinion of Counsel for Seller Counsel for Seller shall have delivered to Purchaser a written opinion, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser and its counsel.

            5.1.5 No Threatened or Pending Litigation. On the Closing Date, no material suit, action or other proceeding, or injunction or final judgment relating thereto, shall be known by Seller or Purchaser, to be threatened or to be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the sale of Adams Products or this Agreement or the consummation of the transactions contemplated hereby, and no investigation shall be known by Seller or Purchaser to be ongoing that might result in any such suit, action or proceeding. In addition, the litigation referred to as Celltech Pharmaceuticals, Inc. v. Adams Laboratories, Inc. Civil Action No. 03 CV 6146 (U.S. District Court, Western District of New York) shall have been finally resolved and dismissed in a manner satisfactory to Purchaser in its discretion.

            5.1.6 Approvals, Consents and Waivers. Seller shall have delivered to Purchaser, or there shall otherwise have been obtained, all material approvals, consents and waivers from governmental and other regulatory agencies, customers, suppliers, lessors and other third parties which, in the reasonable judgment of Purchaser, are necessary or required to consummate this Agreement and the transactions contemplated hereby, including without limitation those set forth on SCHEDULE 2.3 of the Disclosure Schedule and an estoppel certificate from the lessor under the Real Property Lease consenting to the assumption of such lease by Purchaser and representing that there are no outstanding claims against the Seller under such lease. Seller shall also have obtained all necessary corporate approvals and authorizations.

            5.1.7 Material Adverse Changes. Between the Closing Date and the Balance Sheet Date, there shall have been no change in the Transferred Business or the Purchased Assets or the business, operations, prospects or condition (financial or otherwise) thereof, that either alone or in the aggregate would have a materially adverse effect on the Transferred Business.

            5.1.8 Removal of Liens. All encumbrances indicated to exist on or with respect to any of the Purchased Assets by record searches made by Purchaser prior to the Closing Date (specifically including, but not limited to, those liens described on SCHEDULE 3.1.12 of the Disclosure Schedule) shall have been removed, and Seller shall have provided evidence satisfactory to Purchaser of such removal.


            5.1.9 Financial Information. The financial information furnished to Purchaser pursuant to Section 4.1.10 shall not reflect any material adverse change in the business, operations, prospects or financial condition of the Transferred Business or the Purchased Assets since the Balance Sheet Date.


            5.1.10 Deliverables. Seller shall have delivered the items specified in Section 2.2(a).


            5.1.11 Payment of Certain Indebtedness. Seller shall have presented Purchaser with evidence satisfactory to Purchaser that Seller has paid off the indebtedness identified on Schedule 1.3.1(a).


            5.1.12 Employment. At least one of the Transferring Employees identified on SCHEDULE 5.1.12 shall have accepted employment offers from Purchaser.



            5.1.13 Active Ingredient. That certain supply agreement with Boehringer Ingelheim Chemicals, Inc. set forth on Schedule 2.3 shall have been amended in a manner that is reasonably satisfactory to Purchaser, provided, however that if such amendment is not so amended, then such agreement shall not be assigned hereunder and the Supply Agreement shall be amended to reflect that Seller shall be responsible for providing Purchaser with the materials that are currently provided to Seller pursuant to the supply agreement with Boehringer Ingelheim Chemicals, Inc.

      5.2 Conditions Precedent to the Obligations of Seller. The obligation of Seller under this Agreement to effect the Closing are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent (unless waived in writing by Seller):

            5.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser contained in this Agreement or in any schedule, certificate, statement, document or instrument furnished to Seller hereunder or in connection with the negotiation, execution or performance of this Agreement shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date.

            5.2.2 Compliance with this Agreement. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

            5.2.3. Opinion of Counsel for Purchaser. Counsel for Purchaser shall have delivered to Seller a written opinion, dated the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel.

            5.2.4 Hiring of Employees. Purchaser shall have made offers of employment to all of the Plant Employees (the "TRANSFERRING EMPLOYEES"), containing terms of employment with positions and salaries substantially similar to their currently existing positions and salaries and with employee benefits that are consistent with Purchaser's current employment policies and practices.

            5.2.5 Closing Certificate. Seller shall have received a certificate from Purchaser dated the Closing Date certifying in such detail as Seller may reasonably request that the conditions specified in Sections 5.2.1 and 5.2.2 hereof have been fulfilled.

            5.2.6 No Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or invalidate the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby.

            5.2.7 Approvals, Consents and Waivers. All material consents, approvals, authorizations, registrations and filings required by any governmental authority shall have been obtained prior to or at the Closing.

            5.2.8 Sales and Use Tax Permits. Purchaser will obtain all necessary permits from the Texas Comptroller of Accounts for Texas sales tax purposes prior to the Closing Date.

                          ARTICLE VI - INDEMNIFICATION

      6.1 General Indemnification Obligations of Seller. From and after the Closing, subject to the limitations of Section 6.3 hereof, Seller shall reimburse, indemnify and hold harmless Purchaser, all other Affiliates of Cardinal Health, Inc. ("CARDINAL AFFILIATES") and their respective successors and assigns and each of their respective officers, agents, directors, shareholders, insurers and attorneys (each an "INDEMNIFIED PURCHASER PARTY") against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses (including reasonable legal fees and expenses) incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

                  (a) any and all liabilities and obligations of Seller of any nature whatsoever, except for those liabilities and obligations of Seller which Purchaser specifically assumes pursuant to Section 1.4.1 of this Agreement, the Assignment and Assumption Agreement, and the Lease Assignment and Assumption Agreement;

                  (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Purchaser Party that relate to the Seller, Adams Products, the Transferred Business or the Purchased Assets in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any director, officer, employee, agent, representative, consultant or subcontractor of Seller, except for those liabilities and obligations of Seller which Purchaser specifically assumes pursuant to Section 1.4.1 of this Agreement, the Assignment and Assumption Agreement, or the Lease Assignment and Assumption Agreement;

                  (c) any misrepresentation, breach of warranty or nonfulfillment of any agreement, obligation or covenant on the part of Seller under this Agreement or from any misrepresentation in or omission from any Disclosure Schedule (including the update thereto delivered pursuant to Section 4.1.5), certificate, statement, other document or instrument furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, the Services Agreement or the Supply Agreement; and any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses, (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.1;

                  (d) any claim by any person employed by Seller with respect to any matter occurring prior to the Closing, including without limitation, the termination of such person's employment by Seller, and any severance payments or obligations alleged to be imposed by contract or by law; or

                  (e) any liability or claim of any nature whatsoever relating to the rights of Transferring Employees to acquire securities of Seller or any other equity-related compensation arrangement between Seller and the Transferring Employee, including without limitation claims relating to the grant, exercise, modification, forfeiture or other termination of options to purchase securities of Seller granted to any Transferring Employee, whether or not such options or other arrangement are in effect as of the Effective Date.

      6.2 General Indemnification Obligation of Purchaser. From and after the Closing, subject to the limitations of Section 6.3 hereof, Purchaser shall reimburse, indemnify and hold harmless Seller and its successors or assigns and their respective officers, agents, directors, shareholders, insurers and attorneys (each an "INDEMNIFIED SELLER PARTY") against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses (including reasonable legal fees and expenses) incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

                  (a) any and all liabilities and obligations of Seller which have been specifically assumed by Purchaser pursuant to Section 1.4.1 of this Agreement, the Assignment and Assumption Agreement and the Lease Assignment and Assumption Agreement;

                  (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that relate to the Purchaser, Transferred Business or the Purchased Assets in which the principal event giving rise thereto occurred after the Closing Date or which result from or arise out of any action or inaction after the Closing Date of Purchaser or any shareholder, director, officer, employee, agent, representative, consultant or subcontractor of Purchaser, except for those liabilities or obligations which Seller is obligated to indemnify the Indemnified Purchaser Parties pursuant to Section 6.1 hereof; or

                  (c) any misrepresentation, breach of warranty or non-fulfillment of any agreement, obligation or covenant on the part of Purchaser under this Agreement or from any misrepresentation in or omission from any schedule, certificate, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, the Services Agreement or the Supply Agreement, and any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses, (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.2.

      6.3 Method of Asserting Claims, Etc. In the event that any claim or demand for which Seller would be liable to an Indemnified Purchaser Party hereunder is asserted against or sought to be collected from an Indemnified Purchaser Party by a third party, the Indemnified Purchaser Party shall promptly notify Seller of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "CLAIM NOTICE"). Seller shall have 30 days from the giving of the Claim Notice in accordance with Section 8.8 hereof (the "NOTICE PERIOD") to notify the Indemnified Purchaser Party, (A) whether or not it disputes its liability to the Indemnified Purchaser Party hereunder with respect to such claim or demand and
(B) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense (subject to the limitation in Section 6.3(b) regarding an Agreed Upon Settlement), to defend the Indemnified Purchaser Party against such claim or demand.

                  (a) If Seller disputes its liability with respect to such claim or demand or the amount thereof (whether or not Seller desires to defend the Indemnified Purchaser Party against such claim or demand as provided in paragraphs (b) and (c) below), such dispute shall be resolved in accordance with Section 6.5 hereof. Pending the resolution of any dispute by Seller of its liability with respect to any claim or demand, such claim or demand shall not be settled (x) without the prior written consent of the Indemnified Purchaser Party, which consent shall not be unreasonably withheld and (y) by Purchaser or any Cardinal Affiliate without having first provided Seller with written notice of the terms of such settlement at least five days prior to the effective date of such settlement.

                  (b) In the event that Seller notifies the Indemnified Purchaser Party within the Notice Period that they desire to defend the Indemnified Purchaser Party against such claim or demand then, except as hereinafter provided, Seller shall have the right to defend the Indemnified Purchaser Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in such a manner as to avoid any liability to Indemnified Purchaser Party for such claim; provided, however, Seller shall not, without the prior written consent of the Indemnified Purchaser Party, consent to the entry of any judgment against the Indemnified Purchaser Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Purchaser Party of a release, in form and substance reasonably satisfactory to the Indemnified Purchaser Party, from all liability in respect of such claim or litigation. If any Indemnified Purchaser Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense provided that such participation shall be under the control of, and exclusively through, Seller. If, in the reasonable opinion of the Indemnified Purchaser Party, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnified Purchaser Party, including without limitation the administration of the tax returns and responsibilities under the tax laws of any Indemnified Purchaser Party, then the Indemnified Purchaser Party shall have the right to control the defense or settlement of any such claim or demand after giving notice to Seller of its intention to take control of the defense or settlement of such claim or demand. If the Indemnified Purchaser Party should elect to exercise such right, Seller shall have the right to participate in the defense or settlement of such claim or demand at its sole cost and expense provided that such participation shall be under the control of, and exclusively through, such Indemnified Purchaser Party; provided, that such claim or demand shall not be settled without the prior written consent of the Seller, which consent shall not be unreasonably withheld; provided further, that if the third party making any such claim or demand has agreed or stated its willingness in writing, to (x) settle such claim or demand in exchange solely for the payment of money in an agreed upon amount ("AGREED UPON SETTLEMENT") which Seller is willing to accept and agrees in writing to reimburse and indemnify Indemnified Purchaser Party for and (y) unconditionally release the Indemnified Purchaser Parties with respect to the applicable claim or demand, but the Indemnified Purchaser Parties do not accept such settlement, then in no event shall Seller be liable to reimburse or indemnify Indemnified Purchaser Parties with respect to such claim or demand in excess of the amount of such Agreed Upon Settlement plus the amount of the Indemnified Purchaser Parties' reasonable costs and out-of-pocket expenses incurred in connection with such claim or demand through the date the Indemnified Purchaser Parties refused to accept the Agreed Upon Settlement.

                  (c) (i) If Seller does not defend the Indemnified Purchaser
            Party against such claim or demand, whether by not giving the Indemnified Purchaser Party timely notice within the Notice Period as provided above or the Indemnified Purchaser Party has taken over control of such defense in accordance with the provisions of subparagraph (b) above, then the amount of any such claim or demand, or that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of Seller hereunder, unless Seller shall have disputed its liability to the Indemnified Purchaser Party hereunder, as provided in paragraph (a) above, in which event such dispute shall be resolved as provided in
            Section 6.5 hereof.

                  (ii) In the event an Indemnified Purchaser Party should have a claim against Seller hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall promptly send a Claim Notice with respect to such claim to Seller. If Seller notifies the Indemnified Purchaser Party within the Notice Period that it disputes its liability with respect to such claim or demand, such dispute shall be resolved in accordance with Section 6.5 hereof. If Seller does not notify the Indemnified Purchaser Party within the Notice Period that they dispute such claim, the amount of such claim shall be conclusively deemed a liability of Seller hereunder.

                  (d) All claims for indemnification by an Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate places "Indemnified Seller Party" for "Indemnified Purchaser Party" and variations thereof and "Purchaser" for "Seller" and variations thereof.

                  (e) All claims for indemnification for an alleged misrepresentation or breach of warranty contained in Section 3.1 or
      Section 3.2 hereof or in any Disclosure

      Schedule, certificate, statement, document or instrument furnished under this Agreement or in connection with the negotiation, execution or performance of this Agreement shall be asserted during the period in which any such representation or warranty survives pursuant to Section 3.3 hereof.

                  (f) No party shall bring a claim for indemnification under this Section 6.3 unless the aggregate amount of all claims for such indemnification exceeds $* , in which event the party may bring any and all claims for such indemnification without regard to such dollar threshold, including the first dollar of any and all claims for such indemnification; provided, however, in no event shall a party's claims for indemnification under this Section 6.3 exceed $* , in the aggregate. Notwithstanding the foregoing, the limitations set forth in this Section 6.3(f) shall not apply with respect to any claim pursuant to
      Section 6.1(e).

      6.4 Payment. Upon the determination of liability under Section 6.3 or 6.5 hereof, the appropriate party shall pay to the other, as the case may be, within ten business days after such determination, the amount of any claim for indemnification made hereunder. In the event that the indemnified party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, to setoff the unpaid amount of any such claim against any amounts owed by it or its Affiliates under this Agreement or any other agreements entered into pursuant to this Agreement, Seller's Documents or Purchaser's Documents.

      6.5 Dispute Resolution. If any Dispute arises between the parties, such Dispute shall be presented to the respective presidents or senior executives of Purchaser and Seller for their consideration and resolution. If such parties cannot reach a resolution of the Dispute, then such Dispute shall be resolved by binding alternative dispute resolution in accordance with the then existing commercial arbitration rules of CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017. Arbitration shall be conducted in the Morristown, NJ. "Dispute" means any dispute, controversy or disagreement between the parties in connection with this Agreement. Nothing herein shall restrict the right of a party to seek a preliminary injunction or other judicial relief if in that party's judgment such judicial proceedings are necessary or appropriate to avoid irreparable damage. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 6.5 are pending. The parties will take all such actions, if any, which may be necessary or appropriate to effectuate such tolling.

      6.6 Other Rights and Remedies. The indemnification rights of the parties under this Article VI are independent of and in addition to such other rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, an injunction, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

                       ARTICLE VII - POST CLOSING MATTERS

      7.1 Employee Benefits. After the Closing Date, Purchaser shall make available to each of the Plant Employees who accepts employment with Purchaser that portion of all sick pay and accrued vacation time (or pay in lieu thereof) which have been accrued on behalf of that employee as of the Closing Date, in each case in accordance with such policies as Purchaser may

---------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

adopt from time to time. Seller shall be responsible for and shall promptly discharge any liability or obligation for any other benefits (including the arrangements, plans and programs set forth in SCHEDULE 3.1.19 of the Disclosure Schedule), wages, salaries and other amounts which have been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date or any worker's compensation claims related to events occurring prior to the Closing, and Purchaser shall assume no liability therefor. No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. All amounts payable by Seller directly to Plant Employees who accept employment with Purchaser, or to any fund, shall be paid by Seller within 30 days after the Closing Date to the extent that such payment is not inconsistent with the terms of such fund, program, arrangement or plan. For all purposes, all employees of Seller who are employed by Purchaser on or after the Closing Date shall be granted credit for years of service with Seller.

      7.2 Transferring Employees; Non-Solicitation. As of the Closing Date, Purchaser shall have offered employment to, and Seller shall use its reasonable commercial efforts to assist Purchaser in employing as new employees of Purchaser, the Transferring Employees. As a condition to such employment by Purchaser, Purchaser may require each Transferring Employee to pass a drug test and background check and to execute and deliver to Purchaser the "Certificate of Compliance with Cardinal's Business Ethics Program," the form of which Certificate has previously been provided to Seller. Purchaser shall notify Seller of the identity of the Transferring Employees prior to the Closing. Seller shall terminate, effective as of the Closing Date, all employment or contracting arrangements it has with any of the Transferring Employees. For a period of six (6) months after the Closing Date, Seller shall not directly or indirectly solicit employment of or offer employment to any (a) Transferring Employee, (b) individual who is then an employee of Purchaser or any Affiliate of Purchaser, or (c) Transferring Employee who has terminated employment with Purchaser or any Affiliate of Purchaser without the consent of Purchaser or such other Affiliate within 180 days of such solicitation or offer. For a period of six (6) months after the Closing Date, Purchaser shall not directly or indirectly solicit employment or offer employment to any person that is an employee of Seller or any Affiliate of Seller immediately after the Closing (the "NON-TRANSFERRING EMPLOYEES"), without the prior written consent of the Seller or such other Affiliate within 180 days of such solicitation or offer. For a period commencing six (6) months after the anniversary of the Closing Date and expiring twelve (12) months after the anniversary of the Closing Date, neither party will directly solicit for employment or offer employment to employees of the other party; however, the Seller may hire Transferring Employees who respond to general solicitations not targeted at the Transferring Employees, and the Purchaser may hire Non-Transferring Employees who respond to general solicitations not targeted at Non-Transferring Employees. If Seller provides Purchaser with notice within 90 days after the Closing Date that a person set forth on Schedule 7.2 is able to perform the function of the job previously performed by such person on behalf of the Seller at the Plant, the Purchaser shall offer employment to such person and shall otherwise treat such person as a Transferring Employee.

      7.3 Discharge of Obligations. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities of Seller that have not been assumed by Purchaser under Section 1.4.1 of this Agreement, the Assignment and Assumption Agreement and the Lease Assignment and Assumption Agreement. From and after the Closing Date, the Purchaser shall pay and discharge, in accordance with its past practice, all obligations of the Seller that have been assumed by Purchaser under Section 1.4.1 of this Agreement, the Assignment and Assumption Agreement and the Lease Agreement and Assumption Agreement.

      7.4 Payments Received. Seller and Purchaser agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts.

      7.5 Further Assurances. Seller from time to time after the Closing, at Purchaser's request, shall execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Purchased Assets, or to better enable Purchaser to complete, perform or discharge any of the liabilities or obligations assumed by Purchaser at the Closing pursuant to Section 1.4.1 of this Agreement, the Assignment and Assumption Agreement and the Lease Assignment and Assumption Agreement. Each party hereto will cooperate with the other party and execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

       7.6 Specific Performance. The parties hereto recognize and agree that in the event of a breach by Seller of this Article VII, money damages may not be an adequate remedy to Purchaser and, even if money damages were adequate, it may be impossible to ascertain or measure with any degree of accuracy the damages sustained by Purchaser therefrom. Accordingly, if there should be a breach or threatened breach by Seller of provisions of this Article VII, Purchaser may be entitled to an injunction restraining Seller from any breach without showing or proving actual damage sustained by Purchaser. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Purchaser may otherwise have under applicable law.

                          ARTICLE VIII - MISCELLANEOUS

      8.1   Termination.

            (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                  (i)  by mutual consent of Seller and Purchaser;

                  (ii) by Purchaser (A) at any time if the representations and warranties of Seller made in connection with this Agreement were incorrect in any material respect when made or at any time thereafter, (B) upon written notice to Seller given at any time on or after the day that is 120 days after the Effective Date (or such later date as shall have been specified in a writing authorized on behalf of Seller and Purchaser) if any of the conditions precedent set forth in Section 5.1 hereof have not been met (unless the failure of the conditions to have been met is solely due to Purchaser's failure to comply with the terms of this Agreement, in which case such period shall be extended for a reasonable time sufficient to permit Seller to cause the condition to be met), or
            (C) at any time if Seller shall have failed to perform or comply in all material respects with all covenants, agreements and obligations under this Agreement and Seller shall have failed to cure such nonperformance or noncompliance within 30 days of the receipt from Purchaser of written notice of such nonperformance or noncompliance; and

                  (iii) by Seller, (A) at any time if the representations and warranties of Purchaser made in connection with this Agreement were incorrect in any material respect when made or at any time thereafter, (B) upon written notice to Purchaser given at any time on or after the day that is 120 days after the Effective Date (or such later date as shall have been specified in a writing authorized on behalf of Seller and Purchaser) if any of the conditions precedent set forth in Section 5.2 hereof have not been met (unless the failure of the condition to have been met is solely due to Seller's failure to comply with the terms of this Agreement, in which case such period shall be extended for a reasonable time sufficient to permit Purchaser to cause the condition to be met), or
            (C) at any time if Purchaser shall have failed to perform or comply in all material respects with all covenants, agreements and obligations under this Agreement and Purchaser shall have failed to cure such nonperformance or noncompliance within 30 days of the receipt from Seller of written notice of such nonperformance or noncompliance or (D) by Seller by providing written notice that Seller has entered into a binding agreement with a major pharmaceutical company providing for the sale of all or a portion of the Purchased Assets and/or the transfer of rights to manufacture some or all of the Adams Products in connection with the license or sale of rights to market the Adams Products.

            (b) In the event of the termination of this Agreement pursuant to the provisions of this Section 8.1, this Agreement (except for this Section 8.1 and Sections 8.4 and 8.9 hereof which shall survive) shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or shareholders in respect of this Agreement except as otherwise set forth in this Section 8.1.

            (c) If this Agreement is terminated (i) by Purchaser pursuant to
      Section 8.1(a)(ii), or (ii) by Seller pursuant to Section 8.1(a)(iii)(D), then Seller shall immediately pay to Purchaser a termination fee (the "TERMINATION FEE") in an amount equal to $500,000, in lieu of all other remedies or damages; provided, however, the Seller shall not be required to pay the Termination Fee if this Agreement is terminated pursuant to
      Section 8.1(a)(i). The parties agree (1) the agreements contained in this
      Section 8.1(c) are an integral part of the transactions contemplated by this Agreement, (2) the foregoing

      Termination Fee constitutes liquidated damages, not a penalty, and (3) the Termination Fee is necessary because the termination of this Agreement in a manner giving rise to the Termination Fee would result in substantial damages to Purchaser which may be difficult to calculate accurately.

      8.2   Brokers' and Finders' Fees.

            (a) Seller shall pay all brokerage fees, finder's fees and other commissions payable to any person in respect of this Agreement or the consummation of the transactions contemplated hereby as a result of the dealings, arrangements or agreements with any such person by Seller and Seller agrees to indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of the dealings, arrangements or agreements with any such person by Seller.

            (b) Purchaser represents and warrants that no brokerage fee, finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby is due by it to any third party, and Purchaser agrees to indemnify and hold harmless Seller against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Purchaser's dealings, arrangements or agreements with or any such person.

            (c) The limitations set forth in Section 6.3(f) shall not apply to any breach of a representation, warranty, covenant or other agreement set forth in this Article VIII.

      8.3 Sales, Transfer and Documentary Taxes, Etc. Purchaser and Seller shall each pay 50% of all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith and shall indemnify, reimburse and hold harmless the other in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith. For clarification, it is understood that any tax relating to any gain recognized by Seller on the transfer of any of the Purchased Assets shall be borne exclusively by Seller. Seller shall not be responsible for any use tax or similar tax relating to the transfer of the Purchased Assets from Texas to another jurisdiction.

      8.4 Expenses. Except as provided for in Section 8.3, each party shall bear its respective legal, accounting, and other costs and expenses associated with the transactions contemplated by this Agreement (including without limitation the costs of any accountants, attorneys, brokers and financial advisors).

      8.5 Contents of Agreement; Parties in Interest; Etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Except as provided in Article VI and except for Affiliates of Purchaser which are intended third party beneficiaries of this Agreement, this Agreement is not intended to confer upon any other person not a party hereto any rights or remedies hereunder. Any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

      8.6 Assignment and Binding Effect. This Agreement may not be assigned by Seller without the prior written consent of Purchaser. Purchaser may assign its rights and obligations to any Cardinal Affiliate (provided that the Purchaser shall remain liable to make all required payments under this Agreement). Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of each party hereto.

      8.7 Waiver and Amendment. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. No amendment of any provision of this Agreement shall be valid unless it shall be in writing and signed by the Purchaser and Seller.

      8.8 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telecopier or by registered or certified mail, postage prepaid, as follows:

            If to Purchaser, to:

            Cardinal Health PTS, LLC
            7000 Cardinal Place
            Dublin, Ohio 43017
            Telecopier No.:  (614) 757-5051
            Attention: Vice President and Associate General Counsel, Pharmaceutical Technologies & Services

            With a required copy to:


            If to Seller, to:
            Adams Laboratories, Inc.
            Colonial Court
            409 Main Street
            Chester, New Jersey 07930
            Telecopier No: (908) 879-9784
            Attention: Walter E. Riehemann, Esq.



            With a required copy to:

            Holland & Knight LLP
            100 North Tampa Street
            Suite 4100
            Tampa, Florida 33602
            Telecopier No: (813) 229-0134
            Attention: Robert J. Grammig

   or to such other address or telecopier number as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telecopied or mailed.

      8.9   Confidential Information.

            8.9.1 Cardinal Information. From and after the Effective Date, Seller shall not disclose to any person (other than Purchaser or any Cardinal Affiliate) in any manner, directly or indirectly, any confidential or proprietary information or data of Purchaser or any Cardinal Affiliate whether of a technical or commercial nature ("CONFIDENTIAL INFORMATION"), or use or assist any person (other than any Cardinal Affiliates) to use, in any manner, directly or indirectly, any Confidential Information, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through the breach of any provisions of this Agreement. As used in this Agreement, Confidential Information includes but is not limited to any and all (i) computer software proprietary to any Cardinal Affiliate, together with all documentation for any such software; (ii) confidential, proprietary or trade secret information submitted to any Cardinal Affiliate in confidence by its suppliers, employees, consultants, customers or others; (iii) information of any Cardinal Affiliate concerning operations, customers or prospects, terms and conditions of sale and prices, technical knowledge relating to customer requirements, and knowledge of markets for its products and services; and (iv) subject to the successful consummation of the Closing, all confidential, proprietary, and similar information of the Transferred Business, other than information relating solely to the Excluded Assets. Seller acknowledges that all information, whether falling within the above definition or otherwise (unless specifically excepted above), shall be presumed to be Confidential Information if any Cardinal Affiliate takes measures designed to prevent it, in the ordinary course of business, from being available to persons other than those selected by Cardinal Affiliates to have access thereto for limited purposes. All information disclosed to Seller or its Affiliates or to which Seller or its Affiliates obtains access, which such person has reasonable basis to believe to be Confidential Information, or which such person has reasonable basis to believe that any Cardinal Affiliate treats as being Confidential Information, shall be presumed to be Confidential Information. Notwithstanding the foregoing this Section 8.9.1 shall not restrict Seller from using or disclosing information related to Purchaser or any Cardinal Affiliate properly obtained in the course of other business relationships for any proper purpose otherwise permitted.

            8.9.2 Seller Information. From and after the Effective Date, the Cardinal Affiliates shall not disclose to any person in any manner, directly or indirectly, any confidential or proprietary information or data of Seller whether of a technical or commercial nature ("SELLER CONFIDENTIAL INFORMATION"), or use or assist any person (other than Seller or any of Seller's Affiliates) to use, in any manner, directly or indirectly, any Seller Confidential Information, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through the breach of any provisions of this Agreement. As used in this Agreement, Seller Confidential Information includes but is not limited to any and all (i) computer software proprietary to Seller, together with all documentation for any such software;
(ii) confidential, proprietary or trade secret information submitted to Seller in confidence by its suppliers, employees, consultants, customers or others;
(iii) information of Seller or any of its Affiliates concerning operations, customers or prospects, terms and conditions of sale and prices, technical knowledge relating to customer requirements, and knowledge of markets for its products and services; and (iv) all confidential, proprietary, and similar information of the Transferred Business and the Adams Products. Purchaser acknowledges that all information, whether falling within the above definition or otherwise, shall be presumed to be Seller Confidential Information if Seller or any of its Affiliates takes measures designed to prevent it, in the ordinary course of business, from being available to persons other than those selected by Seller or its Affiliates to have access thereto for limited purposes. All information disclosed to Cardinal Affiliates or to which Cardinal Affiliates obtain access, which such person has reasonable basis to believe to be Seller Confidential Information, or which such person has reasonable basis to believe Seller or its Affiliates treats as being Seller Confidential Information, shall be presumed to be Seller Confidential Information. Effective upon the Closing, Seller Confidential Information which relates solely to the Transferred Business shall become Confidential Information of Purchaser and the provisions of Section 8.9.1 shall apply thereto and the provisions of this Section 8.9.2 shall cease to apply thereto. Notwithstanding the foregoing, this Section 8.9.2 shall not restrict Purchaser or any Cardinal Affiliate from using or disclosing information related to Seller properly obtained in the course of other business relationships for any proper purpose otherwise permitted. Seller acknowledges the Purchaser and its Affiliates have and continue to acquire and develop substantial know-how, expertise and information relating to the pharmaceutical business and related industries including without limitation relating to the manufacture of tablets and other products. Nothing in this Agreement shall be deemed to restrict in any manner the ability of Purchaser and its Affiliates to engage in manufacturing and related activities whether through the use of Transferred Know How or otherwise. The foregoing shall not be construed as a license to any patented intellectual property of Seller.

      8.10 Counterparts. This Agreement may be executed in two or more counterparts that together shall constitute a single agreement.

      8.11 Pronouns. All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person(s) may require.

      8.12 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware without regard to the principles of conflict of laws thereof.

      8.13 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

      8.14 Knowledge. For purposes of this Agreement, an individual shall be deemed to have "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or if such person, in the conduct of their duties, should have become aware of such fact or other matter. Seller shall be deemed to have "knowledge" of a particular fact or other matter that any individual who is serving as a director or executive officer of such entity (or in any similar capacity) or any other person set forth on
SCHEDULE 8.14 has, or at any time had, knowledge of such fact or other matter.

      8.15 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder or this Agreement and such provisions as applied to other persons, places and circumstances shall not be effected thereby and remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the Effective Date was executed or last amended.

      8.16 Definitions. The following terms are defined in the sections indicated below:

Term                                    Where Defined
Adams Products                          Recital A
Affiliate                               1.1.1(i)
Agreed Upon Settlement                  6.3 (b)
Agreement                               Introduction
Assumed Contract                        3.1.17
Assumed Liabilities                     1.4.1
Authorizations                          3.1.14
Balance Sheet                           3.1.6
Balance Sheet Date                      3.1.6
Books and Records                       1.1.1 (e)
Cardinal Affiliate                      6.1
Cash Payment                            1.3.1 (a)
CERCLA                                  3.1.22
Claim Notice                            6.3
Closing                                 2.1
Closing Date                            2.1
Closing Inventory Balance               1.3.1(b)
COBRA                                   1.4.1 (e)
Code                                    3.1.19(b)
Confidential Information                8.9.1
Disclosure Schedule                     3.1
Effective Date                          Introduction
Environmental Claim                     3.1.22 (b)
Environmental Record                    3.1.22
Environmental Regulations               3.1.22 (a)
ERISA                                   3.1.19(b)
Excluded Assets                         1.1.2
Financial Information                   3.1.6
Hazardous Material                      3.1.22
Indemnified Purchaser Party             6.1
Indemnified Seller Party                6.2
Inventory                               1.1.1 (c)
Inventory Cost                          1.3.1 (b)
Multiple Employer Plan                  3.1.19(b)
Notice Period                           6.3
Non-Transferring Employees              7.2
Permitted Liens                         3.1.12
Plant                                   Recital A and 1.1.1(a)
Plant Employees                         3.1.18 (b)
Purchase Price                          1.3.1
Purchased Assets                        1.1.1
Purchaser                               Introduction
Purchaser's Documents                   3.2.2

Quality Agreement                       2.2(a)(v)
RCRA                                    3.1.22
Real Property Lease                     1.1.1 (a)
Regulations                             3.1.14
Release                                 3.1.22
Seller                                  Introduction
Seller Confidential Information         8.9.2
Seller's Documents                      3.1.2
Seller's Proprietary Rights             1.1.2(b)
Services Agreement                      2.2(a)(iii)
Software                                3.1.21 (d)
Sublease Agreement                      2.2(a)(vi)
Supply Agreement                        2.2 (a) (iv)
Tangible Personal Property              1.1.1 (b)
Tax Returns                             3.1.9
Taxes                                   3.1.9
Termination Fee                         8.1(c)
Transferred Business                    Recital A
Transferred Know How                    1.1.1(h)
Transferring Employees                  5.2.4
Transition Agreement                    2.2(a)(vii)
Upgrade Savings                         1.3.1 (c)
Utilities                               3.1.7 (b)


                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the undersigned have executed this Agreement, or have caused this Agreement to be executed by their duly authorized officer, as of the date first written above.

SELLER:                                  PURCHASER:

ADAMS LABORATORIES, INC.                 CARDINAL HEALTH PTS, LLC





By:     /s/ Michael Valentino         By:      /s/ Thomas J. Stuart
        --------------------------             --------------------------------
Name:   Michael Valentino             Name:    Thomas J.Stuart
        --------------------------             --------------------------------

Title:  President and CEO             Title:   President, Modified Release Tech.
        --------------------------             --------------------------------

Index of Exhibits



Exhibit A-1 Form of Lease Assignment and Assumption Agreement

Exhibit A-2 Form of Bill of Sale

Exhibit A-3 Form of Assignment and Assumption Agreement

Exhibit B   Form of Commercial Services Agreement

Exhibit C   Form of Supply Agreement

Exhibit D   Form of Quality Agreement

Exhibit E   Form of Sublease Agreement

Exhibit F   Form of Transition Services Agreement

                                                                     Exhibit A-1


                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                               AND LESSOR CONSENT

      ASSIGNMENT AND ASSUMPTION AGREEMENT AND LESSOR CONSENT made as of April 1, 2004, by and among Adams Laboratories, Inc., a Texas corporation d/b/a Adams Respiratory Therapeutics (the "Assignor"), Cardinal Health PTS, LLC, a Delaware limited liability company (the "Assignee"), and The Estate of James Campbell, Deceased ("Lessor").

                              W I T N E S S E T H:

      WHEREAS, CCP Investment Properties, Ltd., a Texas limited partnership ("Original Landlord") and Tenant have previously executed a document entitled "Industrial Lease Agreement" (as amended as described below, the "Lease") with regard to 71,108 square feet of lease space currently occupied by Assignor located at 14801 Sovereign Road, Forth Worth, Texas (the "Original Premises"); and

      WHEREAS, Original Landlord and Assignor previously executed a document entitled "Amendment to Industrial Lease Agreement" dated October 29, 1990, and AEW # 14 Corporation, as successor landlord, and Tenant executed a document entitled "Second Amendment to Industrial Lease Agreement" dated March 15, 1991, both of said amendments relating to the security deposit due under the terms of the Lease; and

      WHEREAS, Metropolitan Life Insurance Company, as successor landlord ("Metropolitan"), and Assignor executed a document entitled "Third Amendment to Industrial Lease Agreement" dated January 27, 1993 (the "Third Amendment") which amendment added 36,020 square feet of "Expansion Premises" to the Original Premises; and

      WHEREAS, Metropolitan and Assignor executed a document entitled "Fourth Amendment to Lease Agreement" dated July 27, 1993 (the "Fourth Amendment"), which amendment added 3000 square feet of "Second Expansion Space" to the Original Premises so that the premises covered by the Lease, as amended by the Third Amendment and the Fourth Amendment, totaled a sum of 110,128 square feet (the "Premises"); and

      WHEREAS, Metropolitan and Assignor executed a document entitled "Fifth Amendment to Industrial Lease Agreement" on January 19, 1995 (the "Fifth Amendment") which amendment added 36,020 square feet of "Third Expansion Space" to the Premises; and

      WHEREAS, Assignor and Lessor agreed in a document entitled "Seventh Amendment to Industrial Lease Agreement" dated June 1, 2002 (the "Seventh Amendment") that the Third Expansion Space was no longer subject to the terms of the Lease and to add 20,000 square feet to the Premises, so that as of June 1, 2002 the Premises consists of 130,128 square feet; and

      WHEREAS, Metropolitan and Medeva Pharmaceuticals, Inc. ("Medeva"), as successor to Adams Laboratories, Inc., and Adams Laboratories, Inc., an entity then-new to the Lease and now being Assignor, executed a document entitled "Partial Assignment and Sixth Amendment to

Industrial Lease Agreement" dated February 25, 1998, by which document, among other matters, 1) Assignor assumed the terms of the Lease as to the Premises as contemplated by the Fourth Amendment, 2) Medeva remained tenant under the Lease as to the 36,020 of "Third Expansion Space" as discussed in the Fifth Amendment, and as to which space the Lease has terminated, and 3) the Lease Term was extended so as to terminate on January 31, 2006 (Terms used and not otherwise defined herein shall have the meaning ascribed to them in the Lease); and

      WHEREAS, pursuant to an Asset Purchase Agreement dated March 24, 2004, Assignee is purchasing certain assets of the Assignor, including without limitation, the Lease; and

      WHEREAS, Assignor desires to assign its interests in the Lease to Assignee and Assignee desires to assume the obligations of Assignor with respect to the Lease; and

      WHEREAS, the terms of the Lease require Lessor to consent to any assignment of the Lease and Lessor desires to consent to such assignment.

      NOW, THEREFORE, in consideration of the premises, which are incorporated herein by reference, and of the terms, conditions and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Assignment of Lease. As of the Effective Date, Assignor hereby assigns, sells, transfers and delivers to Assignee all of the right, title and interest of Assignor in the Lease to have and to hold the same, upon and subject to the respective covenants, terms and conditions contained therein for the remainder of the term thereof.

      2. Assumption of Lease. Assignee hereby accepts the assignment of the Lease and assumes and agrees to perform directly all of the respective duties and obligations of Assignor thereunder that accrue from and after the Effective Date and agrees to perform all of the respective covenants, terms and conditions contained therein.

      3. No Default; Other Representations. Lessor represents and warrants that (a) neither it nor, to its knowledge, Assignor is in default under the terms of the Lease and, to its knowledge, no fact exists that with the passage of time or notice would constitute an event of default by either of them under the Lease; and (b) the Premises and Building are in compliance in all material respects with all federal or state laws, orders and regulations.

      4. Consent of Lessor. Lessor hereby consents to the assignment and assumption of the Lease by Assignee and Lessor and Assignee acknowledge that this Assignment and Assumption Agreement constitutes an amendment to the Lease substituting Assignee for Assignor for all purposes. Lessor agrees that from and after the date hereof, both Assignor and John Q. Adams, Sr., in his capacity as guarantor, shall be, and hereby are, released from any and all claims, losses, damages, liabilities, and obligations arising under or in connection with the Lease, Lessor agreeing to look solely to Assignee as the sole tenant under the Lease from and after the date hereof.

      5. Effect of Agreement. This agreement shall be binding on and inure to the respective benefit of each of the parties hereto and its respective successors and assigns.

      6. Severability. The invalidity or unenforceability of any provision of the agreement shall not affect the validity or enforceability of any other provision.

      7. Modification. No provision of this agreement, including the provisions of this paragraph, may be modified, deleted or amended in any manner except by an agreement in writing executed by all of the parties hereto.

      8. Construction. This agreement is executed and delivered in the State of Texas and shall be construed and enforced in accordance with the laws of such state.

      9. Original Copies. This agreement is executed in more than one counterpart, each of which shall be deemed an original.

      10. Headings. The underlined headings herein are for convenience only and shall not affect the interpretation of this agreement.

      11. Notices. Section 26 of the Lease shall be amended to reflect that the address for notice for Assignee shall be:

                  Cardinal Health, PTS, LLC
                  14 School House Road
                  Somerset, NJ  08873
                  Telecopier:  732-537-6491
                  Attn: Legal Department

              (THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

      IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the date written above.

Witnesses:                                ADAMS LABORATORIES, INC.
                                          d/b/a ADAMS RESPIRATORY THERAPEUTICS

---------------------------------
Print Name:                               By:
            ----------------------            ----------------------------------
                                          Name:
                                          Title:
---------------------------------
Print Name:
            ---------------------


----------------------------------        CARDINAL HEALTH PTS, LLC
Print Name:
            ---------------------
                                          By:
                                          ----------------------------------
---------------------------------         Name:
Print Name:                               Title:
            ---------------------


---------------------------------         THE ESTATE OF JAMES CAMPBELL, DECEASED
Print Name:
            ---------------------
                                          By:
                                          ----------------------------------
---------------------------------         Name:
                                          Title:
Print Name:
            ---------------------

                                                                     Exhibit A-2

                                  BILL OF SALE

      KNOW ALL MEN BY THESE PRESENTS that, pursuant to the terms and conditions of that certain Asset Purchase Agreement, dated as of March 24, 2004, by and between Adams Laboratories, Inc., a Texas corporation d/b/a Adams Respiratory Therapeutics ("Seller") and Cardinal Health PTS, LLC, a Delaware limited liability company ("Purchaser") (the "Asset Purchase Agreement"), Seller, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), does hereby grant, sell, convey, assign, transfer and deliver unto Purchaser to have, and to hold forever, the following (capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Asset Purchase Agreement):

            All of its right, title and interest in and to Purchased Assets that can be transferred pursuant to an instrument of this kind including without limitation the Inventory, the Tangible Personal Property (including without limitation the items set forth on SCHEDULE 1.1.1(b) of the Disclosure Schedule) and copies of the Books and Records, in each case free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever except for Permitted Liens.

      This Bill of Sale is being executed in connection with, and is subject to all representations, warranties, covenants and agreements set forth in the Asset Purchase Agreement and shall neither add to nor detract from the Asset Purchase Agreement.

      Seller covenants and agrees, at all times and from time to time hereafter, that it will make, do, execute and deliver such further instruments, acts, consents, and assurances as Purchaser may reasonably request to more effectively sell, convey, transfer to and vest in Purchaser all of the right, title and interest in and to the Tangible Personal Property.

      This Bill of Sale shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of Delaware. Except for the Asset Purchase Agreement and the other closing documents executed by Seller and Purchaser pursuant to it, this Bill of Sale records the entire understanding between the parties regarding the sale and purchase of the Inventory and Tangible Personal Property, and supersedes any previous or contemporaneous agreement, understanding, or representation, oral or written, by either of them.

      Seller further covenants and agrees that the covenants herein contained shall be binding upon its successors and assigns.

      IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by a duly authorized officer of Seller on this 1st day of April, 2004.

                                    SELLER:

                                    ADAMS LABORATORIES, INC.


                                    By:
                                       ---------------------------------

                                    Name:
                                         -------------------------------

                                    Title:
                                          ------------------------------

                                                                     Exhibit A-3


                       ASSIGNMENT AND ASSUMPTION AGREEMENT

            THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into as of April 1, 2004, by and between Adams Laboratories, Inc., a Texas corporation d/b/a Adams Respiratory Therapeutics, ("Assignor"), and Cardinal Health PTS, LLC, a Delaware limited liability company ("Assignee").

                                    RECITALS

            WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement, dated as of March 24, 2004, by and between Assignor and Assignee (the "Asset Purchase Agreement"), pursuant to which Assignor is selling to Assignee the Transferred Business, including the Purchased Assets, all as more particularly described in the Asset Purchase Agreement; and

            WHEREAS, pursuant to the terms and conditions of the Asset Purchase Agreement, Assignor desires to assign and Assignee desires to assume the Assumed Contracts, the Authorizations and the Assumed Liabilities.

            NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment of Assumed Contracts, Authorizations and Assumed Liabilities. Assignor hereby assigns and transfers to Assignee all of its right, title and interest in and to the Assumed Contracts, the Authorizations and the Assumed Liabilities.

2. Acceptance of Assignment and Assumption of Assumed Liabilities. Assignee hereby agrees to and accepts the assignment under Section 1 above and, except as provided in Section 1.4.2 of the Asset Purchase Agreement, hereby assumes and covenants to keep, perform and fulfill from and after the date hereof the executory portion of the terms, covenants, conditions and obligations of each of the Assumed Contracts, the Authorizations and the Assumed Liabilities required to be kept, performed and fulfilled from and after the date hereof by Assignor thereunder, subject to, in the case of any Assumed Contract or Authorization which requires consent to assignment, the receipt of any required consent.

3. Effectiveness; Conflicts. Assignor and Assignee acknowledge and agree that the effectiveness of this Assignment and Assumption Agreement is contingent upon, and subject to, the Closing. If any provision of this Assignment and Assumption Agreement conflicts with any provision of the Asset Purchase Agreement, the provision of the Asset Purchase Agreement shall control.

4. Successors and Assigns. This Assignment and Assumption Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto. No further assignment shall relieve Assignee of primary liability hereunder except as specifically agreed to in writing by the parties hereto.

5. Amendment; Waiver. Neither this Assignment and Assumption Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto (or, in the case of a waiver, by the party granting such waiver). No waiver of any of the provisions of this Assignment and Assumption Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of any party hereto to insist upon strict compliance by any other party with any obligation, covenant, agreement or condition contained in this Assignment and Assumption Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

6. Further Assurances. Each of the parties hereto, at all times and from time to time hereafter, and upon every reasonable written request to do so by another party hereto, shall make, do, execute and deliver, or cause to be made, done, executed and delivered, all such further acts, deeds, assurances and things as may be reasonably required in order to further implement and carry out the intent and purpose of this Assignment and Assumption Agreement.

7. Counterparts. This Assignment and Assumption Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

8. Governing Law. This Assignment and Assumption Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware without regard to the principles of conflict of laws thereof.

9. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Asset Purchase Agreement.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                Executed as the day and year first above written.

ASSIGNOR:                                 ASSIGNEE:

ADAMS LABORATORIES, INC.                  CARDINAL HEALTH PTS, LLC


By:                                       By:
   ---------------------------               ---------------------------

Name:                                     Name:
     -------------------------                 -------------------------

Title:                                    Title:
      ------------------------                  ------------------------

                                                                       Exhibit B

                   COMMERCIAL SERVICES AGREEMENT

         This Commercial Services Agreement ("AGREEMENT"), dated as of April 1, 2004, is between Cardinal Health PTS, LLC, a Delaware limited liability company ("CARDINAL") and Adams Laboratories, Inc., a Texas corporation d/b/a Adams Respiratory Therapeutics ("ADAMS").

                             RECITALS

      WHEREAS, Cardinal and Adams are parties to that certain Asset Purchase Agreement (the "PURCHASE AGREEMENT") dated March 24, 2004, pursuant to which Adams agreed to sell and Cardinal agreed to purchase certain assets on the terms and conditions set forth therein; and

      WHEREAS, in connection with the Purchase Agreement, Cardinal and Adams are entering into a Supply Agreement (the "SUPPLY AGREEMENT"), pursuant to which Cardinal is agreeing to manufacture and sell and Adams is agreeing to purchase certain products on the terms and conditions set forth therein; and

      WHEREAS, as a material inducement for Cardinal to consummate the transactions contemplated by the Purchase Agreement and to commit to perform the services contemplated by the Supply Agreement, Adams has agreed that Cardinal shall be Adams' preferred provider of marketing, sales, logistics, development, analytical and other services and as a material inducement for Adams to consummate the transactions contemplated by the Purchase Agreement and to commit to purchase products as contemplated by the Supply Agreement, Cardinal has agreed to provide favorable pricing to Adams for certain services, in each case on the terms and conditions set forth in this Agreement.

                             AGREEMENT

            NOW, THEREFORE, in consideration of the premises and the promises set forth in this Agreement, the parties agree as follows:

      1.    DEFINITIONS.

      (a) "ADAMS PRODUCT" means all products for which Adams now has or during the term of this Agreement obtains the rights to market or sell including without limitation products currently marketed under the Mucinex(R) brand, the ALLERx(R) brand, the Aquatab(R) brand or any replacement or successor brand of such brands and also includes any experimental (pre-commercial) product.

      (b) "AFFILIATE" as applied to Cardinal or Adams shall mean any legal entity other than Cardinal or Adams, as the case may be, in whatever country organized, controlling, controlled by or under common control with Cardinal or Adams. An entity is deemed to be in control of another entity (controlled entity) if the former owns directly or indirectly at least fifty percent (50%), or the maximum percentage allowed by law in the country of the controlled entity, of the outstanding voting equity securities of the controlled entity (or other equity or ownership interest if such controlled entity is other than a corporation) or otherwise has the power to direct or cause the direction of the management of the controlled entity.

      (c) "COMMERCIAL OUTSOURCE ACTIVITY" means marketing, sales, logistics, development, analytical and other services that support or are intended to support the commercialization of Adams Products if such services (a) are services of the type that Cardinal (together with its Affiliates) possesses (or can reasonably be expected to possess within the applicable timeframe) the means to provide and
(b) are not Excluded Activities. Notwithstanding anything contained herein, Commercial Outsource Activities do not include development or analytical services provided by Cardinal with respect to Mucinex(R) or any Mucinex(R) line extension pursuant to the Transition Services Agreement between Adams and Cardinal dated as of the date of this Agreement. Without limiting the generality of the foregoing, a "Commercial Outsource Activity" includes: (i) product formulation; (ii) product development (including activities to develop an enhanced, next-generation or line extension of an Adams Product); (iii) manufacture of samples or products for clinical testing or commercial sale; (iv) packaging of samples or products for clinical testing or commercial sale; (v) supply or distribution of samples or products for clinical testing or commercial sale; (vi) product sales and marketing services; (vii) funding or other risk-sharing arrangement with respect to the conduct of clinical trials of an Adams Product; and (viii) other goods or services related to the development, manufacture or distribution of pharmaceutical or health care products of a type regularly provided by Cardinal or its Affiliates.

      (d) "EXCLUDED ACTIVITY" means services relating to an Adams Product that are performed by employees of Adams in the ordinary course of business or product sales and marketing services set forth in Section 1(c)(vi) performed by a Major Pharmaceutical Enterprise that acquires exclusive rights to market the relevant Adams Product. For the avoidance of doubt, Excluded Activities, as that term relates to a Major Pharmaceutical Enterprise or its Affiliates, do not include any of those Commercial Outsource Activities set forth in Section 1(c) other than Section 1(c)(vi).

      (e) "MAJOR PHARMACEUTICAL ENTERPRISE" means (i) a company which, together with its Affiliates, had worldwide annual revenues from the sale of prescription and/or over the counter pharmaceutical, health care or personal care products in excess of $2 billion during its most recently completed fiscal year and (ii) any Affiliates of such company.

      2. PREFERRED PROVIDER; GRANT OF RIGHT OF FIRST REFUSAL. During the term of this Agreement, in connection with any proposed arrangement for Commercial Outsource Activities required by Adams, Cardinal shall have a right of first refusal, should Adams seek to source any Commercial Outsource Activities with a provider (other than Cardinal or its Affiliates), unless Cardinal (together with its Affiliates) does not then possess (or cannot reasonably be expected to possess within the applicable timeframe) the means to provide such Commercial Outsource Activities to Adams. In connection with any Commercial Outsource Services, Adams shall submit to Cardinal a written request for a proposal specifying Adams's requirements for the Commercial Outsource Services, including reasonably prescribed specifications, standards for materials, quality, delivery, pricing and/or service support (the "PERFORMANCE REQUIREMENTS"). Within thirty (30) days of the receipt of Adams' Performance Requirements, Cardinal shall submit a proposal to Adams for the provision of the relevant Commercial Outsource Services or such portion of such services as Cardinal possesses (or can reasonably be expected to possess within the applicable timeframe) the means to provide, proposed pricing and evidence of its ability to satisfy the Performance Requirements (the "PROPOSAL"). The parties shall then negotiate in good faith to reach agreement on applicable pricing and/or any changes to the Performance Requirements and on a definitive agreement for the Commercial Outsource Services. If the parties do not reach an agreement for the provision of the Commercial Outsource Services within thirty (30) days of Adams' receipt of the Proposal (each a "Rejected Commercial Outsource Service), then Adams shall be free to source such Rejected Commercial Outsource Services with an alternate provider (other than Adams or its

Affiliates) so long as the material terms and/or conditions of the arrangement with the alternate provider are more favorable to Adams than the corresponding material terms and/or conditions offered by Cardinal in the Proposal or the subsequent negotiations between Cardinal and Adams.

      3.          REPRESENTATIONS AND WARRANTIES:

      (a) DUE AUTHORIZATION. Adams represents and warrants that this Agreement has been duly authorized by all necessary corporate action on the part of Adams, has been duly executed by a duly authorized officer of Adams and constitutes a valid and binding obligation of Adams. Cardinal represents and warrants that this Agreement has been duly authorized by all necessary corporate action on the part of Cardinal, has been duly executed by a duly authorized officer of Cardinal and constitutes a valid and binding obligation of Cardinal.

      (b) NO CONFLICTS. Adams hereby represents and warrants that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the organizational documents of Adams or any agreement, instrument, judgment, decree, law, rule or order applicable to Adams. Cardinal hereby represents and warrants that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the organizational documents of Cardinal or any agreement, instrument, judgment, decree, law, rule or order applicable to Cardinal.

      4.         MISCELLANEOUS.

      (a) TERMINATION. This Agreement will terminate upon the earlier of (i) the termination of the Supply Agreement or (ii) the mutual agreement of the Cardinal and Adams.

      (b) PARTIAL INVALIDITY. In the event one or more terms of this Agreement are found to violate the provisions of any applicable statute, law or regulation, the parties hereto shall negotiate in good faith to modify this Agreement, but only to the extent necessary to make this Agreement valid and enforceable, having full regard for applicable laws and the intent and purposes of the parties entering into this Agreement.

      (c) INDEPENDENT CONTRACTOR. The parties hereto are independent contractors under this Agreement and neither of the parties hereto shall have any right or authority to assume or create any obligations on behalf of, or in the name of any other party hereto or to bind the other party hereto to any contract, agreement or undertaking with any third party without the written consent of the other party hereto.

      (d) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement, and this Agreement may not be amended or modified, unless such amendment or modification is in writing and signed by a duly authorized representative of each party.

      (e) ASSIGNABILITY. Neither party shall assign this Agreement other than to Affiliates; however, in the event of any assignment, performance shall be guaranteed by the assignor in form satisfactory to the other party.

      (f) SUCCESSORS AND PERMITTED ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the permitted successors or permitted assigns of Cardinal and

Adams respectively.

      (g) NOTICES. Any and all notices provided for shall be sent to the respective parties at the following addresses by certified or registered mail or sent by a nationally-recognized overnight courier service:

      If to Cardinal:   Cardinal Health PTS, LLC
                        14 Schoolhouse Road
                        Somerset, New Jersey 08873
                        Attention: President, Modified Release Technologies
                        Facsimile No.: 732.537.6491

      With a copy to:   Cardinal Health PTS, LLC
                        7000 Cardinal Place
                        Dublin, Ohio 43017
                        Attention:  Vice President and Associate General
                        Counsel, Pharmaceutical Technologies & Services
                        Facsimile No.: 614.757.5051

      If to Adams:      Adams Laboratories, Inc.
                        d/b/a Adams Respiratory Therapeutics
                        Colonial Court
                        409 Main Street
                        Chester, New Jersey  07930
                        Attention: Walter E. Riehemann, Esq., General
                        Counsel, Vice-President and Secretary
                        Facsimile No.: 908.879.9784

      With a copy to:   Kelley Drye & Warren LLP
                        200 Kimball Drive
                        Parsippany, New Jersey 07054
                        Attention:  Christopher G. FitzPatrick, Esq.
                        Facsimile No.: 973.503.5950

or to such other addresses as may be subsequently furnished by one party to the other in writing. Any such notice shall be deemed effective from the date of mailing.


      (h) GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions.


      (i) COUNTERPARTS. This Agreement may be executed in multiple counterparts, which may be delivered by facsimile, each of which shall have the force and effect of an original.

      (j) DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      NOW THEREFORE, on the date first above written, the parties have duly executed this COMMERCIAL SERVICES AGREEMENT.


                                    CARDINAL HEALTH PTS, LLC

                                    By:
                                           -------------------------------------
                                    Name:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------



                                    ADAMS LABORATORIES, INC.

                                    By:
                                           -------------------------------------
                                    Name:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------

                                                                       Exhibit C

                                SUPPLY AGREEMENT

      THIS SUPPLY AGREEMENT (this "AGREEMENT") made as of the 1st day of April, 2004 (the "EFFECTIVE DATE"), by and between Cardinal Health PTS, LLC, a Delaware limited liability company ("CARDINAL"), and Adams Laboratories, Inc., a Texas corporation, d/b/a Adams Respiratory Therapeutics ("ADAMS").

                                    RECITALS

      1. Concurrent with executing this Agreement, Cardinal and Adams are completing the closing of that certain Asset Purchase Agreement between Cardinal and Adams dated March 24, 2004 ("ASSET PURCHASE AGREEMENT") providing for the purchase by Cardinal from Adams of certain assets related to manufacturing activities.

      2. In connection with the Asset Purchase Agreement, Adams has agreed to enter into this Agreement pursuant to which Cardinal will be the exclusive supplier of certain drug products for Adams.

      NOW, THEREFORE, in consideration of the premises, which are incorporated herein by reference, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed between the parties as follows:

                             ARTICLE I - DEFINITIONS

      1.1 "ACT" shall mean the Federal Food, Drug, and Cosmetic Act located at 21 U.S.C. Sections 301 to 397 (2000), as it may be amended from time to time, and regulations promulgated thereunder.

      1.2 "AFFILIATE" as applied to Cardinal or Adams shall mean any legal entity other than Cardinal or Adams, as the case may be, in whatever country organized, controlling, controlled by or under common control with Cardinal or Adams. An entity is deemed to be in control of another entity (controlled entity) if the former owns directly or indirectly at least fifty percent (50%), or the maximum percentage allowed by law in the country of the controlled entity, of the outstanding voting equity of the controlled entity (or other equity or ownership interest if such controlled entity is other than a corporation) or otherwise has the power to direct or cause the direction of the management of the controlled entity.

      1.3 "ALTERNATE FACILITY" shall mean a processing site of Cardinal or one of its Affiliates other than the Facility, as designated by Cardinal and approved by Adams, such approval not to be unreasonably withheld or delayed.

      1.4 "BATCH" shall mean the regular manufacturing increment of Drug Product pursuant to the Specifications.

      1.5 "CGMPS" shall mean all applicable current Good Manufacturing Practices promulgated by the FDA pursuant to the Act.

      1.6 "CONTRACT YEAR" shall mean a twelve (12) consecutive month period commencing on April 1, 2004, and each succeeding April 1 during the term of this Agreement.

      1.7 "DRUG PRODUCTS" shall mean any Mucinex(R), Mucinex(R) D, Mucinex(R) DM products, AlleRx(R) products, Aquatab(R) products and any and all other prescription or over-the-counter pharmaceutical or health-related products for which Adams has, as of the date hereof, the right to market or sell; provided, however, that "Drug Products" shall exclude any and all liquid products for which, as of the Effective Date, Adams has the right to market or sell.

      1.8 "FACILITY" shall mean Cardinal's manufacturing site located in Fort Worth, Texas, or such other Cardinal facility designated by Cardinal and approved in writing by Adams, such approval not to be unreasonably withheld or delayed.

      1.9 "FDA" shall mean the United States Food and Drug Administration, or any successor entity thereto.

      1.10 "NEW DRUG PRODUCTS" shall mean any prescription or over-the-counter pharmaceutical or health-related products or product kits for which Adams acquires the right to market or sell during the term of this Agreement.

      1.11 "SPECIFICATIONS" shall mean the written specifications for the manufacturing and packaging of the Drug Products attached hereto as Exhibit A and made a part hereof, as such document may be revised by Adams and agreed to by Cardinal from time to time during the term of this Agreement.

      1.12 "STARTING MATERIALS" shall mean (a) those consigned finished goods components for inclusion in drug product kits, and (b) such other materials as the parties hereto shall agree on in writing from time to time, which Adams shall deliver to Cardinal.

      1.13 "THIRD PARTY" means any person, firm or corporate body other than Adams, Cardinal, an Adams Affiliate or a Cardinal Affiliate.

                      ARTICLE II - OWNERSHIP OF PROPRIETARY
                         INFORMATION AND CONFIDENTIALITY

      2.1 Grant of License. Subject to the terms and conditions hereinafter set forth and except as otherwise provided herein, Adams hereby grants Cardinal a non-exclusive, worldwide, non-transferable, royalty-free license to use Adams' intellectual property rights with respect to each of the Drug Products, including without limitation Adams' patents, copyrights, trademarks, trade secrets and know-how solely in connection with the performance by Cardinal of the manufacturing services hereunder. Cardinal acknowledges that all right, title and interest in the Drug Products and all Adams Confidential Information (as hereinafter defined) shall remain vested solely in Adams. All rights not expressly granted to Cardinal herein are hereby reserved by Adams and such reserved rights may be exercised by Adams concurrently with the rights licensed by Cardinal hereunder.

      2.2 Retention of Intellectual Property Rights. Adams acknowledges and agrees that Cardinal owns certain intellectual property rights related to Cardinal's manufacturing processes and that Cardinal is not transferring any such rights to Adams.

      2.3   Confidentiality.

            (a) Whether or not disclosed prior to or after the date hereof, Adams shall not disclose to any person (other than Cardinal or any Cardinal Affiliate) in any manner, directly or indirectly, any confidential or proprietary information or data of Cardinal or any Cardinal Affiliate whether of a technical or commercial nature ("CONFIDENTIAL INFORMATION"), or use or assist any person (other than any Cardinal Affiliates) to use, in any manner, directly or indirectly, any Confidential Information, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through the breach of any provisions of this Agreement. As used in this Agreement, Confidential Information includes but is not limited to any and all (i) computer software proprietary to any Cardinal Affiliate, together with all documentation for any such software, (ii) confidential, proprietary or trade secret information submitted to any Cardinal Affiliate in confidence by its suppliers, employees, consultants, customers or others, and
(iii) information of any Cardinal Affiliate concerning operations, customers or prospects, terms and conditions of sale and prices, technical knowledge relating to customer requirements, and knowledge of markets for its products and services. Adams acknowledges that all information, whether falling within the above definition or otherwise (unless specifically excepted above), shall be presumed to be Confidential Information if any Cardinal Affiliate takes measures designed to prevent it, in the ordinary course of business, from being available to persons other than those selected by Cardinal Affiliates to have access thereto for limited purposes. All information disclosed to Adams or its Affiliates or to which Adams or its Affiliates obtains access, which such person has reasonable basis to believe to be Confidential Information, or which such person has reasonable basis to believe that any Cardinal Affiliate treats as being Confidential Information, shall be presumed to be Confidential Information. Notwithstanding the foregoing, this Section 2.3(a) shall not restrict Adams from using or disclosing information related to Cardinal or any Cardinal Affiliate properly obtained in the course of other business relationships for any proper purpose otherwise permitted.

            (b) Whether or not disclosed prior to or after the date hereof, the Cardinal Affiliates shall not disclose to any person in any manner, directly or indirectly, any confidential or proprietary information or data of Adams whether of a technical or commercial nature ("ADAMS CONFIDENTIAL INFORMATION"), or use or assist any person (other than Adams or any of Adams's Affiliates) to use, in any manner, directly or indirectly, any Adams Confidential Information, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through the breach of any provisions of this Agreement. As used in this Agreement, Adams Confidential Information includes but is not limited to any and all (i) computer software proprietary to Adams, together with all documentation for any such software,
(ii) confidential, proprietary or trade secret information submitted to Adams in confidence by its suppliers, employees, consultants, customers or others, and (iii) information of Adams or any of its Affiliates concerning operations, customers or prospects, terms and conditions of sale and prices, technical knowledge relating to customer requirements, and knowledge of markets for its products and services. Cardinal acknowledges that all information, whether falling within the above definition or otherwise, shall be presumed to be Adams Confidential Information if Adams or any of its Affiliates takes measures designed to prevent it, in the ordinary course of business, from being available to persons other than those selected by Adams or its Affiliates to have access thereto for limited purposes. All information disclosed to Cardinal Affiliates or to which Cardinal Affiliates obtain access, which such person has reasonable basis to believe to be Adams Confidential Information, or which such person has reasonable basis to believe Adams or its Affiliates treats as being Adams Confidential Information, shall be presumed to be Adams Confidential Information.

            (c) Cardinal shall have no right to use Seller Proprietary Rights (as such term is defined in the Asset Purchase Agreement) except as reasonably necessary to perform its obligations hereunder, under an agreement relating to New Drug Products or as otherwise authorized by Adams. Adams acknowledges that Transferred Know-How (as such term is defined in the Asset Purchase Agreement) does not constitute Adams Confidential Information and nothing in this Agreement shall limit Cardinal's rights relating to Transferred Know-How.

                      ARTICLE III - SUPPLY OF DRUG PRODUCTS
                              AND NEW DRUG PRODUCTS

      3.1 Supply of Drug Products. Adams will purchase exclusively from Cardinal, and Cardinal will be the exclusive, worldwide supplier to Adams for, all of Adams' and its Affiliates' requirements of Drug Products for the term of this Agreement. Sales of Drug Products by Affiliates of Adams or Adams' development or marketing collaborators shall be deemed to be made by Adams for this purpose, and Cardinal may assign to those of its Affiliates approved in writing by Adams, as appropriate, responsibilities for compliance or partial compliance with Cardinal's responsibilities hereunder, such approval not to be unreasonably withheld or delayed.

      3.2 Supply of New Drug Products; *. Concurrent with the Closing under the Asset Purchase Agreement, the parties are entering into a Commercial Services Agreement (the "COMMERCIAL SERVICES AGREEMENT"). During the term of this Agreement, in connection with the supply of any New Drug Product required by Adams, Cardinal shall be the exclusive supplier to Adams of any such New Drug Product unless Cardinal (together with its Affiliates) does not then possess (or cannot reasonably be expected to possess within the applicable timeframe) the means to supply such New Drug Product to Adams. * In connection

----------------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

with any New Drug Product, Adams shall submit to Cardinal a written request for a proposal specifying Adams's requirements for the New Drug Product, including reasonably prescribed specifications, standards for materials, quality, delivery, pricing and service support which shall be substantially identical to the corresponding terms of this Agreement except to the extent that the supply of such New Drug Product mandates otherwise (the "PERFORMANCE REQUIREMENTS"). Within sixty (60) days of the receipt of Adams' Performance Requirements, Cardinal shall submit a proposal to Adams for the manufacture and supply of, and provision of services in respect to, the New Drug Product including a production plan (which shall include a milestone schedule for production of any required testing and for commercial supply), proposed pricing and evidence of its ability to satisfy the Performance Requirements (the "SUPPLY PROPOSAL"). The parties shall then negotiate in good faith to reach agreement on applicable pricing and/or any changes to the Performance Requirements and on a supply agreement for the New Drug Product. Any such supply agreement shall include terms and conditions that are substantially identical to the corresponding terms and conditions set forth in this Agreement except (i) as provided above with respect to Performance Requirements, (ii) for provisions herein that directly relate to pricing based on profit sharing, (iii) Section 13.2(b) shall not apply, (iv) compensation and appropriate representations shall be provided in the event that Cardinal licenses or otherwise makes available to Adams proprietary rights of Cardinal (e.g., proprietary drug delivery systems), and (v) as otherwise agreed by the parties. If the parties do not reach an agreement for the supply of the New Drug Product within sixty (60) days of Adams' receipt of the Supply Proposal, then any unresolved matters shall be deemed to be a Dispute subject to resolution in accordance with Section 14.4. In the case of a New Drug Product or a finished goods component of a New Drug Product (i.e., a kit) which Cardinal is unable to manufacture, Adams will be free to source such New Drug Product or component, as the case may be, as a Starting Material from a Third Party. In case of a finished goods component of a New Drug Product sourced from a Third Party, Adams will procure and provide such Starting Material on consignment for inclusion by Cardinal in the kit.

      3.3 Failure to Supply. In order to ensure continuity of supply, in the event of a failure by Cardinal to supply Drug Products to Adams for a period of thirty (30) days, Adams and its Affiliates shall be entitled to make or have made a replacement supply of any affected Drug Product from a Third Party, without incurring any liability under this Agreement. In such event, Cardinal shall cooperate with Adams and such Third Party to effectuate the royalty-free and limited transfer of manufacturing know-how from Cardinal to Adams or such Third Party, as appropriate, to enable Adams or the Third Party to manufacture and package the affected Drug Product. Cardinal agrees to use commercially reasonable efforts to enable Adams or such Third Party to qualify and validate the Third Party's facilities and to enable the Third Party to manufacture and package the affected Drug Product(s). Notwithstanding the foregoing, the parties hereto acknowledge and agree that no such recourse to a Third Party shall take place so long as Cardinal or a Cardinal Affiliate shall have (x) a validated Alternate Facility at which the affected Drug Product(s) is(are) able to be readily manufactured and packaged in accordance with the Specifications, or (y) safety stock inventory of the affected Drug Product(s), in the case of each of
(x) and (y), sufficient to meet any Purchase Order of Adams for the Drug Products pursuant to Section 4.2 hereof. If Adams is forced to resort to a Third Party supplier, Cardinal shall provide Adams with sixty (60) days' prior written notice of the date it will be able to re-commence manufacturing Drug Product. Such Third Party shall be entitled to continue to manufacture and supply normal quantities of the affected Drug Product(s) to Adams until the expiration of such sixty (60) days' notice, upon which date manufacturing and supply operations in respect of the affected Drug Product(s) shall be transferred back to Cardinal and the royalty-free and limited transfer of manufacturing know-how from Cardinal to Adams or such Third Party shall be terminated. In the event that Adams obtains any Drug Product from a Third Party upon occurrence of any manufacturing and/or supply interruption pursuant to this
Section 3.3, then Cardinal shall reimburse Adams for the reasonable cost of such Drug Product, including without limitation, the cost of validating the manufacture and packaging of the Drug Products by or in connection with a Third Party. Notwithstanding the foregoing, if Cardinal's inability to supply any Drug Product is attributable to a breach by Adams under the Asset Purchase Agreement or is attributable to the fault of Adams (including without limitation the provision by Adams of forecasts that do not provide Cardinal with a reasonable opportunity to expand and validate production capacity), then Adams shall bear all costs and related expenses incurred by Adams in connection with obtaining such Drug Product from a Third Party. In the event that Cardinal's inability to supply any Drug Product is attributable in part to the fault of Adams and in part to reasons other than the fault of Adams, then Cardinal shall be responsible for that portion of the costs and related expenses incurred by Adams that is reasonably allocable to the reasons other than the fault of Adams and Adams shall be responsible for the remaining costs and related expenses. For clarification, costs borne by Cardinal under this Section shall not constitute Cost of Goods for purposes of determining the sharing of Gross Profits and costs borne by Adams under this Section shall constitute Cost of Goods Sold for purposes of determining the sharing of Gross Profits. For example, if Cardinal bears the costs of a third party supplying Drug Products pursuant to this
Section 3.3, then the Cost of Goods for such Drug Products shall be deemed to be zero and, accordingly, the Gross Profits for such Drug Products shall be equal to the Net Sales of such Drug Products.

      3.4 Designated Facility. Cardinal shall manufacture the Drug Products for the worldwide market in the Facility or an Alternate Facility. Notwithstanding the foregoing, the parties hereto agree that the requirement to validate an Alternate Facility and the allocation of costs and expenses related thereto shall be borne as follows:

      (a) Cardinal shall validate an Alternate Facility for fluid bed drying (with capacity reasonably comparable to the capacity for fluid bed drying at the Facility) in accordance with the Specifications as soon as practicable after the effective date of this Agreement. The cost of validating the Alternate Facility for fluid bed drying shall be borne equally by the parties hereto.

      (b) Cardinal shall validate an Alternate Facility at which the Drug Products are able to be readily manufactured and packaged in accordance with the Specifications (other than the fluid bed drying pursuant to Section 3.4(a) above):

            (i) if Cardinal, on its own accord and for reasons unrelated to business decisions made by Adams, chooses to validate such Alternate Facility, in which case Cardinal agrees to and shall bear the cost of such validation,

            (ii) if the forecasts under Section 4.1 hereof demonstrate additional capacity at the Facility (located in Fort Worth) is required for Cardinal to fulfill its obligations to Adams under this Agreement, or if Adams requires increased production capacity or desires such Alternate Facility for business reasons determined by Adams in its sole discretion, such that the Facility would not be able to accommodate Adams's requirements or Cardinal's obligations to Adams for the Drug Products or for such other business reasons of Adams, in which case Adams agrees to and shall bear the cost of such validation; or

            (iii) if the parties, for reasons other than as provided in clauses
      (i) and (ii) of this Section 3.4, mutually agree to arrange for Cardinal or a Cardinal Affiliate to validate such Alternate Facility, in which case the parties agree, in good faith, to negotiate the fair allocation of all costs associated with such validation, and

      (c) at Adams's sole cost and expense, Adams shall have the right, in its sole discretion, to validate a facility of its own at which the Drug Products are able to be readily manufactured and packaged in accordance with the Specifications.

      3.5 Regulatory Approval. Adams will be solely responsible for and will obtain all governmental approvals, permits and licenses necessary or desirable in connection with the testing, marketing, sale, advertising or distribution of the Drug Products in the United States and any other country.

                        ARTICLE IV - FORECASTS AND ORDERS

      4.1 Forecasts. In order to assist Cardinal in planning production, Adams shall provide Cardinal with a twelve (12) month rolling forecast of the quantities of Drug Products required by Adams, by month, for the following twelve (12) months. It is understood that such forecasts, after the third (3rd) month, are intended to be good faith estimates only, and shall not be binding upon Adams. Notwithstanding the foregoing, Adams shall be bound to purchase from Cardinal one hundred percent (100%) of those quantities of Drug Products set forth in each such forecast as being Adams' requirements of Drug Products for the first three (3) months of each twelve (12) month period. Further, the third
(3rd) month of any forecast may not vary by more than twenty percent (20%) of the quantity reflected in the prior forecast for the same time period. Cardinal shall be obligated to deliver, pursuant to Purchase Orders provided under
Section 4.2 of this Agreement, during the first two (2) months of a forecast up to one hundred percent (100%) of Adams' estimated purchases for each of those calendar months in the immediately preceding forecast and unless Cardinal so informs Adams that it would have problems in meeting Adams' forecasted requirements, during the third month in any forecast, pursuant to Purchase Orders provided under Section 4.2 of this Agreement, up to one hundred twenty percent (120%) of Adams' estimated purchases for that calendar month as set forth in the immediately preceding forecast. Cardinal shall further use commercially reasonable efforts to comply with Purchase Orders for Products in excess of such one hundred twenty percent (120%) amount; provided, however, that such inability to supply amounts in excess of one hundred twenty percent (120%) shall not constitute a breach of this Agreement by Cardinal. Cardinal shall, no later than ten (10) business days after receipt of each such forecast, notify Adams in writing of any prospective problems of which it is aware that might prevent it from meeting Adams' forecasted order quantities or estimated delivery dates.

      4.2 Binding Purchase Orders. At least ninety (90) days prior to the date on which Adams desires to have Drug Product delivered, and together with each forecast referenced in Section 4.1, an authorized representative of Adams shall furnish to Cardinal a binding purchase order (each, a "PURCHASE ORDER") for the quantity (specified in terms of a whole number of Batches not less than an amount agreed upon in writing in good faith for each Drug Product) of Drug Products which Adams shall purchase and Cardinal shall deliver. Cardinal shall, within five (5) business days after its receipt of such Purchase Order, acknowledge such receipt and confirm that the Purchase Order can be supplied. Should Cardinal fail to do so, then the Purchase Order shall be deemed to have been accepted by Cardinal. Each such Purchase Order shall designate the quantity of Drug Products ordered and the date by which Cardinal must deliver the Drug Products to Adams.

      4.3 Excess Quantities; Changes in Purchase Requirements. Cardinal shall use commercially reasonable efforts to accommodate any Adams request for any Drug Product in excess of the quantities described in any previously-submitted Purchase Order, or for delivery of any Drug Product sooner than as otherwise provided in such Purchase Order; provided that, except to the extent included in the Cost of Goods, for quantities in excess of one hundred twenty percent (120%) Adams shall bear any and all additional costs or expenses (including but not limited to additional costs or expenses associated with transportation or insurance related to shipping the Drug Products above such cost and expense allocations set forth in Section 7.1 hereof) as a result of Cardinal's compliance with such request. Should Adams' business conditions necessitate reduction or delay in Purchase Order requirements, then Cardinal shall use commercially reasonable efforts to implement such requested changes; provided that Adams shall bear any and all additional costs or expenses (including but not limited to carrying costs or expenses associated with Raw Materials (as defined in Section 6.2 hereof) or finished goods inventory and additional costs or expenses associated with transportation or insurance related to shipping the Drug Products above such cost and expense allocations set forth in Section 7.1) as a result of Cardinal's compliance with such request. Notwithstanding the foregoing, Cardinal shall not take any action in response to any such requests which would result in charges to Adams in addition to those set forth in the respective Purchase Order without Adams' prior written consent. In the event that Adams' actual requirements during the first three months of a forecast for any Drug Product exceed the amounts specified in the Purchase Order(s) provided for such Drug Product for such time period pursuant to Section 4.2 and Cardinal and its Affiliates are unable to supply Adams with such actual requirements for such Drug Products, then Adams may obtain the amount of Drug Product that exceeds the amount that Cardinal and its Affiliates are able to supply from a Third Party. In such event, Cardinal shall cooperate regarding the royalty-free and limited transfer of manufacturing know-how as provided for in Section 3.3; provided, however, that (i) for quantities in excess of the amounts specified in the applicable Purchase Order(s) Cardinal shall not be responsible for any costs or expenses associated with arranging for or procuring Drug Product from the Third Party and (ii) Cardinal shall be entitled to receive its share of Gross Profits related to such Drug Products in the manner provided for in Exhibit C.

                            ARTICLE V - MANUFACTURING

      5.1 Specifications; Technical Assistance. Adams has delivered to Cardinal complete and accurate Specifications as identified in Exhibit A hereto for each Drug Product. On and from the Effective Date and for a period of eighteen (18) months therefrom (the "TECHNICAL ASSISTANCE PERIOD"), Adams shall provide Cardinal with reasonable levels of technical assistance in respect of technical production issues relating to the manufacture, quality control, and supply of the Drug Products in accordance with the Specifications and the Production Procedures (as defined in Section 5.2 hereof), all at no cost to Cardinal. Adams' obligations under this Section 5.1 shall be limited to the assistance of certain specified employees of Adams which shall be located within the Facility during the Technical Assistance Period. Any costs and expense incurred by Adams's employees for such training, including, without limitation, all travel and other expenses, shall be borne by Cardinal. Should training be required at a location other than at the Facility, the cost of such technical assistance from such Adams's employees, including, for all reasonable travel, living and other expenses, shall be borne by Cardinal. Any technical assistance provided by Adams to Cardinal hereunder shall not impede the conduct of business by Adams. Following the expiration or earlier termination of the Technical Assistance Period, all technical assistance to Cardinal by Adams shall be charged at hourly rates consistent with industry standards. Nothing in this Section 5.1 shall eliminate or modify Cardinal's obligations to manufacture, package and supply the Drug Products in accordance with this Agreement.

      5.2 Quality Agreement. Cardinal shall manufacture all Drug Products in accordance with the Specifications and the Quality Agreement (defined below). If Cardinal or Adams should wish to change any of the Specifications, such party shall provide such proposed changes to the other at least ninety (90) days prior to implementation. All such changes must be approved in writing by both parties prior to being implemented and shall, if required, be subject to FDA approval. In the event that regulatory action or applicable law require changes in the Specifications then, subject to Adams' prior written agreement, Cardinal shall use commercially reasonable efforts to implement such changes as soon as reasonably practicable. Notwithstanding the foregoing, concomitantly with the Closing under the Asset Purchase Agreement, the parties hereto agree to and shall enter into a quality agreement in respect of the manufacture of the Drug Products (the "QUALITY AGREEMENT"); it being understood that any inconsistencies between this Section 5.2 and the Quality Agreement shall be governed by and determined in accordance with this Agreement.

      5.3 Compliance with Environmental Laws. Cardinal represents and warrants, and shall take all actions reasonably necessary to ensure, that the Facility, any Alternate Facility, the equipment and practices used to perform its responsibilities under this Agreement by or on behalf of Cardinal, or any of Cardinal's contractors of any rank (including, without limitation, environmental or safety and health consultants or waste management or disposal firms) will be during the term of this Agreement, in full compliance with all health, safety and environmental laws, statutes, ordinances, regulations, rules, permits and pronouncements. Cardinal assumes responsibility for disposing of any and all waste generated during the performance of its responsibilities under this Agreement (including, without limitation, during any manufacturing, storage and transportation activities) in accordance with all legal and professional standards. Notwithstanding anything to the contrary herein, (a) should Cardinal and/or any Cardinal contractor fail to comply with the obligations set forth in this Section 5.3, then Cardinal shall be solely responsible for any claims, suits, or liabilities resulting therefrom (including, without limitation, those based on strict liability and joint and several liability), and Cardinal shall indemnify, defend and save Adams (including all officers, directors, employees, Affiliates and agents of Adams) harmless from and against any and all such claims, suits, and liabilities; and (b) Cardinal shall indemnify, defend and save Adams (including all officers, directors, employees, Affiliates and agents of Adams) harmless from and against any and all claims, suits, and liabilities which arise directly or indirectly from the storage, release, transportation or disposal of chemicals, raw materials, product, waste or any other substance by Cardinal and/or any Cardinal contractor. Notwithstanding the foregoing, Adams shall (x) be solely responsible for any claims, suits, or liabilities resulting from any violation of any health, safety and environmental laws, statutes, ordinances, regulations, rules, permits and pronouncements in respect of its disposal of any and all waste generated by it (including, without limitation, any claim, suit or liability based on strict liability and joint and several liability) which occurred prior to the Closing (as defined in the Asset Purchase Agreement), and (y) indemnify, defend and save Cardinal (including all officers, directors, employees, Affiliates and agents of Cardinal) harmless from and against any and all such claims, suits, and liabilities and against any and all claims, suits, and liabilities which arise directly or indirectly from the storage, release, transportation or disposal of chemicals, raw materials, product, waste or any other substance by Adams and/or any Adams contractor which occurred prior to the Closing (as defined in the Asset Purchase Agreement).

                   ARTICLE VI - MATERIALS; PRICING ADJUSTMENTS

      6.1 Starting Materials. Adams shall deliver the Starting Materials to Cardinal free of charge to the Facility. Any customs duties and the like arising from importation of any Starting Material to the Facility shall be borne by Adams. The risk of loss or damage of such Starting Materials shall remain with Adams until the Starting Materials are received at the Facility, at which time risk of loss or damage to the Starting Materials shall shift to Cardinal. Cardinal shall be responsible for any loss or damage to the Starting Materials while in Cardinal's custody other than as set forth herein. Adams shall be compensated for losses of any Starting Materials beyond agreed upon yield tolerances, in an amount equal to Adams's actual net cost to acquire such Starting Materials.

      6.2 Raw Materials. Cardinal shall purchase all raw and packaging materials, other than the Starting Materials, necessary to process the Drug Products (the "RAW MATERIALS"), and shall use only those Raw Materials suppliers that are pre-approved by Adams (specifically including any such suppliers identified in the disclosure schedules to the Asset Purchase Agreement). Any new supplier of Raw Materials proposed by Cardinal must be pre-approved in writing by Adams prior to utilizing any such materials sourced from a new supplier in the processing of Drug Products, such pre-approval not to be unreasonably withheld or delayed. All purchases of the Raw Materials shall be made according to the Specifications for each Raw Material component used in the processing of the Drug Products. Cardinal shall purchase and schedule deliveries of the Raw Materials as needed to produce quantities of the Drug Products in accordance with binding Purchase Orders and the forecasts.

      6.3 Pricing Adjustments. Adams and Cardinal shall confer on a regular basis, but no less than annually, to consider whether new technologies or new manufacturing methods may exist which likely would reduce Cardinal's cost of manufacturing the Drug Products. Should any such technologies and/or methods be identified, then the parties shall mutually agree upon how to allocate the costs of developing and implementing such technologies and/or methods prior to implementing and/or developing the same. Cardinal shall use commercially reasonable efforts to minimize obsolescence (caused by such new technology) by returning Raw Materials to the sources from which they were acquired, if possible, and employing good faith efforts to use such obsolete Raw Materials for other purposes, if possible. Cardinal shall submit supporting documentation on all claims of obsolescence and statements for reimbursement thereof, and, upon Adams' request, Cardinal shall deliver, at Adams's sole cost and expense, all such Raw Materials to Adams upon reimbursement to Cardinal for the net cost to acquire such obsolete Raw Materials.

                        ARTICLE VII - SHIPPING; PACKAGING

      7.1 Shipping. Title to the Drug Products and all risk of loss or damage to the Drug Products shall be allocated as follows:

      (a) Delivery to Cardinal Affiliate. The parties desire for one of Cardinal's Affiliates located in Grapevine, Texas and/or Lavergne, Tennessee to distribute the Drug Products for Adams. In the event that such Cardinal Affiliate is providing distribution services in respect of the Drug Products, then title to the Drug Products, and all risk of loss or damage in respect thereto, shall pass to Adams upon delivery of the Drug Products CIP (as such term is defined and used in Incoterms 2000, ICC Official Rules for Interpretation of Trade Terms (the "INCOTERMS 2000 RULES") to Cardinal's Affiliate in Grapevine, Texas or Lavergne, Tennessee; it being understood that Cardinal shall pay required insurance costs and the cost of carriage to bring the Drug Products from the Facility to the Cardinal Affiliate location in Grapevine, Texas and that Cardinal and Adams shall each bear fifty percent (50%) of the insurance costs and the cost of carriage to bring the Drug Products from the Facility to the Cardinal Affiliate location in Lavergne, Tennessee.

      (b) Delivery to Third Party. In the event that Adams uses a Third Party to distribute the Drug Products, then title to the Drug Products, and all risk of loss or damage in respect thereto, shall pass to Adams upon delivery of the Drug Products FCA (as such term is defined and used in the Incoterms 2000 Rules) at Cardinal's Facility. Upon the reasonable request of Adams, Cardinal shall arrange for shipment of Drug Products on a freight collect basis at the sole cost and expense of Adams.

Adams will specify its required mode of transportation and the freight forwarder in each Purchase Order. All shipments of the Drug Products shall be accompanied by an invoice, dated as of the date on which delivery of the Drug Products is made to the carrier, listing the number of such Purchase Order, the item number, the quantity and the unit price for the Drug Products, the total invoice amount and such other information as may be required in the relevant Purchase Order or in additional written directions provided by Adams that are not in conflict with the terms of this Agreement. Any shipment of Drug Products shall be in accordance with the Specifications. If Cardinal fails to deliver the Drug Products in the quantities ordered in any Purchase Order within * days of the date specified in such Purchase Order, then Adams shall be entitled, as liquidated damages, and not a penalty, to a discount of * percent (*%) off

-------------

* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

the price of the late-delivered Drug Products for each week that delivery is delayed, up to a maximum discount of * percent (*%).

      7.2 Packaging. Cardinal shall ship and deliver the Drug Products in such containers and primary and secondary packaging and with such container closure system and labeling as set forth in, and in compliance with, the Specifications. All printed components for Drug Products shall be in accordance with the artwork and content thereof approved by Adams in writing. Adams shall have the right to require any special or varied packaging or labeling that it believes is reasonably necessary to meet any regulatory requirements. Should any component of any Drug Product packaging or labeling be rendered obsolete by artwork or other Specification changes, Adams shall reimburse Cardinal at actual procurement cost for any components affected by such changes which have been purchased to enable Cardinal to fulfill its obligations with respect to the most recent forecast estimate. Any such costs relating to obsolescence shall be factored into the Cost of Goods sold.

                   ARTICLE VIII - RECORDS; TESTING; INSPECTION

      8.1 Records. Cardinal shall make available to Adams all processing records, documentation and information reasonably requested by Adams: (a) to assist Adams in determining whether any delivery complies fully with the Specifications and the requirements of this Agreement ; (b) to assist Adams in obtaining any and all regulatory approvals necessary to market the Drug Products; and (c) to enable Adams to comply with any statutory or regulatory requirements, or with a request by any governmental or regulatory authority. Before, during and after manufacturing of each Batch hereunder, Cardinal shall, with respect to such manufacturing: (i) record and keep on file all Batch Records (as hereinafter defined) documentation, as well as samples of materials supplied by Adams or Cardinal and used in manufacturing the Drug Products; (ii) monitor, record and retain documentation of the manufacturing conditions and environment; and (iii) keep such records for such periods of time as are required in the Specifications, the cGMPs and any other legal requirements. For purposes hereof, "BATCH RECORDS" means an analytical report (Certificate of Analysis) that Cardinal agrees to warrant as accurate to a reasonable degree of scientific certainty, a quality assurance yield analysis, quality assurance assay release report, and a copy of all production mix change/deviations and/or quarantine reports, if used, all prepared in conformance with the cGMPs.

      8.2 Testing. Cardinal shall test or cause to be tested as set forth on Exhibit B each Batch of the Drug Products produced pursuant to this Agreement before delivery to Adams. Following Adams' receipt of the Drug Products, Adams may, at its cost and expense, test samples of each Batch of the Drug Products to confirm that all the applicable standards and requirements contained in the Specifications have been met.

      8.3 Inspection; Acceptance. Adams shall accept any delivery of Drug Products hereunder unless Adams determines in its reasonable opinion that the delivery does not comply with the terms of the relevant Purchase Order, the Specifications, and with the requirements of this Agreement. Adams shall inspect all Drug Products delivered hereunder within thirty (30) days

------------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

of its receipt of the Drug Products and all required documentation. Adams shall provide Cardinal with written notice of its acceptance or rejection of the delivery within thirty (30) days of receipt of the Drug Products and all required documentation. Any notice of rejection shall specify the reason(s) therefor. Except in the event of any investigation, corrective action or retesting of a delivery, should Adams fail to provide Cardinal with written notice of its acceptance or rejection of the delivery within thirty (30) days of receipt of the Drug Products and all required documentation, then the delivery shall be deemed to have been accepted by Adams on the thirtieth (30th) day after delivery. If Adams so notifies Cardinal that any such delivery, or any part thereof, is rejected, then, at Adams' option and as its sole remedy, (a) Cardinal shall, at no additional charge, deliver replacement Drug Products to Adams as soon as reasonably practicable thereafter (but, in any event, within ninety (90) days after the initial notification by Adams); or (b) refund to Adams any amounts paid to Cardinal in connection with such rejected delivery; it being understood that any costs incurred by Cardinal associated with rejected Drug Products shall not be included in the Cost of Goods except as set forth in
Section 8.4.

      8.4 Rejection. In the event that there is a dispute as to the justification for the rejection of any Batch of the Drug Products by Adams pursuant to Section 8.3 hereof, after sixty (60) calendar days of analysis and good faith negotiations, if the parties have failed to agree that such rejection was justified, then the parties shall employ Quintiles Laboratories, located in Kansas City, Missouri (the "INDEPENDENT LABORATORY") to resolve the matter. The parties hereto agree that the employment of the Independent Laboratory and the process of determining whether the rejection of any Drug Product was justified shall operate independently of, and in parallel with, Section 8.3 of this Agreement. Such Independent Laboratory shall test samples of the rejected Drug Product and review records and test data previously developed by the parties relating to the Drug Product to ascertain whether the Drug Product was actually off-Specification and/or the root basis for the alleged failure of such Drug Product to meet the Specifications. The findings of the Independent Laboratory shall be binding on both parties. If the Drug Product is found to be within Specifications, or the reason that the Drug Product was found to be off-Specification was the result of Adams' negligence, Adams shall pay the costs of the tests and the Independent Laboratory and, for the purposes of paying Cardinal, shall be deemed to have accepted the Batch in question (in addition to the costs of the replacement Drug Product) and shall pay to Cardinal the cost of the wrongfully rejected Drug Product with interest as provided for in Section
9.1 accruing from the date that payment was originally due on such Drug Product.. If the Drug Product was found to be off-Specification as a result of manufacturing, or was otherwise the result of Cardinal's negligence or failure to comply with Cardinal's representations and warranties under Section 11.1, Cardinal shall pay the costs of the tests and the Independent Laboratory, and, at Adams' option, the costs of preparing, inspecting, packaging and delivering to Adams the replacement Drug Product.

                       ARTICLE IX - FEES AND TERMS OF SALE

      9.1 Payment. In consideration of the satisfactory manufacture and delivery to Adams of the ordered quantities of the Drug Products, Adams shall pay Cardinal for all Drug Products accepted by Adams pursuant to Section 8.5 of this Agreement in accordance with the terms and conditions set forth in Exhibit C hereto and subject to adjustment in accordance with this Agreement. All payments under this Agreement shall be payable by wire transfer of immediately available funds to such account as the receiving party shall designate in writing to the paying party. In the event that any payment due under this Agreement is not made when due, the amount due shall accrue interest beginning on the fifth (5th) day following the date on which such payment was due, calculated at the annual rate equal to the higher of one percent (1.0%) per month or two percent (2%) above the thirty
(30)-day LIBOR for U.S. dollars reported in the Wall Street Journal for the due date, calculated from the due date until paid in full. Such payment when made shall be accompanied by all interest so accrued.

      9.2 Taxes. Adams shall bear the cost of any taxes of any kind, nature or description whatsoever applicable to the sale of any Drug Products by Cardinal to Adams (except for any taxes based upon the income of Cardinal or its employees), unless Adams is exempt from such taxes and provides to Cardinal, at the time of the submission of any Purchase Order, tax exemption certificates or permits acceptable to the appropriate taxing authorities.

      9.3 Inconsistent Terms. Purchase Orders and invoices issued pursuant to this Agreement and any other directions or instructions issued by either Adams or Cardinal shall be consistent with this Agreement, and any additional terms or conditions stated in any such Purchase Orders, invoices or other directions or instructions shall not be binding upon the parties hereto unless separately agreed to by the receiving party in writing. In the event of an inconsistency between any such Purchase Orders, invoices or other directions or instructions and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

                    ARTICLE X- RIGHT OF INSPECTION AND AUDIT

      10.1 Inspections. During the term of this Agreement, duly-authorized employees, agents and representatives of Adams shall be granted access upon at least twenty-four (24) hours prior notice and at reasonable times during regular business hours to only the portion of the Facility or any Alternate Facility, as the case may be, where Cardinal manufactures the Drug Products for the purpose of inspecting and verifying that Cardinal is manufacturing, packaging, storing, disposing of and transporting the Drug Products in accordance with cGMPs and the Specifications. For purposes of this Section 10.1 and Section 10.2, duly-authorized agents and representatives shall be required to sign Cardinal's standard Confidential Disclosure Agreement prior to being allowed access to Cardinal's Facility or any Alternate Facility. Adams representatives shall have no responsibility for supervision of Cardinal employees performing the manufacture, packaging, storage, disposal or transportation operations themselves. The inspection rights set forth in this Article X are for the purpose of determining Cardinal's compliance with the terms of this Agreement. Cardinal shall make available to Adams all records and reports pursuant to
Section 8.1. Such records and reports shall be subject to the confidentiality obligations under Section 2.3 of this Agreement. Upon reasonable prior written notice to Cardinal, Adams shall have the right to conduct inventory reconciliation audits and other audits in respect of any Starting Materials as reasonably required for its internal control, at Adams' sole cost and expense, and at times reasonably acceptable to Cardinal so as to avoid any disruption to Cardinal's business operations at the Facility or Alternate Facility. If, as a result of any such inspection, Adams concludes that Cardinal is not in material compliance with any of its obligations hereunder, it shall so notify Cardinal in writing, specifying such areas of noncompliance in reasonable detail. Cardinal shall provide to Adams, within thirty (30) days of Adams' request, a written response to Adams' notice including, if applicable, an action plan for those areas of material noncompliance with which Cardinal agrees, or in the alternative a written statement setting forth Cardinal's disagreement with Adams's conclusion that there has been noncompliance.

      10.2 Inspections by Regulatory Authorities. Cardinal shall inform Adams in writing within twenty-four (24) hours of any notification to Cardinal of any site visits to Cardinal's Facility, or Alternate Facility, as the case may be, by the FDA, state or federal regulatory agencies or any other governmental or regulatory agency, relating, directly to the manufacture of the Drug Products, and shall provide to Adams all materials or the portion thereof directly related thereto. For routine inspections, Adams shall have no right to participate in any site visits. In the event of a pre-approval inspection related to a New Drug Product, Adams shall have the option of participating in any site visit by any governmental or regulatory agency, if the site visit relates directly to the manufacturing, storage, disposal and transportation of the Drug Products. Should Adams not participate in the site visit, Cardinal shall report in writing the results of the visit to Adams within seven (7) days of the occurrence thereof. In the event that any such governmental or regulatory agency finds that the site is deficient or unsatisfactory in any respect, Cardinal shall cure all material deficiencies within such cure period as ordered by the government or regulatory agency. If all deficiencies are not cured within the required time frame, Adams shall have the option to immediately terminate this Agreement, without liability.

      10.3  Audits.

      (a) By Adams. Adams shall have the right, without cause, no more than one
(1) time in any twelve (12) month period upon reasonable notice and during normal business hours, to review records of Cardinal at the Facility, or to have a third-party consultant review such records of Cardinal, as may be necessary to verify the accuracy of the amounts invoiced to Adams hereunder; provided, however, that Adams shall have additional rights of review and audit as shall be necessary to the extent that Adams shall have a reasonable basis and need for such additional reviews and audits. Should such review disclose any overpayment by Adams, then, at Adams' option, Cardinal shall either refund to Adams the amount of such overpayment, or issue to Adams a credit in the amount of such overpayment. Adams shall pay all fees of the accountants or other personnel performing such verification unless it discloses any overstatement of amounts invoiced of more than two percent (2%), in which case Cardinal shall bear all reasonable costs of the audit.

      (b) By Cardinal. Cardinal shall have the right, without cause, no more than one (1) time in any twelve (12) month period upon reasonable notice and during normal business hours, to review such records of Adams, or to have a third-party consultant review such records of Cardinal, as may be necessary to verify the accuracy of the amounts paid by Adams to Cardinal hereunder; provided, however, that Cardinal shall have additional rights of review and audit as shall be necessary to the extent that Cardinal shall have a reasonable basis and need for such additional reviews and audits. Should such review disclose any underpayment by Adams, then, at Cardinal's sole option, Adams shall either pay to Cardinal the amount of such underpayment, or Cardinal may setoff the amount of such overpayment against any amounts owed by Cardinal or one of its Affiliates to Adams or one of its Affiliates. Cardinal shall pay all fees of the accountants or other personnel performing such verification unless it discloses any understatement of amounts invoiced of more than two percent (2%), in which case Adams shall bear all reasonable costs of the audit.

                             ARTICLE XI - WARRANTIES

      11.1  Cardinal Warranties. Cardinal represents and warrants that:

      (a) subject to Section 11.4, at the time of shipment hereunder, the Drug Product supplied by it hereunder shall meet the Specifications

      (b) subject to Section 11.4, the Drug Product supplied by it hereunder shall be manufactured in accordance with cGMPs and the Specifications;

      (c) subject to Section 11.4, it shall perform its obligations hereunder in compliance with all applicable federal, state and local laws and regulations, including without limitation the Act, FDA's then cGMPs, and any and all health, safety and environmental laws and regulations applicable to Cardinal's operations and performance hereunder;

      (d) all Drug Products furnished to Adams hereunder shall have been manufactured in all material respects in accordance with the terms of the Quality Agreement;

      (e) the title conveyed on all Drug Products furnished to Adams hereunder shall be good, and its transfer rightful, and the Drug Products shall be delivered free from any security interest or other lien or encumbrance, other than claims for payment under Section 9.1 hereof, provided that Cardinal makes no representation with respect to any lien or other encumbrance relating to Starting Materials delivered to Cardinal to be held on consignment;

      (f) it owns the its intellectual property or has the right to use its intellectual property in the course of its performance hereunder (provided, however, that Cardinal makes no representation regarding the Transferred Know-How (as defined in the Asset Purchase Agreement)); and

      (g) it is free to enter into this Agreement; and, it has, and will continue to have, the legal power, authority and right to perform its obligations hereunder.

THE LIMITED WARRANTY SET FORTH IN THIS SECTION 11.1 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE WARRANTIES EXPRESSED IN THIS SECTION 11.1, CARDINAL MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DRUG PRODUCT. IN ADDITION, CARDINAL HEREBY DISCLAIMS LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR BREACH OF ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY AND ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO DRUG PRODUCT.

      11.2  Adams Warranties. Adams represents and warrants that:

      (a) the Starting Materials supplied by it hereunder shall meet the Specifications;

      (b) it shall perform its obligations hereunder in compliance with all applicable federal, state and local laws and regulations, including without limitation the Act, FDA's then cGMPs, and any and all health, safety and environmental laws and regulations applicable to its performance hereunder;

      (c) it has, and shall have, good, complete and valid rights to the Drug Products and Starting Materials. To its knowledge, after reasonable due diligence, there are no patents owned by others related to the Starting Materials or Drug Products which would be infringed or misused by Cardinal's performance of the Agreement and, to its knowledge, no trade secrets or other proprietary rights of others related to the Starting Materials or Drug Products which would be infringed or misused by Cardinal's performance of this Agreement;

      (d) the title conveyed on all Starting Materials furnished to Cardinal hereunder shall be good, and its transfer rightful, and the Starting Materials shall be delivered free from any security interest or other lien or encumbrance; and

      (e) it owns its intellectual property or has the right to use its intellectual property in the course of its performance hereunder; and

      (f) it is free to enter into this Agreement; and, it has, and will continue to have, the legal power, authority and right to grant the exclusive rights set forth in Section 3.1 hereof and to perform its obligations hereunder.

THE LIMITED WARRANTY SET FORTH IN THIS SECTION 11.2 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE WARRANTIES EXPRESSED IN THIS SECTION 11.2, ADAMS MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DRUG PRODUCTS. IN ADDITION, ADAMS HEREBY DISCLAIMS LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR BREACH OF ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY AND ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE DRUG PRODUCTS.

      11.3 Recalls. In the event (a) any government authority issues a request, directive or order that any Drug Product be recalled, or (b) a court of competent jurisdiction orders such a recall, or (c) Adams reasonably determines after consultations with Cardinal that a Drug Product should be recalled because the Drug Product does not conform to the Specifications, the parties shall take all appropriate corrective actions. Cardinal shall be responsible for Cardinal's and Adams' expenses of the recall to the extent such recall results from the breach of Cardinal's warranties under this Agreement, PROVIDED, HOWEVER, CARDINAL SHALL NOT BE

LIABLE IN ANY EVENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS OR DAMAGES TO BUSINESS REPUTATION RESULTING FROM SUCH RECALL. Adams shall be responsible for all Adams' and Cardinal's expenses of the recall to the extent that such recall results from a cause other than Cardinal's breach of its warranties under this Agreement, PROVIDED, HOWEVER, ADAMS SHALL NOT BE LIABLE IN ANY EVENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS OR DAMAGES TO BUSINESS REPUTATION RESULTING FROM SUCH RECALL. In the event that such recall results from the joint negligence of Adams and Cardinal, each party shall be responsible for the expenses of recall in direct proportion to each party's percentage of fault as determined jointly by the parties, PROVIDED, HOWEVER, THAT NEITHER PARTY SHALL BE LIABLE IN ANY EVENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS OR DAMAGES TO BUSINESS REPUTATION RESULTING FROM SUCH RECALL. In the event of an FDA-initiated nationwide recall where the scope of the recall is directed at all products containing any of the active ingredients in the Drug Product and where the purpose of such recall is not attributable to the fault of either Adams or Cardinal, Adams shall be responsible for all Adams and Cardinal expenses of the recall, PROVIDED, HOWEVER, THAT NEITHER PARTY SHALL BE LIABLE IN ANY EVENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS OR DAMAGES TO BUSINESS REPUTATION RESULTING FROM SUCH RECALL. For the purposes of this Agreement, the expenses of recall shall include, without limitation, the expenses of notification or destruction or return of the recalled Drug Product and Adams' or Cardinal's total, unrecoverable, actual, internal costs for manufacturing and shipping the Drug Product that was later subject to recall.

      11.4 Transition. As contemplated by Section 1.3.1(c) of the Asset Purchase Agreement, the parties acknowledge that upgrades to the Facility located in Fort Worth may be required. Accordingly, it is acknowledged that Cardinal's warranties as of the Effective Date shall be limited to manufacturing Drug Products at the Fort Worth Facility in accordance with the same standards to which such Drug Products were manufactured by Adams during the period from January 1, 2004 through the Effective Date. Thereafter during the Term, as and when upgrades to the Fort Worth Facility are implemented and improvements to the manufacturing process are mutually approved and implemented, Cardinal shall warrant that Drug Products supplied at the Fort Worth Facility hereunder are manufactured in accordance with the then-applicable Specifications. After the date that mutually approved improvements to the manufacturing process are implemented, but in any event no later than the second anniversary of the Closing under the Asset Purchase Agreement (or, in the case of improvements that require the cooperation of Adams and/or the approval of regulatory authorities, such later date as necessary to obtain such cooperation and/or approval), the warranties in Section 11.1(a), (b) and (c) shall no longer be qualified by this
Section 11.4.

                    ARTICLE XII - INDEMNIFICATION; INSURANCE

      12.1 Indemnity by Cardinal. Cardinal shall indemnify and hold Adams, Adams' Affiliates, their agents, employees, officers, directors and permitted successors and assigns (collectively, the "ADAMS INDEMNITEES") harmless from and against any and all liabilities, losses, claims, demands, damages, costs, expenses, settlement made or reasonably approved by Cardinal, royalty fees, and judgments (including reasonable attorneys' fees and other costs of litigation), however caused and/or on any theory of liability (collectively, "CLAIMS"), incurred by or rendered against the Adams Indemnitees for personal injury, sickness, disease or death or other damages which arise out of:

      (a) the negligence or intentional misconduct of Cardinal with respect to its activities and those of the Cardinal Indemnitees (as defined in Section 12.2 below) under this Agreement, including, but not limited to its manufacturing, handling and delivery of Drug Product, except to the extent such Claims result from the breach, negligence or intentional misconduct of Adams or the Adams Indemnitees;

      (b) the breach by Cardinal of its warranty obligations under this Agreement;

      (c)   any Claim regarding a work-related injury to any Cardinal employee;

      (d) any Claim that any of Cardinal's intellectual property (excluding Transferred Know How) infringes any patent, trade secret, trademark, copyright, or other proprietary interest; and/or

      (e) any other action or omission by Cardinal or the Cardinal Indemnitees relating to this Agreement, or breach by Cardinal of its obligations under this Agreement.

      12.2 Indemnity by Adams. Adams shall indemnify and hold Cardinal, Cardinal's Affiliates, their agents, employees, officers, directors and permitted successors and assigns (collectively, the "CARDINAL INDEMNITEES") harmless from and against any and all Claims incurred by or rendered against the Cardinal Indemnitees for personal injury, sickness, disease or death or other damages which arise out of:

      (a) the packaging, use, sale or other distribution of Drug Product by Adams, or any Adams Indemnitee or licensee, including, without limitation, any personal injury or product liability claims (under any theory of product liability, including, but not limited to, actions in the form of tort, warranty or strict liability); except to the extent that any of the foregoing results from the breach, negligence or intentional misconduct of Cardinal or the Cardinal Indemnitees;

      (b) the breach by Adams of its warranty obligations under this Agreement;

      (c) any other action or omission by Adams or the Adams Indemnitees relating to this Agreement, or breach by Adams of its obligations under this Agreement;

      (d) any Claim regarding a work-related injury to any Adams employee;

      (e) any Claim that any Starting Materials, Drug Products or Adams Intellectual Property or Transferred Know How infringes any patent, trade secret, trademark, copyright, or other proprietary interest; and/or

      (f) any actions, errors, omissions, misrepresentations, or breach of obligations made by or on behalf of Adams or the Adams Indemnitees relating to any documentation provided to and/or required by U.S. Customs Service or comparable foreign agencies relating to the Drug Product.

      12.3 Cooperation. Adams and Cardinal agree to cooperate with each other in the defense of any claims made by Third Party(ies) to which this Article XII applies. If either of the parties wishes to exercise its right to be indemnified under Sections 12.1 and 12.2, such rights will be subject to the party seeking indemnity:

      (a) promptly notifying the indemnifier of the claim to be indemnified;

      (b) allowing the indemnifier, if the indemnifier so requests, to conduct and control (at the cost and expense of the indemnifier) the defense of such a claim and any related settlement negotiations; and

      (c) affording all reasonable assistance to the indemnifier (at the cost and expense of the indemnifier) and making no admission prejudicial to the defense of such a claim.

      12.4 Lost Profits; Damage to Business Reputation. IN NO EVENT SHALL ADAMS OR CARDINAL BE LIABLE TO THE OTHER FOR LOST PROFITS, OR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL OR INDIRECT DAMAGES OR DAMAGES TO BUSINESS REPUTATION.

      12.5  Insurance.

      (a) During the Term of this Agreement, Cardinal shall obtain and maintain the following insurance with limits not less than those specified below:

            (i) Commercial General Liability insurance with a limit of Five Million Dollars ($5,000,000) per occurrence;

            (ii) Products and Completed Operations Liability insurance with a limit of Five Million Dollars ($5,000,000) per occurrence;

            (iii) Worker's Compensation and Employers Liability Insurance with statutory limits for Workers' Compensation and Employers' Liability limits of One Million Dollars ($1,000,000) per accident; and

            (iv) Professional Services Liability insurance with a Two Million Dollar ($2,000,000) limit per claim.

      In lieu of insurance, Cardinal may self-insure any or a portion of the required insurance. In the event that any of the required policies of insurance are written on a claims-made basis, then such policies shall (i) be maintained during the entire term of this Agreement and (ii) be maintained for a period of not less than three (3) years following the termination or expiration of this Agreement. Cardinal shall waive subrogation rights against Adams for workers' compensation benefits and shall obtain a waiver from any insurance carriers with which Cardinal carries workers' compensation insurance releasing their subrogation rights against Adams. Adams shall be named as an additional insured under the Commercial General Liability and Products and Completed Operations Liability insurance policies as respects Adams's liability for damages arising from the services provided under this Agreement. Such additional insured status shall end upon the termination or expiration of this Agreement unless the policies are written on a claims-made basis when such additional insured status will continue for the period of time Cardinal is required to maintain such insurance under the terms of this Agreement. Cardinal shall furnish certificates of insurance to Adams evidencing the required insurance and additional insured status as soon as practicable after the Effective Date and within thirty (30) days after renewal of such policies. Such certificates shall state that Cardinal's insurers will endeavor to provide thirty (30) days written notice of any cancellation prior to the policy(ies) expiration date(s). Each insurance policy that is required under this Section 12.5(a) shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

      (b) During the Term of this Agreement, Adams shall obtain and maintain the following insurance with limits not less than those specified below:

            (i) Commercial General Liability insurance with a limit of Five Million Dollars ($5,000,000) per occurrence;

            (ii) Products and Completed Operations Liability insurance with a limit of Five Million Dollars ($5,000,000) per occurrence;

            (iii) Worker's Compensation and Employers Liability Insurance with statutory limits for Workers' Compensation and Employers' Liability limits of One Million Dollars ($1,000,000) per accident; and

            (iv) All Risk Property Insurance, including transit coverage, in an amount equal to full replacement value covering Adams's property while it is at Cardinal's Facility or in transit to or from Cardinal's Facility.

      In the event that any of the required policies of insurance are written on a claims-made basis, then such policies shall (i) be maintained during the entire term of this Agreement, (ii) be maintained for a period of not less than three (3) years following the termination or expiration of this Agreement. Adams shall waive subrogation rights against Cardinal for workers' compensation benefits and shall obtain a waiver from any insurance carriers with which Adams carries workers' compensation insurance releasing their subrogation rights against Cardinal. Cardinal Health, Inc. and its subsidiaries and affiliates shall be named as additional insureds under the Commercial General Liability and Products and Completed Operations Liability insurance policies as respects Cardinal's liability for damages arising from the services provided under this Agreement. Such additional insured status shall end upon the termination or expiration of this Agreement unless the policies are written on a claims-made basis when such additional insured status will continue for the period of time Adams is required to maintain such insurance under the terms of this Agreement. Adams shall furnish certificates of insurance to Cardinal evidencing the required insurance and additional insured status as soon as practicable after the Effective Date and within thirty (30) days after renewal of such policies. Such certificates shall state that Adams's insurers will endeavor to provide thirty (30) days written notice of any cancellation prior to the policy(ies) expiration date(s). Each insurance policy which is required under this Section 12.5(b) shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

                       ARTICLE XIII - TERM AND TERMINATION

      13.1 Term. Unless earlier terminated as provided for herein, this Agreement shall take effect as of the Closing (as defined in the Asset Purchase Agreement) and shall run for an initial term of ten (10) years ending on March 31, 2014 (the "INITIAL TERM"). This Agreement may be renewed for one or more additional periods of one Contract Year, provided that negotiations for renewal are commenced by the parties at least six (6) months prior to expiration of the Initial Term, or any extension thereof, and the parties agree in writing to terms of renewal no less than six (6) months prior to the expiration of the Initial Term, or any extension thereof. The Initial Term and any renewal period shall be deemed the "TERM" of this Agreement.

      13.2  Termination.

      (a) Cardinal or Adams, as the case may be, shall have the right to immediately terminate this Agreement if: (i) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent and such order is not discharged within thirty (30) days; (ii) if the other party materially breaches any of the non-monetary provisions of this Agreement or the Commercial Services Agreement and such breach is not cured within thirty (30) days after the giving of written notice, the party claiming the breach shall have the right to terminate this Agreement; (iii) if the other party materially breaches any of the monetary provisions of this Agreement and such breach is not cured within twenty (20) days after the giving of written notice, the party claiming the breach shall have the right to terminate this Agreement; (iv) Cardinal is unable on * consecutive occasions to supply the same Drug Product in accordance with Section
4.2 hereof; (v) Cardinal is unable to cure any supply and/or manufacturing problem in accordance with Section 3.3 hereof within * years of the commencement of such problem; or (vi) if any required license, permit or certificate required of the other party is not approved and/or issued, or is revoked (including, but not limited to the FDA), by any applicable governmental regulatory authority; provided that such other party may no longer appeal such decision or reapply or otherwise pursue such permit, license or certificate.

      (b) Adams shall have the right to terminate this Agreement upon twelve
(12) months prior written notice to Cardinal provided that on or before the termination date, subject to the terms and conditions set forth herein, Adams shall pay Cardinal a termination fee (the

----------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

"TERMINATION FEE") equal to the sum of (1) the net book value (as defined below) of the assets acquired under the Asset Purchase Agreement, including any capital improvements to such assets made prior to the effective date of termination, however, subject to appropriate adjustment to the extent that Cardinal has disposed of, replaced or improved upon any assets acquired under the Asset Purchase Agreement, (2) all documented and reasonable costs incurred by Cardinal to terminate such business including without limitation severance costs, and (3) Five Million Dollars ($5,000,000). Upon payment of the Termination Fee, Cardinal will convey to Adams title to all of the equipment and assets included in the calculation of net book value under clause (1) above with appropriate warranties as to title. Adams and Cardinal agree that if Adams terminates this Agreement prior to the expiration of the term, the amount of damages would be difficult to ascertain. Therefore, the parties further agree that the Termination Fee constitutes liquidated damages and is not a penalty. Notwithstanding the foregoing, the obligation to convey assets shall not restrict Cardinal's right to replace or otherwise dispose of such assets; it being understood, however, that any such conveyances or dispositions shall proportionately require adjustments to the net book value calculation under clause (1) above. For purposes of this Section 13.2, net book value shall be determined in accordance with Cardinal's normal carrying values for acquired assets and United States General Accepted Accounting Principles ("GAAP"); provided, however, that such values shall be adjusted to reflect accelerated depreciation taken by Cardinal for billing purposes under this Agreement.

      13.3  Duties Upon Termination.

      (a) Adams' Duties. In the event Adams terminates this Agreement (other than as a result of a breach of this Agreement by Cardinal) or if Cardinal terminates this Agreement under Section 13.2 hereof, Adams will be required to pay Cardinal for the direct cost of all materials, including but not limited to Raw Materials, purchased by Cardinal pursuant to binding Purchase Orders, and all expenses incurred by Cardinal in connection with returning all remaining inventories of the Drug Product and Starting Materials to Adams. Adams shall specify the location in the continental United States to which delivery, at Adams' expense, of the foregoing is to be made.

      (b) Cardinal's Duties. In the event Cardinal terminates this Agreement (other than as a result of a breach of this Agreement by Adams) or if Adams terminates this Agreement under Section 13.2 hereof, Cardinal, at its expense, will be required to return all remaining inventories of the Drug Product to Adams. Adams shall specify the location in the continental United States to which delivery, at Cardinal's expense, of the foregoing is to be made. Proprietary Information exchanged between Adams and Cardinal shall be promptly returned upon termination of the Agreement. In addition, Cardinal shall reimburse Adams for all costs and related out-of-pocket expenses incurred by Adams in obtaining the Drug Products from any Third Party above and beyond the amount Adams would have paid Cardinal for the same Drug Products through the end of the then-current Initial Term or any renewal term, as the case may be, including without limitation, the cost of validating the manufacture and packaging of the Drug Products at a Third Party's facilities. In order to permit Adams to make a smooth transition to a new supplier of the Drug Products, in the event that this Agreement should terminate for any reason, then Adams shall be permitted, in its discretion, to continue to submit Purchase Orders to Cardinal in accordance with Section 4.2, and Cardinal shall continue to supply the Drug Products to Adams in accordance with such Purchase Orders and this Agreement, for a period of one hundred twenty (120) days after the termination of this Agreement, and this Agreement shall remain in effect with respect to such Purchase Orders until the expiration or termination of the Purchase Orders.

      (c)         Profit Sharing.

        (i) If Adams terminates this Agreement pursuant to Section 13.2(b) and pays the Termination Fee, Adams' obligation to share profits from any Drug Products as provided for in Exhibit C shall apply to any saleable inventory or work-in-process manufactured by Cardinal as of the date of termination.

        (ii) If this Agreement is terminated as a result of a breach by Cardinal, then Adams' obligations to share profits from any Drug Products as provided in Exhibit C shall apply to any Drug Products sold during the Initial Term or the applicable renewal term, provided, however, that for purposes of determining Gross Profit under Exhibit C, the Cost of Goods Sold shall be the higher of (A) the amount Adams would have paid Cardinal for the same Drug Products or (B) the actual cost paid by Adams for the Drug Products after the termination date. Cardinal shall offset the profit sharing component against the amounts, if any, payable to Adams under Section 13.3(b) above. However, in no event shall the profit sharing result in a net payment or liability owing from Adams to Cardinal. Adams shall use all commercially reasonable efforts to minimize the actual cost paid by Adams for Drug Products during the period for which Cardinal has obligations under this Section 13.3(c)(ii).

        (iii) If this Agreement is terminated as a result of a breach by Adams, then Adams' obligations to share profits from any Drug Products as provided in Exhibit C shall apply to any Drug Products sold during the Initial Term or the applicable renewal term; provided, however, that for purposes of determining Gross Profit under Exhibit C, the Cost of Goods Sold shall be the amount Adams would have paid Cardinal for the same Drug Products. In addition, if, after a termination as a result of Adams' breach, Adams is able to procure Drug Products at a cost less than the amount Adams would have paid Cardinal for the same Drug Product (the "Third Party Actual Cost"), Cardinal shall be entitled to the difference between the amount Adams would have paid Cardinal for the same Drug Product and the Third Party Actual Cost for the Initial Term or the applicable renewal term.

      13.4 Continuing Obligations. The rights and obligations of each of the parties with respect to payment obligations incurred prior to termination and as set forth in Section 2.1 (second and third sentences only), Section 2.2, Section 2.3, Section 8.1, Article IX, Section 10.3, Article XI, Article XII, Article XIII, Section 14.1, and Section 14.3 of this Agreement shall continue notwithstanding the termination of this Agreement for any reason.

                           ARTICLE XIV - MISCELLANEOUS

      14.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey without regard to its conflict of laws provisions.

      14.2 Export of Finished Product. Adams acknowledges that all Drug Products provided by Cardinal hereunder are subject to the U.S. export control laws and regulations. Adams will not export, re-export or otherwise dispose of Drug Product provided pursuant to this Agreement except in strict compliance with the letter and spirit of U.S. export laws and regulations, including but not limited to the laws and regulations administered by the Bureau of Export Administration of the U.S. Department of Commerce, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the Office of Defense Trade Controls of the U.S. Department of State.

      14.3 Notices. Any and all notices provided for shall be sent to the respective parties at the following addresses by certified or registered mail or sent by a nationally-recognized overnight courier service:

      If to Cardinal:      Cardinal Health PTS, LLC
                           14 Schoolhouse Road
                           Somerset, New Jersey 08873
                           Attention: President, Modified Release Technologies
                           Facsimile No.: 732.537.6491

      With a copy to:      Cardinal Health PTS, LLC
                           7000 Cardinal Place
                           Dublin, Ohio 43017
                           Attention:  Vice President and Associate General
                           Counsel, Pharmaceutical Technologies & Services
                           Facsimile No.: 614.757.5051

      If to Adams:         Adams Laboratories, Inc.
                           d/b/a Adams Respiratory Therapeutics
                           Colonial Court
                           409 Main Street
                           Chester, New Jersey  07930
                           Attention: Walter E. Riehemann, Esq.,
                           General Counsel
                           Facsimile No.: 908.879.9784

      With a copy to:      Kelley Drye & Warren LLP
                           200 Kimball Drive
                           Parsippany, New Jersey  07054
                           Attention:  Christopher G. FitzPatrick, Esq.

                           Facsimile No.:  973.503.5950

or to such other addresses as may be subsequently furnished by one party to the other in writing. Any such notice shall be deemed effective from the date of mailing.

      14.4 Dispute Resolution. If there is a dispute, controversy or claim arising out of or related to this Agreement, including but not limited to any claim of breach, termination or invalidity (any such controversy, claim, or dispute, a "DISPUTE"), the parties hereto shall use good faith efforts to attempt to resolve such claim in accordance with this Section 14.4. The parties will promptly seek to resolve any such claim by negotiations between executives of the parties and an authorized representative of each party shall meet at least once to attempt to resolve any such dispute. Either party may initiate this procedure by requesting the other to meet within fifteen days after the date of such request, with such meeting to be held in Morristown, New Jersey, or such other location as may be mutually agreed. If the dispute is not resolved within twenty (20) days after the initial meeting, the parties agree first to try in good faith to settle the dispute by mediation administered by the CPR Institute for Dispute Resolution under its Commercial Mediation Rules before resorting to arbitration, litigation, or some other dispute resolution procedure. If the dispute has not been resolved pursuant to such mediation within sixty (60) days after the commencement of mediation, or if either party will not participate in mediation, then either party may initiate litigation. Nothing herein shall restrict the right of a party to seek a preliminary injunction or other judicial relief if in that party's judgment such judicial proceedings are necessary or appropriate to avoid irreparable damage. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 14.4 are pending. The parties will take all such actions, if any, which may be necessary or appropriate to effectuate such tolling.

      14.5 Equitable Relief. Notwithstanding the foregoing, the remedy at law for any breach of the provisions of this Agreement may be inadequate, and, accordingly, an aggrieved party seeking equitable relief or remedies for such a breach shall have the right and is hereby granted the privilege, in addition to all other remedies at law or in equity, to proceed directly in a court of competent jurisdiction to seek temporary or preliminary equitable relief.

      14.6 Partial Invalidity. In the event one or more terms of this Agreement are found to violate the provisions of any applicable statute, law or regulation, the parties hereto shall negotiate in good faith to modify this Agreement, but only to the extent necessary to make this Agreement valid and enforceable, having full regard for applicable laws and the intent and purposes of the parties entering into this Agreement.

      14.7 Independent Contractor. The parties hereto are independent contractors under this Agreement and neither of the parties hereto shall have any right or authority to assume or create any obligations on behalf of, or in the name of any other party hereto or to bind the other party hereto to any contract, agreement or undertaking with any third party without the written consent of the other party hereto.

      14.8 Entire Agreement. This Agreement (together with the Asset Purchase Agreement, Commercial Services Agreement and Quality Agreement) and all Exhibits constitute the entire agreement between the parties relating to the subject matter of this Agreement, and this Agreement may not be varied except in writing signed by a duly authorized representative of each party. This Agreement may be executed in multiple counterparts, which may be delivered by facsimile, each of which shall have the force and effect of an original.

      14.9 Assignability. Neither party shall assign this Agreement other than to Affiliates; however, in the event of any assignment, performance shall be guaranteed by the assignor in form satisfactory to the other party.

      14.10 Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the permitted successors or permitted assigns of Cardinal and Adams respectively.

      14.11 Force Majeure. Each of the parties shall be excused from the performance of its obligations in the event such performance is prevented by a cause beyond the reasonable control of such party, including without limitation, act of God; regulation or law of any government or any agency thereof, including any government, court-ordered or voluntary recall not attributable to the fault of Adams or Cardinal; war; terrorism; insurrection or civil commotion; destruction of production facilities or materials by earthquake, fire, flood or storm; labor disturbance involving non-Cardinal and/or non-Cardinal Affiliate employees; epidemic; or failure of suppliers (which Adams has required Cardinal to use in connection with the performance of its obligations hereunder), public utilities or common carriers. Such excuse shall continue as long as the condition preventing the performance continues, plus thirty (30) days after the termination of such condition. Excused non-performance shall not include any act, omission or circumstance arising from the negligent or willful act of the party claiming excused non-performance, or lying within such party's reasonable commercial ability to prevent.

      14.12 Announcements. Neither party shall, without the other party's prior written consent, make any announcement, press release or other disclosure regarding this Agreement or that any business relationship exists between the parties.

      14.13 Trademarks. Except for use on the Drug Products as provided in the Specifications, Cardinal shall not use Adams' trademarks, service marks, Adams' name or logos on any other goods or products, or on any advertising or promotional materials, without first obtaining the prior written consent of Adams.

      14.14 UN Convention on Contracts. The parties hereby expressly disclaim the application of the UN Convention on Contracts for the International Sale of Goods with respect to this Agreement.

                            [signature page follows]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into by their duly authorized representatives as of the day and year first set forth above.

CARDINAL HEALTH PTS, LLC            ADAMS LABORATORY, INC.
                                    d/b/a
                                    ADAMS RESPIRATORY THERAPEUTICS


By:                                 By:
   ---------------------------         ---------------------------

Its:                                Its:
    --------------------------          --------------------------

                                                                       EXHIBIT A

                        SPECIFICATIONS FOR DRUG PRODUCTS

                                                                       EXHIBIT B

                 TESTING PERFORMED BY CARDINAL ON DRUG PRODUCTS

                                                                       EXHIBIT C

                                      FEES

            Cardinal shall receive a portion of the Gross Profits of the sale of the Drug Products as further described below:

            (i) "GROSS PROFITS (OR GP)" is defined as follows: Adams' Net Sales, Less Cost of Goods and freight and other logistics costs.

                  "COST OF GOODS" means the fully burdened manufacturing costs of Cardinal, determined using the same cost accounting methodology used by Adams as set forth in the financial information referenced in the Asset Purchase Agreement and, to the extent applicable, in accordance with GAAP, and shall expressly include any costs associated with materials rendered obsolete due to a change in Specifications including as provided for in Section 7.2. For the avoidance of doubt, Cost of Goods shall also include the depreciation of the cost of the Thomas Press purchased by Adams and paid for by Cardinal, over a three year period beginning upon the date when the Thomas Press is put into regular use for commercial production. To the extent that Cardinal utilizes one of its Affiliates for manufacture or packaging of Drug Products under this Agreement, Cardinal agrees that there shall be no inter-company mark-up included in the Cost of Goods. The parties hereto agree that after the first Contract Year a scrap materials rate shall be established and adjusted annually for each Drug Product. After the first Contract Year, Cost of Goods shall not include more than the scrap materials rate, except with respect to any materials that are rendered obsolete due to a change in Specifications which shall be taken into account in determining Cost of Goods.

                  "NET SALES" means the aggregate amount invoiced by Adams or its Affiliates or any of its sublicensees to a Third Party distributor (who is not a sublicensee), agent, contractor or end user for the sale of the Drug Product LESS: (a) credits, refunds and allowances separately and actually credited to customers for defective, spoiled, damaged, outdated, and returned products, (b) offered and taken trade volume and cash discounts and rebates (including coupons and government charge-backs) in amounts customary to the trade, (c) sales, excise, value added, turnover, use, and other like taxes, and customs duties, paid, absorbed or allowed excluding net income tax, to the extent invoiced, and (d) the royalties payable to J-Med Pharmaceuticals, Inc. ("J-MED") for the AlleRx(TM) dose pack product ("ALLERX(TM)"). The amounts of any deductions taken pursuant to clauses (a)-(d) shall be determined from books and records maintained in accordance with GAAP, consistently applied. Net Sales shall not include revenue received by Adams (or any of its Affiliates) from transactions with an Affiliate, where the Drug Product in question will be resold to an independent Third Party distributor, agent or end user by the Affiliate where such revenue received by the Affiliate from such resale is included in Net Sales.

            (ii) Gross Profits from all Drug Products shall be shared as set forth below:

Annual Gross Profit Tier              Adams' Share         Cardinal's Share
------------------------              ------------         ----------------
$*                                          *%                  *%
$*                                          *%                  *%
$*                                          *%                  *%
$*                                          *%                  *%
$*                                          *%                  *%
$*                                          *%                  *%
$*                                          *%                  *%
Over $*                                     *%                  *%

                  The above profit share percentages apply separately to each Gross Profits Tier. For example, if the aggregate Gross Profits from all Drug Products for a Contract Year are $*, then Adams would be entitled to *% of the first $* (i.e., $*) of Gross Profit and to *% of the final $* (i.e., $*), resulting in the Gross Profit being divided as follows: Adams would receive $* and Cardinal would receive $*. For clarification, any royalties or similar payments to Third Parties including in respect of intellectual property rights or contractual obligations (excepting pre-existing royalties payable to J-Med on AlleRx(TM)) shall be solely the responsibility of Adams and shall be payable from Adams' share of the Gross Profits described above and shall not be included in the calculation of Cost of Goods or Net Sales.

            (iii) Cardinal shall receive annual minimum payments (which are fully creditable against Cardinal's share of Gross Profits) for each of the first three Contract Years, as follows:

Year 1            $4 million
Year 2            $3 million
Year 3            $3 million

For interim billing purposes, Cardinal will bill Adams for each shipment of the Drug Products in accordance with Cardinal's standard billing practices at Cost of Goods (including a prorated portion of the charge for the Thomas Press) multiplied by the following factors:

Year 1                     *%
Year 2                     *%
Year 3 and after           *%

            (iv) At the end of each calendar quarter, a true-up calculation will be made and the applicable party will be compensated for the shortfall or excess difference between the required share of Gross Profit and what has been billed to Adams, provided that if the amount billed to Adams exceeds the amount properly required to be paid, the excess will be reflected as an adjustment on invoices for the next period(s) rather than resulting in a refund payable to Adams.

---------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

            (v) It is understood that while the above amounts and percentages are based on annual values, there will be adjustments to accommodate quarterly profit share calculations and payments.

            (vi) Each party shall have the right to periodically engage a mutually agreed independent accounting firm to audit the other party's records for purposes of determining compliance with this Exhibit C.

            (vii) Cardinal shall supply Adams with samples of the Drug Products (including D and DM) at a price equal to the Cost of Goods to manufacture such samples provided that the volume of such samples provided by Cardinal does not exceed * percent (*%) of the total volume of such Drug Product manufactured by Cardinal under this Agreement on an annual basis (the "SAMPLE FLOOR"). The price for any samples of such Drug Products that exceed the Sample Floor shall be an amount equal to (a) * multiplied by (b) Cardinal's Cost of Goods to manufacture such Drug Products. For clarification, the Drug Product constitutes a sample only if it is conspicuously marked as such in accordance with the applicable Specifications and is not marketed or sold by Adams, its Affiliates or sublicenses for commercial sale.

--------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

                                                                       Exhibit D

                                QUALITY AGREEMENT


This Quality Agreement defines the duties of Cardinal Health PTS, LLC ("Cardinal") and Adams Laboratories, Inc. ("Adams") for the contract pharmaceutical manufacture of those certain Products as defined in that certain Supply Agreement dated April 1, 2004, by and between Cardinal and Adams ("Product"). In particular, this Quality Agreement clearly states who is responsible for the cGMP aspects of manufacturing and specifies the way in which the party releasing Product for sale ensures that the Product complies with the approved Product Specifications (defined below) and the Marketing Authorizations (defined below).

This Quality Agreement takes the form of a detailed checklist of all the activities associated with pharmaceutical production, analysis, release, and distribution. Responsibility for each activity is assigned to either Cardinal Health PTS, LLC ("Cardinal") or Adams Laboratories, Inc. ("Adams") in the appropriate box in the Delegation Responsibility Checklist that follows.

In order to provide better quality assurance, Cardinal Health PTS, LLC ("Cardinal") will perform the activities defined herein in accordance with Standard Operating Procedures (defined below) to the extent that a Standard Operating Procedure is applicable to such activity. In the event of a conflict between the terms of this Quality Agreement and a Standard Operating Procedure, the Standard Operating Procedure shall control.

This Agreement is subject to the terms of a supply, manufacturing or other similar type of agreement between Cardinal Health PTS, LLC ("Cardinal") and Adams Laboratories, Inc. ("Adams") ("Supply Agreement"). In the event of a conflict between this Quality Agreement and the Supply Agreement, the Supply Agreement shall control.

This Quality Agreement is intended to comply with the guidance and directives set forth in (i) FDA Guidance for Industry, Cooperative Manufacturing Arrangements for Licensed Biologics, August, 1999 and (ii) Commission Directive 91/356/EEC of 13 June 1991, laying down the principles and guidelines of good manufacturing practice for medicine products for human use.

Adams Laboratories, Inc. ("Adams")        Cardinal Health PTS, LLC
                                          ("Cardinal")
14801 Sovereign Road                      14 Schoolhouse Road
Ft. Worth, Texas  76155                   Somerset, New Jersey  08873


Position:                                 Position:
            -------------------------                ---------------------------

Name:                                     Name:
            -------------------------                ---------------------------

Signature:                                Signature:
            -------------------------                ---------------------------

Date:                                     Date:
            -------------------------                ---------------------------

Position:                                 Position:
            -------------------------                ---------------------------

Name:                                     Name:
            -------------------------                ---------------------------

Signature:                                Signature:
            -------------------------                ---------------------------

Date:                                     Date:
            -------------------------                ---------------------------

For purposes of this Quality Agreement, the following definitions shall apply:

A. "API" shall mean the active pharmaceutical ingredient used in the manufacture of the Product as identified in the Specifications.

B. "Applicable Laws" means all laws, ordinances, rules and regulations within the Territory applicable to the Processing of Product and the obligations of Cardinal Health PTS, LLC ("Cardinal") or Adams Laboratories, Inc. ("Adams"), as the context requires, including, without limitation, (i) all applicable federal, state and local laws and regulations of each Territory; (ii) the U.S. Federal Food, Drug and Cosmetic Act, and (iii) the "GMPs". Applicable Laws shall also include all laws, ordinances, rules and regulations applicable in Territories added to this Quality Agreement after the Effective Date of this Agreement, solely to the extent Adams Laboratories, Inc. ("Adams") or its designee has provided written copies of such laws to SP prior to SP's Processing Product under this Quality Agreement. Copies of all laws shall be in the English language.

C.    "Facilities" means any Cardinal Health PTS, LLC ("Cardinal") facilities.

D. "FDA" shall mean the United States Food and Drug Administration, and any successor entity thereto.

E. "GMPs" mean the current Good Manufacturing Practices for Finished Pharmaceuticals promulgated by the FDA, as amended from time to time. GMPs shall also include good manufacturing practice regulations promulgated by a Regulatory Authority in a Territory added to this Agreement after the Effective Date of this Quality Agreement, solely to the extent Adams or its designee has provided written copies of such regulations to Cardinal prior to Cardinal's Processing Product under this Quality Agreement. Copies of all laws shall be in the English language.

F. "Marketing Application" shall mean an application for marketing authorization which has not yet been approved by the FDA or other Regulatory Authority, including without limitation, FDA New Drug Application, FDA Abbreviated New Drug Application, and other similar marketing applications promulgated by Regulatory Authorities.

G. "Marketing Authorizations" shall mean any approved application for marketing authorization, including without limitation, FDA New Drug Application, FDA Abbreviated New Drug Application, and other similar marketing authorizations promulgated by Regulatory Authorities.

H. "Process" or "Processing" means the sterile compounding, filling, producing and/or packaging of the Raw Materials into Product in accordance with the Specifications and the terms and conditions set forth in the Supply Agreement and this Quality Agreement.

I. "Product" shall mean the Product identified on the first page of this Quality Agreement.

J. "Regulatory Authority" shall mean the FDA and any other Regulatory Authority within a Territory involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Product.

K. "Specifications" means the procedures, requirements, standards, quality control testing, other data and scope of services set forth in the Supply Agreement.

L. "Standard Operating Procedures" shall mean the standard operating procedures in effect at Cardinal Health PTS, LLC ("Cardinal") that have been approved by Cardinal Health PTS, LLC ("Cardinal") Quality Assurance department and that are applicable to the Processing.

M. "Territories" shall mean the United States of America and any other country that the parties agree in writing to add to this Quality Agreement from time to time.


                       RESPONSIBILITY DELEGATION CHECKLIST

                             RESPONSIBILITIES                         ADAMS        CARDINAL
                                                                   LABORATORIES,    HEALTH
                                                                       INC.        PTS, LLC
                                                                    ("ADAMS")     ("CARDINAL")
----------------------------------------------------------------------------------------------
1.      REGULATORY AUTHORIZATIONS & GMP COMPLIANCE

1.1     Will maintain all licenses, registrations and other                          X
        authorizations as are required to operate a GMP
        pharmaceutical manufacturing facility under the
        Applicable Laws.

1.2     Will maintain and operate the Facility in compliance with                    X
        the GMPs and all other Applicable Laws.

1.3     Will Process the Product in accordance with approved                         X
        manufacturing batch records, the GMPs and all other
        Applicable Laws.

1.4     Will prepare, maintain and update the Marketing                 X
        Authorizations in accordance with all Applicable Laws.

1.5     Will provide Cardinal Health PTS, LLC ("Cardinal") with         X
        copies of those portions of the Marketing Applications
        that are applicable to the Processing prior to submission
        of such Marketing Applications to the applicable
        Regulatory Authority.

1.6     Will provide Cardinal Health PTS, LLC ("Cardinal") with         X
        copies of those portions of the approved Marketing
        Authorizations that are applicable to the Processing.

1.7     Will meet all drug listing filing requirements for all                       X
        Product and packaging configurations processed at the
        Facilities.

1.8     Is not debarred under the U.S. Generic Drug Enforcement                      X
        Act of 1992 and does not employ or use the services of
        any individual who is debarred or who has engaged in
        activities that could lead to being debarred.

1.9     Will prepare and submit post-marketing annual reports to        X
        the FDA and the other Regulatory Authorities in
        accordance with Applicable Laws.

                             RESPONSIBILITIES                         ADAMS        CARDINAL
                                                                   LABORATORIES,    HEALTH
                                                                       INC.        PTS, LLC
                                                                    ("ADAMS")     ("CARDINAL")
----------------------------------------------------------------------------------------------
1.10    Will provide Adams Laboratories, Inc. ("Adams") with the                     X
        following information to be included in the post
        marketing annual report:

        - Stability data for the Product in accordance with the applicable stability protocol, including any non-conforming data.

        -   Other information that may be required.

        - Change control information for all changes implemented during the preceding year.

2.      REGULATORY ACTIONS & INSPECTIONS

2.1     Will promptly notify Adams Laboratories, Inc. ("Adams")                      X
        of any FDA or other Regulatory Authority notice of
        inspection or inspection of the Facilities directly
        relating to the Product.

2.2     Will promptly notify the other party of any FDA or other        X            X
        Regulatory Authority investigation relating to the
        Product.

2.3     Will provide copies of any FDA Form 483s, Warning Letters                    X
        or the like from applicable Regulatory Authorities within
        48 hours of receipt and subsequent response(s) relating
        to the Product.

2.4     Will promptly notify the other party of any Regulatory          X            X
        Authority request for Product samples or Product batch
        records.

2.5     Will notify the other party of any requests for                 X            X
        information, notices of violations or other communication
        from a Regulatory Authority relating to environmental,
        occupational health and safety compliance, relating
        directly to the Product.


3.      COMPLIANCE OF SPECIFICATIONS WITH MARKETING AUTHORIZATIONS
        & CHANGE CONTROL

3.1     Will ensure that all Specifications contained in the            X            X

        Supply Agreement and master batch record comply with the Marketing Authorizations, as amended from time to time, and will certify such in writing to the other party.

3.2     Will submit any proposed changes to the Specifications to       X            X
        the other party for review and approval, prior to the
        implementation of such changes and the submission of any
        such changes to the Regulatory Authorities.

3.3     Will notify Adams Laboratories, Inc. ("Adams") of any                        X
        proposed changes to the Facilities or the Processing that
        may impact the Product.

3.4     Will act as liaison with Regulatory Authorities for the         X
        approval, maintenance and updating of Product
        Specifications in the Marketing Authorizations.

                             RESPONSIBILITIES                         ADAMS        CARDINAL
                                                                   LABORATORIES,    HEALTH
                                                                       INC.        PTS, LLC
                                                                    ("ADAMS")     ("CARDINAL")
----------------------------------------------------------------------------------------------
4.      MATERIALS

4.1     Will be responsible for maintenance of Specifications,                       X
        procurement, storage, sampling and testing and release of
        the API.

4.2     Will be responsible for retaining reference samples of                       X
        active ingredient(s), including samples for periodic
        re-tests, for three years beyond product expiry date.

4.3     Will perform identification testing of API.                                  X

4.4     Will be responsible for maintenance of Specifications,                       X
        procurement, storage, sampling, testing and release of
        raw materials.

4.5     Will qualify raw material suppliers providing raw               X            X
        materials used in the Product to ensure full compliance
        with GMPs and Applicable Laws.

4.6     Will store API and raw materials in accordance with the                      X
        Specifications while at the Facilities.

4.7     Retains reference samples of raw materials, including                        X
        samples of periodic re-tests, for one year beyond product
        expiry date.

4.8     Will dispose of product waste and any special waste                          X
        related to the Processing of the Product.

5.      PRODUCTION & VALIDATIONS

5.1     Will approve process validation protocols and receive           X
        copies of completed validation reports.

5.2     Will be responsible for maintenance, qualifications and                      X
        validation of the Facility, equipment, and processes
        associated with Processing the Product.

5.3     Will manufacture and test the Product at the Facilities                      X
        in accordance with the Product master batch record, the
        Standard Operating Procedures referenced therein, and the
        Specifications.

5.4     Will be responsible for visual inspection of finished                        X
        Product.

5.5     Will be responsible for labeling Product in accordance                       X
        with the Specifications, and applicable portions of 21
        CFR 610.60 through 610.65.

5.6     Will be responsible to prepare and approve all artwork,         X
        inserts, labeling and packaging.

5.7     Will be responsible for packaging Product in accordance                      X
        with the Specifications.

                             RESPONSIBILITIES                         ADAMS        CARDINAL
                                                                   LABORATORIES,    HEALTH
                                                                       INC.        PTS, LLC
                                                                    ("ADAMS")     ("CARDINAL")
----------------------------------------------------------------------------------------------
5.8     Will review and approve the original Master Batch Record        X            X
        for each Product.

        Will review and approve Change Control Documents for            X            X
        batch records.

        Will review and approve Change Control Documents for            X            X
        SOPs that are in the NDA.

5.9     Will be responsible for testing Product and supplying a                      X
        Certificate of Analysis to the other party.

5.10    Will be responsible to release Product to the Market in         X
        accordance with the Product Specification.

5.11    Is responsible for investigating, resolving and                              X
        documenting all adverse events and deviations from the
        master batch record and Specifications.

5.12    Will review and approve major deviation reports.                X            X

6.      Audits

6.1     Will be entitled to conduct one quality audit of Cardinal       X
        Health PTS, LLC ("Cardinal") per calendar year to evaluate quality control and testing processes.

6.2     Will conduct internal audits of quality control and                          X
        testing processes, in accordance with the GMPs and
        applicable Standard Operating Procedures.

7.      LOT CODES & EXPIRATION DATING

7.1     Will assign Product Lot Code.                                                X

7.2     Will assign Expiration Date according to the procedure                       X
        provided by Adams.

8.      SAMPLES

8.1     Will be responsible for Product sampling in accordance                       X
        with GMPs and Applicable Laws and as otherwise agreed to
        by the parties in the master batch record for the Product.

8.2     Will retain finished Product samples in accordance with                      X
        Applicable Laws.

8.3     Will retain stability samples in accordance with                             X
        Applicable Laws.

                             RESPONSIBILITIES                         ADAMS        CARDINAL
                                                                   LABORATORIES,    HEALTH
                                                                       INC.        PTS, LLC
                                                                    ("ADAMS")     ("CARDINAL")
----------------------------------------------------------------------------------------------
9.      TESTING & ANALYSIS

9.1     Will perform product stability testing according to                          X
        Supply Agreement, Product Specifications and applicable
        Cardinal Health PTS, LLC ("Cardinal") protocols.

9.2     Will investigate all out-of-Specification test results                       X
        ("OOS") and provide documentation relating to such
        investigations with the batch record applicable to the
        batch containing the OOS test result.

9.3     Will promptly notify the other party of any recall and/or       X            X
        confirmed stability failure of the Product that might be
        attributed to Processing the Product.

10.     RELEASE

10.1    Will be responsible for final release of Product.               X

11.     RECORDS

11.1    Will provide the released batch record documentation for                     X
        each batch of Product, which shall include the following:

        - A statement that the lot was manufactured, packaged and tested in accordance with cGMPs, identifies the master batch record documents, and lists any incident reports and investigations associated with the batch.

        -   A certificate of analysis covering all Regulatory
            Authority and compendial tests.

        - The signature of the QA Representative who released the batch.

        -   A copy of the batch record.

        -   The Cardinal Batch Release form.

11.2    Will store the master record, batch records and all other                    X
        documentation related to the Product for the minimum
        period required by all Applicable Laws.

11.3    Will provide copies of all documentation necessary for          X            X
        the other party to respond to inquiries by Regulatory
        Authorities.

12.     STORAGE

12.1    Will store the API at the facilities in accordance with                      X
        the API Specifications until manufacture of the Product.

12.2    Will store the finished Product in accordance with the                       X
        Specifications pending release of the Product.

                             RESPONSIBILITIES                         ADAMS        CARDINAL
                                                                   LABORATORIES,    HEALTH
                                                                       INC.        PTS, LLC
                                                                    ("ADAMS")     ("CARDINAL")
----------------------------------------------------------------------------------------------
12.3    Responsible to ensure storage of the Product in                 X
        accordance with the Specifications following delivery of
        such Product to Adams Laboratories, Inc.

13.     SAFETY

13.1    Will maintain safety/hazard and handling data on the                         X
        Product and API.

13.2    Will maintain safety/hazard and handling data on the raw                     X
        materials.

13.3    Will provide safety/hazard and handling data for new            X
        products and materials.

14.     COMPLAINTS

14.1    Will assist Adams Laboratories, Inc. ("Adams") in                            X
        investigating and resolving all medical and non-medical
        product complaints.

14.2    Will provide Adams Laboratories, Inc. ("Adams") with any                     X
        information relating to the Processing of the Product
        that is necessary to address a Product complaint or
        adverse drug event.

14.3    Will collect and log all information relating to                X
        complaints and adverse drug events.

14.4    Will investigate all complaints and adverse drug events.        X

14.5    Will issue all reports and follow up corrective action          X
        relating to complaints and adverse drug events.

15.     RECALL, FIELD ALERTS AND PRODUCT WITHDRAWAL

15.1    Responsible for decision to initiate recall or Product          X
        withdrawal.

15.2    Communicates decision to initiate recall to Cardinal            X
        Health PTS, LLC ("Cardinal").

15.3    Responsible for notification of recall or Product               X
        withdrawal to appropriate regulatory agencies.

15.4    Responsible for management of recall or Product                 X
        withdrawal.
        Responsible for reconciliation of returned Product              X
        following recall or Product Withdrawal.
15.5    Will issue and follow up on FDA Field Alerts.                   X

15.6    Will provide copies of the CMC section of the NDAs and          X
        Annual Reports.

                                                                       Exhibit E


                      SUBLEASE AGREEMENT AND LESSOR CONSENT


      AGREEMENT OF SUBLEASE AND LESSOR CONSENT (this "SUBLEASE AGREEMENT") made as of the 1st day of April, 2004 by and among Adams Laboratories, Inc., a Texas corporation d/b/a Adams Respiratory Therapeutics (the "SUBLESSEE"), Cardinal Health PTS, LLC, a Delaware limited liability company (the "SUBLESSOR"), and The Estate of James Campbell, Deceased ("LESSOR").


                              W I T N E S S E T H:


      WHEREAS, CCP Investment Properties, Ltd., a Texas limited partnership ("ORIGINAL LANDLORD") and Sublessee have previously executed a document entitled "Industrial Lease Agreement" (as amended as described below, the "LEASE") with regard to 71,108 square feet of lease space currently occupied by Sublessor located at 14801 Sovereign Road, Fort Worth, Texas (the "ORIGINAL PREMISES"); and

      WHEREAS, Original Landlord and Sublessee previously executed a document entitled "Amendment to Industrial Lease Agreement" dated October 29, 1990, and AEW # 14 Corporation, as successor landlord, and Sublessee executed a document entitled "Second Amendment to Industrial Lease Agreement" dated March 15, 1991, both of said amendments relating to the security deposit due under the terms of the Lease; and

      WHEREAS, Metropolitan Life Insurance Company, as successor landlord ("METROPOLITAN"), and Sublessee executed a document entitled "Third Amendment to Industrial Lease Agreement" dated January 27, 1993 (the "THIRD AMENDMENT") which amendment added 36,020 square feet of "Expansion Premises" to the Original Premises; and

      WHEREAS, Metropolitan and Sublessee executed a document entitled "Fourth Amendment to Industrial Lease Agreement" dated July 27, 1993 (the "FOURTH AMENDMENT"), which amendment added 3,000 square feet of "Second Expansion Space" to the Original Premises so that the premises covered by the Lease, as amended by the Third Amendment and the Fourth Amendment, totaled a sum of 110,128 square feet; and

      WHEREAS, Metropolitan and Sublessee executed a document entitled "Fifth Amendment to Industrial Lease Agreement" on January 19, 1995 (the "FIFTH AMENDMENT") which amendment added 36,020 square feet of "Third Expansion Space" to the Premises; and

      WHEREAS, Metropolitan and Medeva Pharmaceuticals, Inc. ("MEDEVA"), as successor to Adams Laboratories, Inc., and Adams Laboratories, Inc., an entity then-new to the Lease and now being Sublessee, executed a document entitled "Partial Assignment and Sixth Amendment to Industrial Lease Agreement" dated February 25, 1998, by which document, among other matters, 1) Sublessee assumed the terms of the Lease as to the Premises as contemplated by the Fourth Amendment, 2) Medeva remained tenant under the Lease as to the 36,020 of "Third Expansion Space" as discussed in the Fifth Amendment, and as to which space the Lease has terminated, and 3) the Lease Term was extended so as to terminate on January 31, 2006 (Terms used and not otherwise defined herein shall have the meaning ascribed to them in the Lease); and


      WHEREAS, Sublessee and Lessor agreed in a document entitled "Seventh Amendment to Industrial Lease Agreement" dated June 1, 2002 (the "SEVENTH AMENDMENT") that the Third Expansion Space was no longer subject to the terms of the Lease and to add 20,000 square feet to the Premises, so that as of June 1, 2002 the Premises consisted of 130,128 square feet (the "PREMISES"); and

      WHEREAS, pursuant to an Assignment and Assumption Agreement and Lessor Consent dated March 24, 2004, Sublessee assigned all of its rights and obligations under the Lease to Sublessor and Sublessor assumed all of such obligations; and

      WHEREAS, Sublessee desires to sublease from Sublessor approximately 7,500 square feet of space in the Building plus approximately 1,040 square feet or warehouse space and Sublessor desires to sublease such space to Sublessee; and

      WHEREAS, Lessor desires to consent to such sublease.

      NOW, THEREFOR, in consideration of the premises, which are incorporated herein by reference, and of the terms, conditions and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Subleased Premises. Sublessor hereby sublets to Sublessee, and Sublessee hereby subleases from Sublessor, approximately 8,540 square feet of 209,088 space located at 14801 Sovereign Road, Fort Worth, Texas (the "SUBLEASED PREMISES"), as further described on EXHIBIT A, attached hereto and incorporated herein by reference.

      2.    Term of Sublease.

            The initial term (the "TERM") of this Sublease Agreement shall commence on April 1, 2004 (the "COMMENCEMENT DATE"), and shall end on the earliest to occur of: (i) January 31, 2006; or (ii) the date of termination under that certain Supply Agreement dated of even date herewith between Sublessor and Sublessee; or (iii) the date on which Sublessor discontinues manufacturing operations in the Premises under the Lease. If the Commencement Date is a date other than the first day of a calendar month or if this Sublease Agreement terminates on a date other than the last day of a calendar month, then the monthly payments of rent due hereunder for such month or months shall be prorated based on the number of days in such month that occur during the Term. Possession of the Subleased Premises shall be delivered to Sublessee on the Commencement Date.

      3.    The Lease.

            (a) Sublessor represents and warrants that it has full right, power and authority under the Lease to enter into this Sublease Agreement, subject to Lessor's consent.

            (b) Except for Paragraphs 2, 3(d), 3(e), 5, 9, (proviso at the end of the fourth sentence), 10 (except the last paragraph of Paragraph 10, which is incorporated) 14, the third, fourth and fifth paragraphs of Paragraph 15, Paragraphs 26, 31, 41, 42, 43 and 44, and Exhibits B, B-1 and C of the Lease, and to the extent not otherwise inconsistent with the agreements expressed in this Sublease Agreement or applicable only to the original parties to the Lease, the terms, provisions, covenants and conditions of the Lease are hereby incorporated herein by reference, modified by the terms of this Sublease or otherwise as appropriate in the circumstances so as to make such incorporated terms, provisions, covenants and conditions applicable only to the subleasing hereunder by Sublessee of the Subleased Premises. For the avoidance of doubt and in furtherance of the foregoing: (i) Sublessor shall perform its covenants and obligations under the Lease which do not require for their performance possession of the Subleased Premises (including, without limitation, the obligation to maintain in full force and effect all insurance required of Sublessor as "tenant" under the Lease) and which are not otherwise to be performed by Sublessee on behalf of Sublessor; and (ii) Sublessee shall perform all affirmative covenants, and shall refrain from performing any act which is prohibited by the negative covenants, of the Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Subleased Premises. Subject to the foregoing, Sublessee shall be subject to, bound by and comply with all of said terms, provisions, covenants and conditions of the Lease with respect to the Subleased Premises, shall satisfy same in accordance with the Lease in favor and for the benefit of both Sublessor and Lessor, and shall not do, suffer or permit anything to be done which might result in an event of default under the Lease or cause the Lease to be terminated or forfeited, it being understood and agreed that wherever in the Lease the word "Tenant" appears, for the purposes of this Sublease Agreement the word "Sublessee" shall be substituted, and wherever in the Lease the word "Landlord" appears, for the purposes of this Sublease Agreement, the word "Lessor" (and, as applicable hereunder, "Sublessor") shall be substituted; that Sublessor shall have and may exercise all rights and remedies granted to Lessor by the Lease; and that, without limitation of the foregoing or any other rights and remedies Sublessor has or may have, upon the breach of any of said terms, provisions, conditions or covenants of the Lease by Sublessee or upon the failure of Sublessee to pay Rent or comply with any of the terms, provisions, conditions or covenants of this Sublease Agreement, Sublessor may exercise any and all rights and remedies granted to Lessor by the Lease. In the event of any conflict between this Sublease Agreement and the Lease, the terms of this Sublease Agreement shall control (unless such conflict would cause a default under the Lease). Whenever the provisions of the Lease incorporated as provisions of this Sublease Agreement require the written consent of Lessor, said provisions shall be construed to require the written consent of both Lessor and Sublessor. Sublessee hereby acknowledges that it has read and is familiar with all the terms of the Lease, and agrees that this Sublease Agreement is subordinate and subject to the Lease and that any termination thereof shall likewise terminate this Sublease Agreement. In addition to the foregoing:

            (a) The exculpation and release of Sublessor and the indemnity in favor of Sublessor and Sublessor's agents and employees in Paragraph 11 of the Lease include, and Sublessor shall not be liable to Sublessee for, any injury, damage, loss, liability, claims, suits, costs, and expenses that would otherwise be covered by such Paragraph 11, EVEN IF THE FOREGOING RESULT FROM AND/OR ARE CAUSED IN PART OR WHOLE BY THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SUBLESSOR.

            (b) Sublessee does not require a Non-Disturbance Agreement pursuant to Paragraph 12 of the Lease.

            (c) The exculpation and release of Sublessor in Paragraph 19(c) of the Lease includes, and Sublessor shall not be liable to Sublessee for, any damages that would otherwise be covered by such Paragraph 19(c), EVEN IF THE FOREGOING RESULT FROM AND/OR CAUSED IN PART OR WHOLE BY THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SUBLESSOR.

            (d) The waiver of claims and subrogation in Paragraph 24 of the Lease include any rights of recovery, claim, action or cause of action that would otherwise be covered by such Paragraph 24, EVEN IF THE FOREGOING RESULT FROM AND/OR ARE CAUSED IN PART OR WHOLE BY THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE PARTY (PARTIES) BENEFITING FROM PARAGRAPH 24.

            (e) It shall be the obligation of Lessor (i) to provide or cause to be provided all services to be provided by Lessor under the terms of the Lease and (ii) to satisfy all obligations and covenants of Lessor made in the Lease. Sublessee acknowledges that Sublessor shall be under no obligation to provide any such services or satisfy any such obligations or covenants, subject to
Section 4(c) below.

            (f) Sublessee's obligations with respect to maintenance, repair, and replacement (including, without limitation, those arising pursuant to Section 8(b) of the Lease, as incorporated herein) shall be limited to those items located on the interior of the Subleased Premises only, and shall specifically exclude, without limitation, those components of building-wide systems that are located within the Subleased Premises but which also serve the remaining portions of the Premises under the Lease.

      4.    Occupancy.


            (a) Sublessee shall use and occupy the Subleased Premises in accordance with the uses set forth in Section 1(g) of the Lease. Sublessee has conducted an inspection, or been afforded the opportunity to inspect, the Subleased Premises and shall accept the Subleased Premises "AS IS," "WHERE IS," and "WITH ALL FAULTS" and without any representation or warranty of suitability or habitability or of any other kind. Sublessor is not required to make any repairs or alterations to prepare the Subleased Premises for Sublessee's occupancy.


            (b) Subject to Section 3(b) hereof, Sublessee covenants that it will occupy the Subleased Premises in accordance with the terms of the Lease and will not suffer to be done or omit to do any act that may result in a violation of or a default under any of the terms and conditions of the Lease, or render Sublessor liable for any charge or expense arising out of, by reason of, or resulting from, Sublessee's failure to perform or observe any of the terms and conditions of the Lease pertaining to the Subleased Premises. Subject to Section 3(b) hereof, Sublessor covenants and agrees that it will timely pay all rent and other sums due under the Lease, and will not otherwise suffer to be done or omit to do any act that may result in a violation of or a default under any of the terms and conditions of the Lease.

            (c) Sublessee agrees that Sublessor shall not be required to perform any of the covenants or obligations of Lessor under the Lease and, insofar as any of the covenants and obligations of Sublessor hereunder are required to be performed under the Lease by Lessor thereunder, Sublessee acknowledges that Sublessor shall be entitled to look to Lessor for such performance. Sublessor hereby grants to Sublessee the right to receive all of the services and benefits with respect to the Subleased Premises which are to be provided by Lessor under the Lease. Any default or failure of performance by Lessor shall not affect this Sublease Agreement or waive or defer any of Sublessee's obligations hereunder, except to the extent that such default or failure of such performance excuses Sublessor's performance under the Lease; provided, however, that in the event of any such default or failure of performance by Lessor, Sublessor shall take such action as may reasonably be required, under the circumstances, to secure such performance upon Sublessee's written request therefor and at Sublessee's cost and expense.

            (d) Sublessor shall not agree to an amendment to the Lease which would have a material adverse effect on Sublessee's occupancy of the Subleased Premises or its use of the Subleased Premises for their intended purposes as of the effective date of this sublease, unless Sublessor shall first obtain Sublessee's prior written approval thereof, which approval shall not be unreasonably withheld or delayed.

      5.    Rent.

            (a) Sublessee shall pay to Sublessor as Basic Rental as for the Subleased Premises during the Term of this Sublease Agreement the amount set forth below:


            Period                                 Monthly Rent
            ------                                 ------------
            Commencement Date to Expiration        $6,118.13

      In addition to the Basic Rental, Sublessee shall also pay to Sublessor all Additional Rent payable by Sublessor under the Lease including self insurance costs, to the extent allocable to the Subleased Premises. For purposes of calculating such Additional Rent, Sublessee's "proportionate share" shall be a fraction, the numerator of which is the space contained in the Subleased Premises (8,540 square feet as of the Commencement Date) and the denominator of which is the entire space contained in the Building (209,088 square feet).

      The respective amounts set forth above shall be paid on or before the 1st day of each month of the Term. If Sublessee fails or refuses to pay any installment of Basic Rental within five (5) business days after the date such installment is due, or Additional Rent within fifteen (15) business days after Sublessee's receipt of written demand therefor, Sublessor shall be entitled to collect a late charge equal to five percent (5%) multiplied by the amount of the late payment to compensate Sublessor for the additional expense involved in handling delinquent payments and not as interest. If the payment of a late charge required by this Section is found to constitute interest notwithstanding the contrary intention of Sublessor and Sublessee, the late charge shall be limited to the maximum amount of interest that lawfully may be collected by Sublessor under applicable law, and if any payment is determined to exceed such lawful amount, the excess shall be applied to any unpaid rent then due and payable hereunder and/or credited against the next succeeding installment of rent payable hereunder. If all rent payable hereunder has been paid in full, any excess shall be refunded to Sublessee.

            (b)    Intentionally Deleted.

      6. Sublessor Rights and Obligations. Upon reasonable advance notice, Sublessor shall be granted access to the Subleased Premises at all times. Sublessor shall not unreasonably interfere with Sublessee's operations in the Subleased Premises in connection with any such access.

      7. Sublessee Rights and Obligations. Sublessee shall be obligated to provide the insurance required under the Lease as it relates to the Subleased Premises and shall name the Sublessor and Lessor as additional insureds under its policies. Sublessee is obligated to provide proof of such insurance to Sublessor on or before the Commencement Date and upon request at any time during the Term (but not more frequently than annually). Sublessee acknowledges that Sublessor will not provide insurance for the Subleased Premises, unless a failure to so provide such insurance would result in a default under the Lease.

      8. Casualty, Condemnation and/or Termination. If the whole or any part of the Subleased Premises shall be taken or condemned in any manner by any competent authority for any public or quasi-public use, or if the Lessor under the Lease shall terminate the Lease as provided in the Lease by reason of casualty or otherwise as permitted therein, in any such event, the term of this Sublease Agreement shall cease and terminate as of the date of vesting of title or such condemnation or termination, as the case may be. If the Lease is not terminated as a result of any casualty loss and Sublessor is entitled under the Lease to a rent abatement or other concession as a result thereof, then Sublessee shall be entitled to Sublessee's "proportionate share" of such abatement or concession unless the effect on the Subleased Premises of such casualty loss shall be substantially disproportionate to the amount of such abatement or concession, in which event the parties shall equitably adjust the abatement or concession as between themselves, based upon the relative impact of the casualty loss.

      9. No Assignment or Subletting. Sublessee, for itself, its successors and assigns, expressly covenants that it shall not assign, mortgage or encumber this Sublease Agreement, or sublet, or suffer or permit the Subleased Premises or any part thereof to be used by others except as provided under the Lease, without the prior written consent of Lessor and Sublessor.

      10. Quiet Enjoyment. Sublessor covenants and agrees with Sublessee that, provided Sublessee pays and performs all of its covenants, agreements and obligations under this Sublease Agreement, Sublessee may peaceably and quietly enjoy the Subleased Premises, subject, nevertheless, to the terms and conditions of this Sublease Agreement and the Lease.

      11. Sublessor. The term "Sublessor" as used in this Sublease Agreement refers to the Tenant under the Lease at the time in question, so that if the Lease shall be assigned, such covenants, conditions and agreements shall be binding upon each successor assignee.

      12.   Indemnity.

            (a) Sublessee shall indemnify and hold Sublessor harmless from and against any all claims and liabilities arising from Sublessee's improvements to and use of the Subleased Premises, and from the conduct of Sublessee's business and from any activity, work or thing done, suffered or permitted by Sublessee in or about the Subleased Premises and shall further indemnify and hold Sublessor harmless from and against any and all claims and liabilities arising from any breach or default in the performance of any obligation on Sublessee's part to be performed under the terms of this Sublease Agreement, or arising from any negligence of Sublessee, or any of Sublessee's agents, and from and against any and all costs, attorney's fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. If any action or proceeding is brought against Sublessor by reason of any such claim, Sublessee, upon notice from Sublessor, shall defend the same at Sublessee's expense utilizing counsel reasonably satisfactory to Sublessor. Sublessee, as a material part of the consideration hereunder to Sublessor, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Subleased Premises arising from any cause (INCLUDING THE NEGLIGENCE OF SUBLESSOR AND EXCLUDING ONLY THE GROSS NEGLIGENCE OF SUBLESSOR) and Sublessee hereby waives all claims in respect thereof against Sublessor. The foregoing agreement to indemnify and hold harmless Sublessor from and against claims and liabilities includes any such claims and liabilities asserted by Lessor against Sublessor.

            (b) Sublessor shall indemnify and hold Sublessee harmless from and against any all claims and liabilities arising from the conduct of Sublessor's business and from any activity, work or thing done, suffered or permitted by Sublessor in or about the Premises under the Lease (but excluding the Subleased Premises) and shall further indemnify and hold Sublessee harmless from and against any and all claims and liabilities arising from any breach or default in the performance of any obligation on Sublessor's part to be performed under the terms of this Sublease Agreement or the Lease, or arising from any negligence of Sublessor, or any of Sublessor's agents, and from and against any and all costs, attorney's fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. If any action or proceeding is brought against Sublessee by reason of any such claim, Sublessor, upon notice from Sublessee, shall defend the same at Sublessor's expense utilizing counsel reasonably satisfactory to Sublessee. Sublessor, as a material part of the consideration hereunder to Sublessee, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Premises under the Lease (but excluding the Subleased Premises) arising from any cause (INCLUDING THE NEGLIGENCE OF SUBLESSEE AND EXCLUDING ONLY THE GROSS NEGLIGENCE OF SUBLESSEE) and Sublessor hereby waives all claims in respect thereof against Sublessee. The foregoing agreement to indemnify and hold harmless Sublessee from and against claims and liabilities includes any such claims and liabilities asserted by Lessor against Sublessee.

      13. Broker's Commission. Each party represents to the other that it has not dealt with any brokers in connection with this transaction, and each representing party will indemnify the other party and hold such other party harmless from and against any and all claims of any broker with respect to a commission or fee in connection with this Sublease Agreement who purports to have acted with or on behalf of the indemnifying party.

      14. Miscellaneous Costs. Sublessee shall reimburse Sublessor for the legal and other expenses incurred by Lessor in connection with the review of this Sublease Agreement within thirty (30) days of receipt of an invoice therefor.

      15. Attorney's Fees. If Sublessor, or Sublessee shall commence an action against the other arising out of or in connection with this Sublease Agreement, the prevailing party shall be entitled to recover its costs of suit and reasonable attorney's fees.

      16. Consent of Lessor Under Lease. Lessor hereby consents to this Sublease Agreement. Lessor's consent shall be deemed to evidence Lessor's agreement that Sublessee shall be entitled to the benefit of any waiver of claims and waiver of subrogation rights for damage to Lessor's property contained within the Lease for the benefit of Sublessor, to the same extent as if such waivers were originally made in favor of Sublessee.

      17. Notices. Any and all notices that are or may be required to be given pursuant to the terms of this Sublease Agreement or the Lease shall be sent by Certified Mail, Return Receipt Requested or overnight courier service to the parties hereto at their respective addresses set forth below. Any notice given pursuant to this Sublease Agreement shall be in writing and will be deemed given to a party when (a) received or rejected by addressee, if sent by Certified Mail, Return Receipt Requested or (b) the next business day following deposit with a nationally recognized overnight courier service.

            SUBLESSOR:                         SUBLESSEE:

            Cardinal Health PTS, LLC           Adams Laboratories, Inc. d/b/a
            14 School House Road               Adams Respiratory Therapeutics
            Somerset, NJ 08873                 409 Main Street
            Telecopier: 732-537-6491           Chester, NJ 07930
            Attention:  Legal Department       Telecopier No: (908)
            879-9784


                                               LESSOR:

                                               The Estate of James Campbell
                                               c/o_______________________


      18. Binding Effect. The covenants, conditions and agreements contained herein shall be binding upon and inure to the benefit of Sublessor and Sublessee and their respective heirs, executors, administrators, successors and permitted assigns.

      19. Governing Law. This Sublease Agreement is entered into in the State of Texas, and its validity and interpretation shall be construed in accordance with the laws of that State.

      IN WITNESS WHEREOF, Sublessor, Sublessee and Lessor have each caused this Sublease Agreement to be executed by its duly authorized partner or officer and the appropriate corporate seals have been hereunto affixed all as of the day and year first written.



                                             SUBLESSOR:



ATTEST:                                      CARDINAL HEALTH PTS, LLC




By:  __________________ [Corporate Seal]     By:  ____________________ (Seal)


Its:  __________________                     Its:  ____________________





                                             SUBLESSEE:





ATTEST:                                      ADAMS LABORATORIES, INC., D/B/A
                                             ADAMS RESPIRATORY THERAPEUTICS




By:  __________________ [Corporate Seal]     By:  ____________________ (Seal)


Its:  __________________                     Its:  ____________________





                                             LESSOR:





ATTEST:                                      THE ESTATE OF JAMES CAMPBELL,
                                             DECEASED




By:  __________________ [Seal]               By:  ____________________ (Seal)

Its:  __________________                     Its:  ____________________

                                                                       Exhibit F

                          TRANSITION SERVICES AGREEMENT

      THIS TRANSITION SERVICES AGREEMENT (the "AGREEMENT") is made and entered into as of April 1, 2004 (the "EFFECTIVE DATE") by and between Adams Laboratories, Inc., a Texas corporation d/b/a Adams Respiratory Therapeutics ("ADAMS"), and Cardinal Health PTS, LLC, a Delaware limited liability company ("CARDINAL").

                              W I T N E S S E T H:

      A. Adams and Cardinal are party to that certain Asset Purchase Agreement (the "PURCHASE AGREEMENT") dated as of March 24, 2004 whereby Cardinal is acquiring certain tangible and intangible property from Adams (the "TRANSFERRED BUSINESS"); and

      B. Adams and Cardinal, in connection with the Transferred Business, wish to enter into an arrangement whereby each party will provide certain services to the other on the terms and subject to the conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing recitals and of the respective covenants, agreements, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


      1. Provision of Services. To facilitate an orderly transition of operations of the Transferred Business, Adams shall perform and provide to Cardinal the services described in Section A of Part I of the Schedule of Services attached hereto as EXHIBIT A (the "SCHEDULE OF SERVICES") and Cardinal shall perform and provide to Adams the services described in Section B of Part I and in Part II of the Schedule of Services. Cardinal shall have no obligation to provide such services in a manner that would disrupt normal manufacturing activities. Cardinal shall provide Adams with advance notice of plans to move services of the type provided under this Agreement to a location other than the Fort Worth, Texas facility where the Transferred Business is conducted.

      2. Charges for Services. The (a) charge for the services in Part II of the Schedule of Services to be provided by Cardinal shall be equal to *% of Cardinal's cost of providing the services or as otherwise agreed by the parties,
(b) charge for services provided to Adams by Cardinal through Jay Hamilton shall be equal to Cardinal's cost for such services and (c) charge for customer shipping performed by Cardinal on behalf of Adams, if any, shall be equal to Cardinal's customary charge for such services. Except as provided in the preceding sentence, neither party to this Agreement be shall be charged for the services provided by the other under Part I of the Schedule of Services.

      3. Term; Termination.

      3.1 Term. (a) With respect to those services set forth on Part I of the Schedule of Services, the term of this Agreement shall commence on the Effective Date and shall continue,

-------------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

subject to earlier termination as provided herein, for a term of 90 days and thereafter shall continue on a month to month basis unless terminated by either party.

            (b) With respect to those services set forth on Part II of the Schedule of Services, the term of this Agreement shall commence on the Effective Date and shall continue until the later of (I) the date Cardinal discontinues commercial manufacturing operations at the Plant or (II) September 30, 2005.

      3.2 Termination. After the initial term (as set forth in Section 3.1(a)), either party may terminate this Agreement upon thirty (30) days written notice to the other party. If a party shall materially breach this Agreement and shall have failed to cure such breach or undertake substantial efforts towards the cure of the breach within thirty (30) days of the receipt from the other party of written notice of such material breach, the non-breaching party may terminate this Agreement.

      4. Miscellaneous.

      4.1 Successors and Assigns. Cardinal may assign its rights and obligations
(a) to any Cardinal Affiliate (as defined in the Purchase Agreement), or (b) in connection with any merger, stock exchange or sale of any part of its business to an assignee that provides reasonably satisfactory business and financial assurances to Adams and that expressly assumes the obligations of Cardinal hereunder, in which case such assignment shall constitute a release of Cardinal of its obligations with respect to this Agreement. Adams may assign its rights and obligations (a) to any Affiliate (as defined in the Purchase Agreement) of Adams, or (b) in connection with any merger, stock exchange or sale of any part of its business to an assignee that provides reasonably satisfactory business and financial assurances to Cardinal and that expressly assumes the obligations of Adams hereunder, in which case such assignment shall constitute a release of Adams of its obligations with respect to this Agreement. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of each party hereto.

      4.2 Notice. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telecopier or by registered or certified mail, postage prepaid, as follows:


            If to Cardinal, to:

            Cardinal Health PTS, LLC
            14 Schoolhouse Road
            Somerset, New Jersey 08873
            Telecopier No.:  (732) 537-6491
            Attention:  Legal Department

            If to Adams, to:

            Adams Laboratories, Inc.
            Colonial Court
            409 Main Street
            Chester, New Jersey 07930
            Telecopier No: (908) 879-9784
            Attention: Walter E. Riehemann, Esq.

or to such other address or telecopier number as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telecopied or mailed.

      4.3 Counterparts; Pronoun. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person(s) may require.

      4.4 Confidentiality. From time to time Adams and Cardinal may provide confidential business and technical information to one another either by design or inadvertently as a result of the provision of services under this Agreement. All such information (i) disclosed by one party to the other or (ii) discovered by one party about the other or about the customers, prospective customers, suppliers and others having business dealings with the other (collectively, "Confidential Information") shall be kept confidential by the party receiving or discovering such Confidential Information and the party receiving or discovering such Confidential Information shall not make use of the Confidential Information, except to discharge its obligations under this Agreement or any other agreement between Adams and any Cardinal Affiliate (as defined in the Purchase Agreement). Neither party shall disclose any Confidential Information of the other to any person or firm unless previously authorized in writing to do so; provided, however, that the party receiving any Confidential Information may disclose same to its responsible officers, employees, agents and representatives who require said information in order to perform its obligations under this Agreement or any other agreement between Adams and any Cardinal Affiliate, provided that said persons shall have assumed like obligations of confidentiality. Any other provision hereof to the contrary notwithstanding, it is expressly understood and agreed by the parties hereto that the obligations of confidence and non-use herein assumed shall not apply to any information which:
(a) is lawfully, at the time of disclosure or thereafter so becomes, a part of the public domain; (b) was otherwise in the receiving party's lawful possession prior to disclosure; (c) is hereafter lawfully disclosed to the receiving party by a third party who is not in violation of an obligation of confidentiality to the disclosing party relative to said information; or (d) is, by mutual agreement of the parties hereto, released from a confidential status. Upon reasonable request, each of Adams and Cardinal shall cause any of its employees, contractors, agents or representatives to execute an agreement binding such person to confidentiality provisions substantially identical to the foregoing. The provisions of this Section 5.3 shall survive the expiration or earlier termination of this Agreement for a period of ten years. Nothing in this Agreement shall restrict either party from using or disclosing information related to the other party properly obtained in the course of other business relationships for any proper purpose otherwise permitted. Adams acknowledges Cardinal and the Cardinal Affiliates have and continue to acquire and develop substantial know-how, expertise and information relating to the pharmaceutical business and related industries including without limitation relating to the manufacture of tablets and other products. Nothing in this Agreement shall be deemed to restrict in any manner the ability of Cardinal and the Cardinal Affiliates to engage in manufacturing and related activities. The foregoing shall not be construed as a license to any patented intellectual property of Adams. In the event of a conflict between this
Section 4.4 and Section 8.9 of the Purchases Agreement, the terms of the Purchase Agreement will govern.

      4.5 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware without regard to the principles of conflict of laws thereof.

      4.6 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

      4.7 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder or this Agreement and such provisions as applied to other persons, places and circumstances shall not be effected thereby and remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date of this Agreement was executed or last amended.

      4.8 Entire Agreement. This Agreement, along with the Schedule hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, as distinguished from any other contractual arrangements between the parties, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to the subject matter hereof. No amendment hereof shall be deemed valid unless in writing and signed by the parties hereto, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto or by a writing signed by the parties hereto.

      4.9 Waiver of Breach. The waiver of any of the provisions of this Agreement by any party shall be limited to the particular instance involved and shall not be deemed to be a continuing waiver or to waive any other rights of the same or any other terms of this Agreement.



                            [Signature page follows]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Transition Services Agreement under seal as of the day and year first above written.


ADAMS LABORATORIES, INC.                  CARDINAL HEALTH PTS, LLC


By:                                       By:
   ---------------------------------         ---------------------------------
Name:                                     Name:
      ------------------------------           -------------------------------

Title:                                    Title
      ------------------------------           -------------------------------

                                    EXHIBIT A

                              SCHEDULE OF SERVICES


Part I - Mutual Services


A. Adams Services for Cardinal

Information Technology Support

Transition of financial control systems

Transition of Telephone and data transmission services

Transition of email server

Shipping to Customers

Transition of Utilities

Mail Transfer Support

Services of Mark Nutall (10 hours per week)


B. Cardinal Services for Adams

Transition of financial control systems

Information Technology Support

Return Product Shipment (Adams to pay shipping charges)_

Electronic file transfer support

Mail Transfer Support

Services of JoAn Eden (10 hours per week)






Part II -- Cardinal Services for Adams


Cardinal shall provide development services relating to Mucinex(R), Mucinex(R) D, Mucinex(R) DM products and line extensions of such products of the type performed by Adams personnel at the Fort Worth facility prior to the closing of the Purchase Agreement as provided for below (the "PRODUCTS"). For clarification, these services consist primarily of stability testing, method development and validation, formulation support and raw material testing.

Process

Adams will submit a project development request with proposed completion milestones for Products. Cardinal shall review each such request and provide Adams with a statement of work ("SOW") setting forth the proposed activities, a projected timeline and budget, and such other matters as the parties may agree. Following Adams' written approval of an SOW, Cardinal shall undertake to perform the services set forth in the SOW on the terms and conditions set forth therein. Upon mutual approval, each SOW shall be incorporated into this Agreement. In the event of any conflict between the terms of an SOW and this Agreement, the terms of the SOW shall prevail.

Guidelines

It is understood that Cardinal will make appropriate technical staff available for discussions as necessary or appropriate to perform the requested services and that Cardinal shall, upon reasonable request, comply with Adams' requests for data in support of filings/submissions or other related FDA requests and afford Adams reasonable opportunity to participate in any investigations relating to Adams' Products.

Nothing in this Agreement shall obligate Adams to use Cardinal as Adams' exclusive provider of services of the type described in this Services Schedule. If Cardinal is unable to perform particular analyses or other services requested by Adams for Products, Cardinal may, with the consent of Adams not to be unreasonably withheld, send samples to a third party for testing or analysis or otherwise engage a third party to subcontract services contemplated by this Agreement. Otherwise, Adams may engage a third party to provide such services.

Adams' inspection and audit rights relating to services described above shall be conducted pursuant to the same terms and conditions as set forth in the Supply Agreement entered into concurrent with this Agreement.


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